Exhibit 10.1

CREDIT AGREEMENT

October 14, 2010

by and among

SILVERTHORNE OPERATING LLC,
NGL SUPPLY, LLC,
HICKSGAS, LLC,
NGL SUPPLY RETAIL, LLC,
NGL SUPPLY WHOLESALE, LLC,
and
NGL SUPPLY TERMINAL COMPANY, LLC,
as joint and several Borrowers,

SILVERTHORNE ENERGY PARTNERS LP
and
CERTAIN SUBSIDIARIES OF SILVERTHORNE ENERGY PARTNERS LP,
as Guarantors,

EACH OF THE FINANCIAL INSTITUTIONS WHICH IS
A SIGNATORY HERETO OR
WHICH MAY FROM TIME TO TIME
BECOME A PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent for such Financial Institutions

and

WELLS FARGO SECURITIES LLC,
BNP PARIBAS SECURITIES CORP.,
and
HARRIS N.A.
as Joint Lead Arrangers and Bookrunners

i

	5.8 Subsidiaries	74
	5.9 Representations by Others	75
	5.10 Permits, Licenses, Etc.	75
	5.11 ERISA	75
	5.12 Title to Properties; Possession Under Leases	75
	5.13 Assumed Names	76
	5.14 Investment Company Act	76
	5.15 Public Utility Holding Company Act	76
	5.16 [Reserved]	76
	5.17 Environmental Matters	76
	5.18 No Change in Credit Criteria or Collection Policies	77
	5.19 Solvency	77
	5.20 Status of Receivables and Other Collateral	77
	5.21 Transactions with Related Parties	78
	5.22 Intellectual Property	78
	5.23 Related Businesses	78
	5.24 Material Leasehold Properties	79
	5.25 Security Interests	79
	5.26 Deposit Accounts	79
	5.27 Initial Contribution Documents	79
	5.28 Compliance with Laws and Agreements	80

6.	Affirmative Covenants	80
	6.1 Businesses and Properties	80
	6.2 Taxes	80
	6.3 Financial Statements and Information	81
	6.4 Inspections and Field Examinations	82
	6.5 Further Assurances	83
	6.6 Books and Records	83
	6.7 Insurance	83
	6.8 ERISA	84
	6.9 Use of Proceeds	84
	6.10 Borrowers; Guarantors; Joinder Agreements	85
	6.11 Notice of Events	86
	6.12 Environmental Matters	86
	6.13 End of Fiscal Year	86
	6.14 Pay Obligations and Perform Other Covenants	86
	6.15 Collection of Receivables	87
	6.16 Receivables and Other Collateral Matters	87
	6.17 Rent and Charges Reserve	87
	6.18 Hedging Strategy	88
	6.19 Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral	88

7.	Negative Covenants	90
	7.1 Indebtedness	90
	7.2 Liens	91

	7.3 Contingent Liabilities	93
	7.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets	93
	7.5 Nature of Business	95
	7.6 Transactions with Related Parties	95
	7.7 Investments, Loans	95
	7.8 ERISA Compliance	96
	7.9 Trade Credit Extensions	97
	7.10 Change in Accounting Method	97
	7.11 Redemption, Dividends, Equity Issuance, Distributions and Payments	97
	7.12 Financial Covenants	98
	7.13 [Reserved]	98
	7.14 Sale of Receivables	98
	7.15 Sale and Lease-Back Transactions	98
	7.16 Change of Name or Place of Business	99
	7.17 Restrictive Agreements	99
	7.18 Tax Consolidation	99
	7.19 Deposit Accounts	99
	7.20 Organizational Documents; Tax Sharing Agreements	99
	7.21 Initial Contribution Documents	100

8.	Events of Default and Remedies	100
	8.1 Events of Default	100
	8.2 Remedies Cumulative	103

9.	The Agent	103
	9.1 Appointment, Powers and Immunities	103
	9.2 Reliance	104
	9.3 Defaults	104
	9.4 Rights as a Lender	104
	9.5 Indemnification	105
	9.6 Non-Reliance on Agent and Other Lenders	105
	9.7 Failure to Act	105
	9.8 Resignation of Agent	106
	9.9 Syndication Agents; Bookrunners	106

10.	Miscellaneous	107
	10.1 No Waiver	107
	10.2 Notices	107
	10.3 Governing Law	107
	10.4 Survival; Parties Bound	107
	10.5 Counterparts	108
	10.6 Limitation of Interest	108
	10.7 Survival	108
	10.8 Captions	109
	10.9 Expenses, Etc.	109
	10.10 Indemnification	109
	10.11 Amendments, Waivers, Etc.	110

10.12 Successors and Assigns	111
10.13 Entire Agreement	114
10.14 Severability	115
10.15 Capital Adequacy	115
10.16 Taxes	116
10.17 [Reserved]	119
10.18 Right of Setoff	119
10.19 Waiver of Right to Jury Trial	120
10.20 Collateral Releases	120
10.21 Secured Hedging and Bank Product Obligations	121
10.22 Guaranty	121
10.23 Construction	124
10.24 Joint and Several Obligations	124
10.25 USA Patriot Act	124
10.26 Jurisdiction; Service of Process	124
10.27 Confidentiality	125

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	-	Form of Working Capital Revolving Credit Note
Exhibit B	-	Form of Acquisition Revolving Credit Note
Exhibit C		Form of Swingline Note
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Request for Extension of Credit
Exhibit F	-	Form of Rate of Section Notice
Exhibit G	-	Form of Borrowing Base Certificate
Exhibit H		Form of Mortgage
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Patent Security Agreement
Exhibit K	-	Form of Trademark Security Agreement
Exhibit L	-	Form of Copyright Security Agreement
Exhibit M	-	Form of Assignment And Acceptance
Exhibit N	-	Form of Certificate of Effectiveness

Schedule 1.1A	-	Revolving Credit Commitments
Schedule 1.1B	-	Material Leasehold Properties
Schedule 1.4	-	Responsible Officers
Schedule 4.2(w)-1	-	List of Closing Date Mortgaged Properties
Schedule 4.2(w)-2	-	List of Endorsements
Schedule 4.3	-	Post-Closing Matters
Schedule 5.3	-	Governmental Authorization
Schedule 5.5	-	Material Litigation
Schedule 5.8	-	Subsidiaries, Jurisdictions of Foreign Qualification; Capitalization
Schedule 5.13	-	Assumed Names
Schedule 5.17	-	Environmental Matters
Schedule 5.22	-	Intellectual Property
Schedule 5.25	-	Financing Statements
Schedule 5.26	-	Deposit Accounts
Schedule 7.1	-	Indebtedness
Schedule 7.2	-	Liens
Schedule 7.6	-	Permitted Affiliated Transactions

v

Schedule 7.7	-	Closing Date Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this “Agreement”) is made and entered into effective as of October 14, 2010, by and among SILVERTHORNE ENERGY PARTNERS LP, a Delaware limited partnership (“Parent”), SILVERTHORNE OPERATING LLC, a Delaware limited liability company (“Silverthorne”), each subsidiary of Silverthorne listed as a “Borrower” on the signature pages hereto (together with Silverthorne, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of Parent listed as a “Guarantor” on the signature pages hereto, each of the financial institutions which is a signatory hereto or which may from time to time become a party hereto (individually, a “Lender” and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders provide a credit facility to the Borrowers to finance their mutual and collective business enterprise, and the Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Definitions

1.1           Certain Defined Terms.  Unless a particular word or phrase is defined therein or the context otherwise requires, capitalized words and phrases used in the other Loan Documents have the meanings provided below.  As used in this Agreement, the following terms shall have the following meanings:

“Accounts” has the meaning assigned to such term in the UCC.

“Acquisition Commitment Percentage” means, with respect to any Acquisition Revolving Lender, with respect to Acquisition Revolving Loans, (a) prior to the termination of the Total Acquisition Revolving Commitment, the ratio, expressed as a percentage, of such Acquisition Revolving Lender’s Acquisition Revolving Commitment to the Total Acquisition Revolving Commitment, and (b) after the termination of the Total Acquisition Revolving Commitment, the ratio, expressed as a percentage, of the amount of such Acquisition Revolving Lender’s outstanding Acquisition Revolving Loans to the aggregate amount of all outstanding Acquisition Revolving Loans; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Acquisition Revolving Commitment shall be disregarded in such calculation, subject to Section 10.11.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrowers or any other Credit Party in exchange for, or as part of, or in connection with, such Permitted Acquisition, whether paid in cash or by exchange of equity interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrowers or any other Credit Party.

“Acquisition Documentation” means, the acquisition agreement, the purchase agreement or any similar agreement with the seller(s), and all material schedules, exhibits and annexes thereto and all side letters and agreements materially affecting the terms thereof or entered into to effectuate any Permitted Acquisition, including any Permitted Non-Compete Agreement.

“Acquisition Revolving Lenders” means, as of any date of determination, Lenders having an Acquisition Revolving Loan Commitment.

“Acquisition Revolving Commitment” means, with respect to each Acquisition Revolving Lender, the commitment, if any, of such Acquisition Revolving Lender to make Acquisition Revolving Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Acquisition Revolving Lender’s Acquisition Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.4, (b) a Reallocation Request, and (c) assignments by or to such Acquisition Revolving Lender pursuant to Section 10.12.  The initial amount of each Acquisition Revolving Lender’s Acquisition Revolving Commitment is set forth on Schedule 1.1A hereto, or in the Assignment and Assumption pursuant to which such Acquisition Revolving Lender has assumed its Acquisition Revolving Commitment, as applicable.  The initial aggregate amount of the Acquisition Revolving Lenders’ Acquisition Revolving Commitments as of the Closing Date is $100,000,000.

“Acquisition Revolving Credit Notes” means the promissory notes, each substantially in the form of Exhibit B attached hereto, of the Borrowers evidencing the Acquisition Revolving Loans, payable to the order of the respective Acquisition Revolving Lenders in the amount of such Lender’s Acquisition Revolving Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor.  “Acquisition Revolving Credit Note” means any of such promissory notes.

“Acquisition Revolving Exposure” means, with respect to any Acquisition Revolving Lender at any time, the sum of the outstanding principal amount of such Acquisition Revolving Lender’s Acquisition Revolving Loans.

“Acquisition Revolving Loans” means the Acquisition Revolving Loans made pursuant to Section 2.1.  “Acquisition Revolving Loan” means one of such Acquisition Revolving Loans.

“Additional Mortgage” has the meaning specified for such term in Section 6.19(b)(A).

“Additional Mortgage Policies” has the meaning specified for such term in Section 6.19(b)(F).

“Additional Mortgaged Property” has the meaning specified for such term in Section 6.19(b).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves and (b) the Applicable Margin.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” of any Person means any other Person which controls or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of securities or by contract.  Without limiting the generality of the foregoing, control of the right to vote 10% or more of all voting securities of a Person or beneficial ownership of 10% of the outstanding equity interests in such Person shall be deemed to be control.

“Agent” has the meaning specified in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the sum of (a) the greatest of (i) the Prime Rate (computed on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable) in effect on such day, (ii) the Federal Funds Effective Rate (computed on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable) in effect for such day plus ½ of 1%, and (iii) the Adjusted LIBOR Rate (determined without regard to clause (b) in the definition thereof) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (b) the Applicable Margin.  For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.  If for any reason the Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) and/or (a)(iii), as applicable, until the circumstances giving rise to such inability no longer exist.

“Alternate Base Rate Borrowing” means, as of any date, that portion of the principal balance of the Loans bearing interest at the Alternate Base Rate as of such date.

“Annual Audited Financial Statements” means (a) the annual audited financial statements of the Parent and its Subsidiaries, including all notes thereto, which statements shall include, on a consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a statement of changes in equity and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year (to the extent that the Parent was in existence during such previous fiscal year) and accompanied by a report and opinion of independent certified public accountants with Grant Thornton LLP or an accounting firm of national standing reasonably acceptable to the Agent, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”), except that such report may contain qualifications with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP, (b) annual unaudited consolidating financial statements of the Parent and its Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail, and (c) annual unaudited business line financial statements of the Parent and its Subsidiaries prepared in reasonable detail.

“Applicable Commitment Fee Percentage” means, with respect to any Commitment Fee, a rate per annum of 0.50%.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Borrowing and such Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing.

“Applicable Margin” means, with respect to any Loan, the applicable rate per annum determined in accordance with this definition.  As of the end of each fiscal quarter of the Credit Parties, commencing with the fiscal quarter ending December 31, 2010, the Applicable Margin for Loans shall be adjusted upward or downward, as applicable, to the respective percentages shown in the table below based on the Leverage Ratio as of the end of such fiscal quarter.  For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective five Business Days after the Compliance Certificate of the Credit Parties with respect to such fiscal quarter has been delivered to and received by the Agent in accordance with the terms of Section 6.3(d); provided, however, if any such Compliance Certificate is not delivered in a timely manner as required under the terms of Section 6.3(d), the Applicable Margin for Loans from the date such Compliance Certificate was due until five Business Days after Agent and Lenders receive the same will be the applicable rate per annum set forth below in Category 4; provided further, that the Applicable Margin from and after the Closing Date and continuing until the first upward or downward adjustment of the Applicable Margin for Loans, as hereinabove provided, shall be the applicable rate per annum set forth below in Category 3; provided further, that if the Equity Raise has not been completed by April 14, 2011, each percentage set forth in the table below shall be automatically increased by 0.25%.

Leverage Ratio	Per Annum Percentage for Revolving Credit LIBOR Borrowings	Per Annum Percentage for Revolving Credit Alternate Base Rate Borrowings
Category 1: Less than or equal to 2.00 to 1.00	3.00%	2.00%
Category 2: Less than or equal to 3.00 to 1.00 but greater than 2.00 to 1.00	3.25%	2.25%
Category 3: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	3.50%	2.50%
Category 4: Greater than 3.50 to 1.00	3.75%	2.75%

Without limitation of any other provision of this Agreement or any other remedy available to the Agent or the Lenders under any of the Loan Documents, to the extent that any financial statements delivered by the Borrowers pursuant to Section 6.3 shall be incorrect in any manner in respect any period and the Borrower’s Agent or any other Credit Party shall deliver to the Agent and/or the Lenders corrected financial statements for such period, the Agent may recalculate the Leverage Ratio for such period based upon such corrected financial statements, and, if such recalculation results in a Leverage Ratio that would have caused the Applicable Margin for such period to have been higher than under the prior calculations, then upon written notice thereof to the Borrower’s Agent, the Loans shall bear interest based upon such recalculated Applicable Margin for such period retroactively from the date of delivery of the erroneous financial statements in question.

“Applications” means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form and otherwise in such form acceptable to the applicable Issuing Bank, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of the Borrower’s Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” has the meaning specified in Section 10.12(c).

“Availability” means at any time (a) the lesser at such time of (i) the Total Working Capital Revolving Commitments (as such amount may have been reduced or increased in accordance with the provisions of this Agreement) and (ii) the Borrowing Base as of such time, less (b) the aggregate amount of each Working Capital Revolving Lender’s Working Capital Revolving Exposure at such time.

“Available Cash” has the meaning ascribed to such term in the Agreement of Limited Partnership of the Parent as in effect as of the Closing Date.

“Bank Products” means any of the following a Lender Party provides to, or enters into with, a Credit Party:

(a)           any deposit, lockbox or other cash management arrangement; or

(b)           any other traditional commercial bank product, service or agreement pursuant to which a Credit Party or Subsidiary of a Credit Party may be indebted or owe obligations to a Lender or one of its Affiliates, including credit cards for commercial customers (including “commercial credit cards” and purchasing cards), stored value cards and treasury management services (including controlled disbursement, automated clearinghouse transactions, returned items, overdrafts and interstate depository network services).

“Borrower” or “Borrowers” has the respective meanings specified in the preamble of this Agreement.

“Borrowers’ Agent” means Silverthorne, in its capacity as agent for the Borrowers and the other Credit Parties, as more fully described in Section 1.4(b).

“Borrowing Base” means, as of any date, the amount of the then most recent computation of the Borrowing Base, determined by calculating the amount equal to the following:

(a)           85% of Eligible Accounts; plus

(b)           80% of the Market Value of the sum of (i) Eligible Inventory minus (ii) 50% of the Fully Prepaid Inventory Volume; plus

(c)           the Pledged Cash and Permitted Investment Securities (if any) held in a Special Collateral Account.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 6.3(g) subject to immediate adjustment as a result of reductions in the amount of Pledged Cash and Permitted Investment Securities held in a Special Collateral Account based on the amount specified as Pledged Cash and Permitted Investment Securities in the most recently delivered Borrowing Base Certificate.

“Borrowing Base Certificate” means a certificate completed in the form of Exhibit G attached hereto, signed by a Responsible Officer of the Borrowers’ Agent, and otherwise in Proper Form.

“Borrowing Base Deficiency” occurs if at any time the total Working Capital Revolving Exposure exceeds the Borrowing Base then in effect.

“Business Day” means a day when the principal office in New York City of the Agent is open for business and the Lenders’ Applicable Lending Offices are generally open for business;

provided, however, that with respect to LIBOR Borrowings, Business Day means a Business Day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.

“Business Entity” means corporations, partnerships, joint ventures, joint stock associations, business trusts, limited liability companies, unlimited liability companies, and other business entities.

“Capital Expenditures” means, with respect to any Person for any period, all capital expenditures of such Person, on a consolidated basis, for such period determined in accordance with GAAP.

“Capital Lease Obligations” means the obligations of a Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Cash Dividends” means, with respect to any Person for any period, all cash dividend and cash distribution payments actually made on any Equity Interests of such Person for such period.

“Certificate of Effectiveness” means a certificate of effectiveness in the form of Exhibit N hereto to be executed by the Borrowers’ Agent pursuant to Section 4.2.

“Change of Control” means the occurrence of any of the following events: (a) Parent fails to directly own and control beneficially and of record (free and clear of all Liens other than Liens in favor of the Agent) 100% of the Equity Interests of each Credit Party (other than as a result of a Permitted Disposition of all, but not less than all, of the Equity Interests in a Credit Party which Permitted Disposition would result in such Credit Party no longer being a Credit Party hereunder); (b) the General Partner shall fail to directly own and control beneficially and of record (free and clear of all Liens other than Liens in favor of the Agent) 100% of the general partner interests of the Parent; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the Equity Interests of the General Partner or the voting Equity Interests of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (d) any Person or two or more Persons (excluding any Permitted Holder) acting in concert shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the General Partner, Parent or any Borrower, or control over the voting Equity Interests the General Partner, Parent or any

Borrower on a fully-diluted bases (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 30% or more of such voting Equity Interests; (e) a majority of the members of the board of managers or other equivalent governing body of the General Partner (excluding vacant seats) cease to be composed of individuals whose election or nomination to that board or equivalent governing body was approved by the managers so approved; (f) the Krimbill Parties cease to own 100% of the Equity Interests of the General Partner and the Parent owned by the Krimbill Parties as of the Closing Date, or any Krimbill Party ceases to be directly or indirectly controlled by Michael Krimbill (other than following the transfer of all of such Krimbill Party’s Equity Interests in the General Partner and the Parent to another Krimbill Party), or (g) prior to an IPO, Michael Krimbill ceases to be the most senior officer of the General Partner with day to day responsibility for the management and operations of the Credit Parties and, within 10 Business Days following his departure from such position, an individual suitable to the Agent has not been appointed to the position.

“Clean Down Amount” means the average amount of the Working Capital Revolving Exposure during the latest Clean Down Period.  For the period from the Closing Date until completion of the first Clean Down Period, the Clean Down Amount shall be deemed to be zero.

“Clean Down Period” has the meaning specified for such term in Section 2.5(g).

“Closing Date” means the date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 10.11).

“Closing Date Mortgage Policy” has the meaning specified for such term in Section 4.2(w).

“Closing Date Mortgaged Property” has the meaning specified for such term in Section 4.2(w).

“Closing Date Mortgages” has the meaning specified for such term in Section 4.2(w).

“Code” means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Collateral” means all collateral and security as described in the Security Documents.

“Commitment” means, as to any Lender, the obligation of such Lender subject to the terms and conditions of this Agreement to make Acquisition Revolving Loans in a principal amount not exceeding such Lender’s Acquisition Revolving Commitment, and to make Working Capital Revolving Loans and incur liability for the Letter of Credit Exposure Amount and the Swingline Loans in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount set forth as such Lender’s Working Capital Revolving Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.1A attached hereto, as each may be adjusted from time to time pursuant to other provisions of this Agreement, and Commitments means all such Commitments of the Lenders, as so adjusted.

“Commitment Fee”, with respect to any Revolving Lender, has the meaning assigned to it in Section 2.3.

“Commitment Percentage” means, with respect to any Revolving Lender, such Revolving Lender’s Acquisition Commitment Percentage and/or Working Capital Commitment Percentage, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto and otherwise in Proper Form.

“Concentration Limit” means, with respect to any account debtor owing any Account to any Credit Party, the maximum amount of Accounts from such account debtor which may be included as Eligible Accounts, expressed as a percentage of the total amount of Accounts owing to the Credit Parties by all account debtors, which percentage shall be 10%.

“Consequential Loss” means, with respect to (a) the Borrowers’ payment of principal of or interest on a LIBOR Borrowing on a day prior to the last day of the applicable Interest Period, (b) the Borrowers’ failure to borrow or convert a LIBOR Borrowing on the date specified by the Borrowers’ Agent for any reason, or (c) any cessation of the Adjusted LIBOR Rate to apply to the Revolving Loans or any part thereof pursuant to Section 2.9, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any of the Lenders or the Agent as a result thereof, including any loss of anticipated profit or any interest paid by any of the Lenders to lenders of funds borrowed by it to make or carry the Revolving Loans and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Revolving Loans.

“Consolidated EBITDA” means, for any period, for the Credit Parties on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) income tax expense, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) any extraordinary non-cash charges for such period, and (v) any other non-cash charges for such period (but excluding any non-cash charges in respect of an item that was included in Consolidated Net Income in a prior period), and minus (b) the following to the extent included in Consolidated Net Income: (i) extraordinary gains and any non-cash items of income for such period and (ii) all cash payments made during such period in respect of non-cash charges described in clause (a)(v) above in a prior period; provided, however, that the results of operations of all Persons in which the Credit Parties have an ownership interest (other than another Credit Party) shall only be included in Consolidated EBITDA to the extent that the relevant Credit Party actually receives cash distributions in respect of its ownership interests in such Person during such period for which Consolidated EBITDA is being calculated (provided that in the event of any Disposition of the Credit Parties’ ownership interests in such Person, any cash distributions received by the Credit Parties in respect of such Disposition included in the calculation of Consolidated EBITDA shall be deducted therefrom for such period).  Consolidated EBITDA shall be calculated for each period, on a pro forma basis, after giving effect to, without duplication, any Major Permitted Business Expansion Project, any Permitted Acquisition and any Material Disposition occurring during each period, as the case may be, and as if such Major Permitted Business Expansion

Project, Permitted Acquisition and Material Disposition occurred or was completed on the first day of such period.  In making the pro forma calculation contemplated by the preceding sentence, adjustments to Consolidated EBITDA attributable to any such Major Permitted Business Expansion Project, Permitted Acquisition or Material Disposition shall be determined in good faith by the Borrowers based on reasonable assumptions; provided, however, that (A) any pro forma adjustments to Consolidated EBITDA shall be acceptable to the Agent, (B) no such pro forma adjustments shall be allowed unless, not less than 30 days after the end of such period, the Agent shall have received such written documentation as the Agent may reasonably request, all in form and substance satisfactory to the Agent, supporting such pro forma adjustments, and (C) with regard to each Major Permitted Business Expansion Project (x) such pro forma adjustment shall be based upon the income to be derived from binding, non-contingent contracts entered into by a Credit Party and a customer relating to such Major Permitted Business Expansion Project and (y) such pro forma adjustment cannot exceed 15% of the total pro forma adjustment occurring with respect to any such period.  Consolidated EBITDA for periods ending on or prior to June 30, 2010 shall be deemed to be (1) with respect to the quarter ending September 30, 2009, $819,503, (2) with respect to the quarter ending December 31, 2009, $12,727,341, (3) with respect to the quarter ending March 31, 2010, $11,281,264, and (4) with respect to the quarter ending June 30, 2010, $(2,732,869) (loss).  Consolidated EBITDA for (I) the quarter ending September 30, 2010 and (II) the period between October 1, 2010 and the Closing Date shall, in each case, be calculated on a pro forma basis, as if the Initial Acquisition occurred or was completed as of the first day of such period, and in a manner otherwise satisfactory to the Agent.

“Consolidated Interest Expense” means, for any period, for the Credit Parties on a consolidated basis, an amount equal to, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Credit Parties in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Credit Parties with respect to such period attributable to interest under Capital Lease Obligations and Synthetic Leases whether or not treated as interest in accordance with GAAP, plus (c) the net amount payable (or minus the net amount receivable) under interest rate Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” means, for any period, for the Credit Parties, the net income (or loss) of the Credit Parties for that period determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person (the “guarantor”), any obligation of such guarantor guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including any obligation of such guarantor (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

“Contribution Agreement” means that certain Contribution, Purchase and Sale Agreement dated as of September 30, 2010, between, among others, Hicks Oils & Hicksgas, Incorporated, Hicksgas Gifford, Inc., Gifford Holdings, Inc., NGL Supply, Inc., NGL Holdings, Inc., Krimbill Family LP, Infrastructure Capital Management, LLC, Atkinson Investors LLC, the General Partner and Parent.

“Contributors” means Hicks and NGL.

“Control Agreements” collectively means the deposit account, securities account or blocked account control agreements, in Proper Form, to be executed and delivered by and among the Agent, the Credit Parties required by the Agent and the applicable financial institutions described in Schedule 5.26 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the Agent, for purposes of evidencing control by the Agent in one or more deposit accounts or securities accounts maintained by the applicable Credit Parties with any such specified financial institution, in the case of the Agent, for purposes of perfection of the Agent’s Lien in such accounts for the ratable benefit of the Lender Parties.

“Controlled Account” means a deposit account or a securities account of any Credit Party that, in each case, is subject to a Control Agreement.

“Copyrights” has the meaning specified for such term in the definition of “Intellectual Property.”

“Credit Parties” means the Borrowers and the Guarantors.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, the lapse of time or both, unless cured or waived, become an Event of Default.

“Default Rate” means, on any day, as follows: (a) with respect to principal which is outstanding under any Note, the sum of the Interest Option otherwise applicable thereto on such day plus two percent per annum (it being understood by the Borrowers that if any such applicable Interest Option is based on the Adjusted LIBOR Rate, the Default Rate with respect to the applicable principal amount shall only be calculated with reference to the applicable Adjusted LIBOR Rate until the Interest Period applicable thereto expires, and upon the expiration of such applicable Interest Period, the Default Rate for such applicable principal amount shall be computed on the basis of the Alternate Base Rate for such day plus two percent per annum), and (b) with respect to accrued interest, fees and other Obligations (other than past due principal outstanding under any Note), the sum of the Alternate Base Rate for such day plus two percent per annum.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrowers, the Agent, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (provided, that ownership or control of a Lender or its parent by a Government Authority shall not in and of itself cause a Lender to be a Defaulting Lender pursuant to this clause (e)).

“Disposition” means the sale, transfer, lease or other disposition (including pursuant to a merger resulting in the subject Property no longer being owned by a Credit Party) of any Property.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers’ Agent and the Agent.

“Domestic Subsidiary” means any Subsidiary of any Borrower that is organized and domiciled in the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person approved by the Agent, each Issuing Bank and the Borrowers’ Agent (such approval not to be unreasonably withheld, delayed or conditioned); provided, however, that if an Event of Default has occurred which has not been waived or cured, such approval by the Borrowers’ Agent shall not be required.

“Eligible Accounts” means, as at any date of determination thereof, all Accounts of the Credit Parties which comply with all of the following requirements:  (a) all payments due on the Account have been billed and invoiced in a timely fashion and in the normal course of business; (b) no payment is outstanding on the Account for more than 60 days after the date of the original invoice or more than 30 days past due from the due date stated in the original invoice; and (c) the Accounts do not otherwise constitute Ineligible Accounts.  Additionally, in calculating Eligible Accounts, each of the following shall be excluded (to the extent the same are otherwise included in Eligible Accounts):  (i) unpaid sales, excise or similar taxes owed by any of the Credit Parties; and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by account debtors of any of the Credit Parties.

“Eligible Inventory” means all Natural Gas of the Credit Parties which complies with all of the following requirements:  (a) such Inventory is owned by and recorded on the books and records of the applicable Credit Party in the ordinary course of business; and (b) such Inventory does not otherwise constitute Ineligible Inventory.

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (a) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure to Hazardous Substances; or (d) the safety or health of employees.  An “Environmental Claim” includes a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

“Environmental Law” means all applicable requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority now or hereafter in effect that relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, liquid or gaseous waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) occupational health and safety

“Environmental Liabilities” means all liabilities arising from any Environmental Claim, Environmental Permit or Environmental Law, at law or in equity, and whether based on negligence, strict liability or otherwise, including:  remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property or natural resources, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, including attorney’s fees and court costs.

“Environmental Permit” means any permit, license, approval or other authorization required under any Environmental Law.

“Equipment” means (a) any machinery or equipment and (b) any other Property classified as “equipment” under the UCC.

“Equity Interests” means as to a Business Entity, all capital stock, partnership interests, membership interests, beneficial interests in a trust or other indicia of equity rights issued by a

Business Entity from time to time, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Raise” means Parent’s successful completion of a public or private equity offering with minimum Net Proceeds of $50,000,000, which Net Proceeds have been contributed to the equity capital of Silverthorne, and otherwise on terms and conditions reasonably satisfactory to the Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Credit Party or any Subsidiary of any Credit Party is treated as a single employer under the provisions of Title I or Title IV of ERISA following the Closing Date.

“Event of Default” means any of the events specified in Section 8.1.

“Excess Interest Amount” shall have the meaning attributed to such term in Section 2.14.

“Excluded Foreign Subsidiary” has the meaning assigned to such term in Section 6.10.

“Excluded Taxes” shall have the meaning attributed to such term in Section 10.16.

“Existing Letter of Credit” means that certain letter of credit number HACH79403OS issued by Harris N.A. in favor of LaSalle Bank, NA in the amount of $698,904.00.  By amendment, the beneficiary of the Existing Letter of Credit has been changed from LaSalle Bank, NA to Royal Bank of Canada.

“Fair Market Value” means the price that would be agreed to by a willing buyer and a willing seller, where neither the buyer nor the seller is under any compulsion to buy or sell, as the fair market value of the Property in an orderly Disposition thereof; provided, that if the Borrowers and Agent cannot agree on the Fair Market Value with respect to a specific Property or Properties, the Fair Market Value shall be determined, at the cost and expense of the Borrowers, by an independent appraiser selected by the Agent, who is of national standing with experience valuing comparable properties.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Purchaser Lien” means a Lien as defined in Texas Bus. & Com. Code Section 9.343, or comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming, or New Mexico, or any other state.

“Flood Hazard Property” means a Mortgaged Property the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and requiring either the Credit Party or Agent to purchase special flood insurance.

“Foreign Lender” means, as to a particular Credit Party, any Agent or any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which such Credit Party is located.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fully Prepaid Inventory Volume” means, on any date, the volume of Natural Gas under contract for sale by a Credit Party for which the purchasers have prepaid or made deposits in an amount exceeding 80% of the contract price therefor.

“GAAP” means, as to a particular Person, those principles and practices that (a) are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent) for all periods after the date of this Agreement in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Agent and the Lenders prior to the Closing Date (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent, subject to the provisions of Section 1.2(b)).

“General Partner” means Silverthorne Energy Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means the United States of America, any state of the United States, and any political subdivision of any of the foregoing, any foreign governmental or supranational authority, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Agent, any of the Lenders, any Credit Party, or their respective Property.

“Grantor” means any Grantor, Assignor, Pledgor or Debtor, as such terms are defined in any of the Security Documents.

“Guarantors” means Parent, each Borrower and each other Subsidiary of Parent listed on the signature pages to this Agreement as a guarantor together with each other Subsidiary of Parent added as a guarantor pursuant to Section 6.10.  “Guarantor” means any one of such Guarantors.

“Guaranty” means the guaranty given by each Guarantor under Section 10.22 or any other guaranty agreement entered into by such Guarantor in favor of the Agent and the Lender Parties.

“Hazardous Substance” means any hazardous or toxic waste, substance or material defined as or regulated as “hazardous” or “toxic” from time to time by any Environmental Law, including solid waste (as defined under the Resource Conservation and Recovery Act or its regulations, as amended from time to time), petroleum and any constituent thereof, and any radioactive materials and waste; provided, however, the words “Hazardous Substance” shall not mean or include any such Hazardous Substance that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity (including Natural Gas), commodity supply, credit or equity risk.

“Hedging Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Hedging Agreements and any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Hicks” means Hicks Oils & Hicksgas Incorporated, Hicksgas Gifford, Inc. and each of their respective Subsidiaries existing prior to the Closing Date.

“Highest Lawful Rate” means, with respect to the Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, the Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

“Indebtedness” means, as to any Person, without duplication:  (a) all indebtedness of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, note debenture or similar instrument or upon which interest charges are traditionally paid; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and payable in accordance with customary trade practices); (e) all reimbursement obligations, contingent or otherwise, of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (g) net liabilities of such Person in respect of Hedging Obligations; (h) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (i) all obligations of such Person to pay the principal portion under any Synthetic Lease (calculated as the net present value of the rental payments thereunder with the implicit rate of interest of such Synthetic Lease as the discount factor); (j) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and (k) all Contingent Obligations of such Person with respect to Indebtedness of others.

“Indemnifiable Tax” shall have the meaning attributed to such term in Section 10.16(a)(i).

“Ineligible Accounts” means, as at any date of determination thereof, any Accounts of any Credit Party which do not comply with all of the following requirements:

(a)           the Account has been created by the applicable Credit Party in the ordinary course of business from a completed, outright and lawful sale of goods, pursuant to which ownership has passed to the applicable account debtor on an absolute sales basis, or from the rendering of services by or on behalf of the applicable Credit Party and is deemed “earned” under the applicable service contract or other agreement or arrangement between the applicable Credit Party and the applicable account debtor;

(b)           the Account is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Agent for the ratable benefit of the Lender Parties and is free and clear of all other Liens of any nature whatsoever;

(c)           the Account does not arise out of a bill and hold, ship-in-place, guaranteed sale, sale-and-return, consignment, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;

(d)           the Account is not subject to any prepayment, deposit, setoff, contra, offset, deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Account or independently thereof (including other sales to the same account debtor); provided, that ineligibility shall be limited to the amount thereof;

(e)           the applicable account debtor has finally accepted the goods or services from the sale out of which the Account arose and has not (i) objected to such account debtor’s liability thereon, (ii) rejected any of such services or goods or (iii) returned or repossessed any of such goods;

(f)            the applicable account debtor is not any Governmental Authority, unless such account debtor is the United States of America (or any agency, instrumentality, department or other political subdivision thereof) and there has been compliance satisfactory to the Agent in all respects with the U.S. Federal Assignment of Claims Act;

(g)           the applicable account debtor is not an Affiliate of any Credit Party or any of their Subsidiaries;

(h)           the applicable account debtor must have its principal place of business located within the United States, except for Accounts backed by a letter of credit in all respects acceptable to the Agent;

(i)            the Account is not evidenced by a promissory note or other instrument or by chattel paper;

(j)            the Account complies with all material Legal Requirements (including all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);

(k)           the Account is in full force and effect and constitutes a legal, valid and binding obligation of the applicable account debtor enforceable in accordance with the terms thereof;

(l)            the Account is denominated in and provides for payment by the applicable account debtor in U.S. dollars;

(m)          the Account has not been and is not required to be charged or written off as uncollectible in accordance with GAAP;

(n)           the Account is not owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its Property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business; and

(o)           the Account is not owed by any account debtor which has sold all or a substantially all of its assets.

In addition to the forgoing, the total amount of Accounts owing to the Credit Parties by an account debtor in excess of such account debtor’s Concentration Limit of the total amount of Accounts owing to the Credit Parties by all account debtors shall also constitute “Ineligible Accounts” for purposes hereof, unless such Accounts exceeding such account debtor’s Concentration Limit are fully backed or secured by a letter of credit acceptable to the Agent.

“Ineligible Inventory” means, as at any date of determination thereof, any Inventory of any Credit Party which does not comply with all of the following requirements:

(a)           such Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Agent for the ratable benefit of the Lender Parties and is free and clear of all other Liens of any nature whatsoever;

(b)           such Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(c)           such Inventory is in good condition, is not returned, defective or damaged, and is currently usable or saleable in the normal course of business of the applicable Credit Party;

(d)           such Inventory is not work-in-process Inventory and is not remnants or tank heel Inventory;

(e)           such Inventory must not be in transit (except between locations of the Borrowers or in common carrier pipelines) and must be housed or stored in the United States at either (i) a real Property location either owned or leased by a Credit Party, but if leased so long as (A) such leased facility is covered by a landlord’s waiver and access agreement acceptable to the Agent in all respects from the owner of such leased facility pursuant to which such owner waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Agent against such Inventory and grants the Agent access to such leased facility or (B) such leased facility is a Reserved Location in compliance with Section 6.17, or (ii) a storage facility or terminal utilized by a Credit Party, so long as (A) such storage facility or terminal is covered by a waiver agreement acceptable to the Agent in all respects from the operator of such facility or terminal pursuant to which such operator waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Agent against such Inventory, acknowledges that it holds and controls such Inventory for the benefit of the Agent for purposes of perfecting the Agent’s Lien therein and grants the Agent access to such Inventory or (B) such storage facility or terminal is a Reserved Location in compliance with Section 6.17;

(f)            such Inventory is not in the possession of or control of any bailee or any agent or processor for or customer of any Credit Party or any of their Subsidiaries, unless, with respect to a bailee, such bailee has (i) executed and delivered to the Agent an access/subordination agreement acceptable to the Agent in all respects subordinating any Lien it may claim in such Inventory, acknowledging that it holds and controls such Inventory for the benefit of the Agent for purposes of perfecting the Agent’s Lien therein and granting the Agent access to such Inventory or (ii) such location is a Reserved Location in compliance with Section 6.17;

(g)           such Inventory must be adequately insured to the reasonable satisfaction of the Agent pursuant to insurance coverage required by this Agreement and the Security Documents;

(h)           such Inventory must not be on consignment;

(i)            such Inventory is not subject to a Lien (including any First Purchaser Lien), claim or right of any person other than the Credit Parties or the Agent; and

(j)            such Inventory not is located on real Property or in bulk storage tanks that are subject to Permitted Non-Compete Liens unless the holder(s) of such Permitted Non-Compete Liens have entered into a collateral access agreement in form and substance satisfactory to the Agent in all respects which, among other things, will provide the Agent with access to any and all Inventory located on such real Property or in such bulk storage tanks and pursuant to which such holder(s) of such Permitted Non-Compete Liens have agreed to waive any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Agent.

“Initial Contributed Business” means the Natural Gas and related businesses contributed by the Contributors to Silverthorne pursuant to the Contribution Agreement.

“Initial Contribution” means the contribution to Silverthorne on the Closing Date of (a) substantially all of the assets related to the Natural Gas business of Hicks, and (b) substantially all of the assets of NGL, in each case pursuant to the Contribution Agreement.

“Initial Contribution Documents” means the Contribution Agreement together with all disclosure schedules and exhibits thereto and all documents, instruments and agreements entered into in connection with the Contribution Agreement.

“Intellectual Property” means all U.S. and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (g) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (h) all rights in the foregoing and in other similar intangible assets, (i) all applications and registrations for the foregoing, and (j) all rights and remedies against infringement, misappropriation, or other violation thereof.

“Intellectual Property Security Agreement” shall have the meaning attributed to such term in Section 5.25.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Interest Option” shall have the meaning specified in Section 2.8(a).

“Interest Payment Dates” means (a) for Alternate Base Rate Borrowings (other than Swingline Loans), (i) the last Business Day of each calendar quarter prior to the Termination Date, and (ii) the Termination Date; (b) for LIBOR Borrowings, (i) the end of the applicable Interest Period, and (ii) with respect to LIBOR Borrowings with an Interest Period of six months, an Interest Payment Date shall also occur on the last Business Day of the third month of such Interest Period; and (c) for Swingline Loans, (i) the last Business Day of each calendar month prior to the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Working Capital Revolving Loans in accordance with Section 2.11(c), and (ii) the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Working Capital Revolving Loans in accordance with Section 2.11(c).

“Interest Period” means the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower’s Agent may elect in accordance herewith; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Termination Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Inventory” means all inventory (as such term is used in the UCC), goods and merchandise now owned and hereafter acquired by any Credit Party, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or will be used or consumed in the business of any Credit Party or any of their Subsidiaries or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing any of them.

“Investment” means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to (or the transfer of Property having the effect of any of the foregoing), or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person (in each case other than accounts receivable arising in the ordinary course of business).

“IPO” means an initial public offering of the Parent’s Equity Interests with minimum Net Proceeds of $50,000,000, which Net Proceeds have been contributed to Silverthorne, and otherwise on terms and conditions reasonably satisfactory to the Agent.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Wells Fargo, BNP Paribas and Harris N.A. (so long as each such Person remains a Working Capital Revolving Lender), in its capacity as the issuer of any Letter of Credit pursuant to this Agreement.

“Joinder Agreement” means any agreement, in Proper Form, executed by a Subsidiary of a Credit Party from time to time in accordance with Section 6.10, pursuant to which such Subsidiary joins in the execution and delivery of this Agreement or any other Loan Document.

“Krimbill Parties” means Michael Krimbill, KrimGP2010, LLC, Krim2010, LLC and any trusts or family partnerships of Michael Krimbill and his family members established for estate planning purposes; provided, that KrimGP2010, LLC, Krim2010, LLC and such trusts or family partnerships are directly or indirectly controlled by Michael Krimbill.

“LC Collateral Account” shall have the meaning specified for such term in Section 2.10(j).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of a Real Property Asset.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lender or Lenders” shall have the meaning specified in the preamble of this Agreement.  Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Lender Party” means the Agent, any Issuing Bank, any Lender or any of their respective Affiliates or branches.

“Letters of Credit” means Standby Letters of Credit and Trade Letters of Credit.  Letter of Credit means any one of the Standby Letters of Credit or Trade Letters of Credit.

“Letter of Credit Advances” means all sums which may from time to time be paid by any and all of the Working Capital Revolving Lenders pursuant to any and all of the Letters of Credit, together with all other sums, fees, reimbursements or other obligations which may be due to the Agent, any Issuing Bank or any of the Working Capital Revolving Lenders pursuant to any of the Letters of Credit.

“Letter of Credit Exposure Amount” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all Letter of Credit Advances for which the Working Capital Revolving Lenders have not been reimbursed and which remain unpaid at such time.  The Letter of Credit Exposure Amount of any Working Capital Revolving Lender at any time shall be its Working Capital Commitment Percentage of the aggregate Letter of Credit Exposure Amount at such time.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“LIBOR Borrowing” means, as of any date, that portion of the principal balance of the Revolving Loans bearing interest at the Adjusted LIBOR Rate as of such date and having the same Interest Period.

“LIBOR Lending Office” means, with respect to any Revolving Lender, the office of such Revolving Lender specified as its “LIBOR Lending Office” in the Administrative Questionnaire, or (if no such office is specified, its Domestic Lending Office), or such other office of such Revolving Lender as such Revolving Lender may from time to time specify in writing to the Borrower’s Agent and the Agent.

“LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or, if no such page exists, on any successor or substitute page providing rate quotations comparable to those currently provided on such page of the Reuters Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period as the composite offered rate for dollar deposits approximately equal in principal amount to such LIBOR Borrowing and for a maturity equal to the applicable Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the average interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to such LIBOR Borrowing and for a maturity equal to the applicable Interest Period are offered to the Agent in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period.

“Lien” means, with respect to any asset of any Person, (a) any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

“Loan Documents” means this Agreement, the Notes, the Applications, the Security Documents, the Guaranties, the Joinder Agreements, the Letters of Credit, all instruments, certificates and agreements now or hereafter executed and delivered to the Agent and/or the Lenders in connection with or pursuant to any of the foregoing (including any fee letter relating to the transactions contemplated by this Agreement but excluding any agreements in respect of Bank Products), and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Loans” means the Revolving Loans and the Swingline Loans.  Loan means any one of the Revolving Loans or the Swingline Loans.

“Major Permitted Business Expansion Project” means a Permitted Business Expansion Project with respect to which one or more Credit Parties have made Capital Expenditures in excess of $1,000,000.

“Market Value” means (a) with respect to propane located at terminals in Conway, Kansas, Mount Belvieu, Texas or Hattiesburg, Mississippi, the OPIS spot price for propane at such location(s) as of the close of the last day in the period covered by the latest Borrowing Base Certificate, and (b) with respect to Natural Gas (other than propane) and propane located at a terminal or other location not described in clause (a) above, the market price therefor as of the last day in the period covered by the latest Borrowing Base Certificate as determined by a market price provider customarily used for such terminal or other location and acceptable to the Agent.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, properties or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of a Credit Party to perform its obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of this Agreement, any of the Notes or any other Loan Documents, or (d) the validity or enforceability of the Agent’s Lien on the Collateral or the priority of such Lien.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Credit Parties in excess of $1,000,000.

“Material Lease” means any lease agreement with respect to a Material Leasehold Property.

“Material Leasehold Property” means (a) the Leasehold Properties listed on Schedule 1.1B and (b) a Leasehold Property with annual rental payments in excess of $30,000 or of material importance to the operations of the Credit Parties as determined by the Agent.

“Monthly Unaudited Financial Statements” means the monthly unaudited financial statements of the Parent and its Subsidiaries, which statements shall include (a) a balance sheet as of the end of the respective calendar month, (b) a statement of operations for such respective calendar month and for the fiscal year to date setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period) and (c) a statement of cash flows for the fiscal year to date setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period), all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of Borrower’s Agent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein subject to normal year-end adjustments.  The Monthly Unaudited Financial Statements for the Parent and its Subsidiaries shall be prepared on a consolidated and individual business line basis.

“Mortgage” means (a) a security instrument (whether designated as a deed of trust, a deed to secure debt, a mortgage, a leasehold mortgage, a leasehold deed of trust, a leasehold deed to secure debt, an assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in substantially the form of Exhibit H annexed hereto, or in such other form as may be approved by the Agent, in each case with such changes thereto as may be recommended by the Agent’s local counsel based on local laws or customary local practices, and (b) at the Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages.

“Mortgaged Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property, as the case may be.

“Multiemployer Plan” means a plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Natural Gas” means natural gas and natural gas liquids (including propane).

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds

(including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“NGL” means NGL Holdings, Inc. and each of its Subsidiaries existing prior to the Closing Date.

“Notes” means the Acquisition Revolving Credit Notes, the Working Capital Revolving Credit Notes and the Swingline Note.  “Note” means any one of such promissory notes.

“Obligations” means, without duplication, all obligations, liabilities and Indebtedness of the Credit Parties with respect to (a) this Agreement, the Security Documents and all other Loan Documents, including (i) the principal of and interest on the Loans and (ii) the payment or performance of all other obligations, liabilities and Indebtedness of the Credit Parties to the Agent, the Issuing Banks and the Lenders hereunder, under the Notes, under the Letters of Credit, under the Applications or under any one or more of the other Loan Documents, including all fees, costs, expenses and indemnity obligations hereunder and thereunder, (b) all obligations and liabilities of the Credit Parties and/or any of their Subsidiaries now or hereafter owing to Wells Fargo or any other Lender Party under any Bank Product; and (c) all Secured Hedging Obligations.  The Obligations include interest (including interest that accrues or that would accrue but for the filing of a bankruptcy case by a Credit Party or any of its Subsidiaries, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any Credit Party or any of their Subsidiaries (or that would accrue or arise but for the commencement of any such case).

“Obligee” and “Obligees” shall have the meanings assigned to such terms in Section 10.21.

“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

“Other Tax” shall have the meaning attributed to such term in Section 10.16(a)(ii).

“Parent” shall have the meaning specified in the preamble to this Agreement.

“Parties” means all Persons other than the Agent and any Lender executing any Loan Documents.

“Patents” shall have the meaning specified for such term in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means a certificate dated as of the date hereof, duly executed by the Credit Parties and in form and substance satisfactory to the Agent, describing the Credit Parties’ Properties owned or leased as of the date hereof after giving effect to the Initial Contribution, and certifying to the other matters contained therein.

“Permitted Acquisition” means the acquisition by the Credit Parties, in one or a series of related transactions, of all or substantially all of the assets of one or more Persons, or all of the Equity Interests of any Person, by purchase, merger or otherwise; provided, that such transaction or series of related transactions is not otherwise prohibited by this Agreement and each of the following conditions are met:

(a)           the Credit Parties comply with the requirements of this Agreement and the other Loan Documents, including Sections 6.5, 6.10 and 6.19;

(b)           the assets acquired or the assets of the Person so acquired are (i) free and clear of all Liens other than Liens permitted under Section 7.2 and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Agent is granted a first priority, perfected Lien therein (subject only to Liens permitted under Section 7.2);

(c)           any such Person acquired is organized in the United States and becomes a Guarantor hereunder;

(d)           the acquired assets, or the assets of the Person so acquired, are located in the United States and are retail or wholesale Natural Gas-related assets, including terminals and storage facilities therefor, Natural Gas midstream assets and other master limited partnership-qualified assets related to the foregoing;

(e)           except for financing the portion of the purchase price attributable to acquired working capital assets, no Working Capital Loans are used to finance such acquisition or any costs, fees, expenses or other amounts related to such transaction or series of related transactions;

(f)            the Leverage Ratio (calculated on a pro forma basis giving effect to any additional Indebtedness and in accordance with the definition of Consolidated EBITDA) for the Credit Parties shall not exceed 3.50 to 1.00 as of the date of the anticipated acquisition;

(g)           no Credit Party shall, in connection with any such transaction or series of related transactions, assume or remain liable with respect to any Indebtedness of the applicable sellers or the business, Person or assets acquired except to the extent permitted under Section 7.1;

(h)           the Agent shall have received at least five Business Days prior written notice of such transaction or series of related transactions, which notice shall include the forms of all material Acquisition Documents, financial statements (audited to the extent available) for the last three fiscal years of the Person or business to be acquired and unaudited financial statements thereof for the most recent interim period, and updated projections for the Credit Parties after giving effect to such transaction or series of transactions;

(i)            unless the Equity Raise has been successfully completed, the Agent has consented thereto in writing;

(j)            unless the Required Lenders have consented thereto, (i) the Acquisition Consideration paid or payable for any such transaction or series of related transactions prior to the date that the Equity Raise is successfully completed, together with the Acquisition Consideration paid or payable for all prior Permitted Acquisitions, does not exceed $10,000,000 and (ii) during the period (A) from the date that the Equity Raise is successfully completed until the date falling 12 months thereafter (such later date, the “Equity Raise First Anniversary”), the Acquisition Consideration paid for such transaction (or series of related transactions) does not exceed $25,000,000 during such 12 month period, (B) from the Equity Raise First Anniversary until the date falling 12 months thereafter (such later date, the “Equity Raise Second Anniversary”), the Acquisition Consideration for any transaction (or series of related transactions) shall not exceed $50,000,000 during such 12 month period, (C) from the Equity Raise Second Anniversary until the date falling 12 months thereafter (such later date, the “Equity Raise Third Anniversary”), the Acquisition Consideration paid for any acquisition (or series of related acquisitions) shall not exceed $62,500,000 during such 12 month period, and (D) from the Equity Raise Third Anniversary until the Termination Date, the Acquisition Consideration paid for any transaction (or series of related transactions) shall not exceed $75,000,000 during such 12 month period;

(k)           all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;

(l)            the Agent shall have received such further due diligence information as it may reasonably request, including information regarding any Accounts and Inventory to be acquired in such transaction or series of related transactions;

(m)          no Default or Event of Default then exists of would result therefrom; and

(n)           the acquisition is consensual and has been approved by the board of directors or other governing body of the Person so acquired.

“Permitted Affiliate Transactions” means any of the following:  (a) transactions between Credit Parties; (b) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Credit Parties entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Credit Parties for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(d) and Contingent Obligations permitted pursuant to Section 7.1(e), (e) employment agreements and arrangements entered into with directors, officers and employees of the Credit Parties in the ordinary course of business; (f) Cash Dividends permitted by Section 7.11(b); and (g) other transactions, contracts or agreements existing on the Closing Date and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Credit Parties, as applicable).

“Permitted Business Expansion Project” means an expansion of the Credit Parties’ business through the acquisition or construction of fixed or capital assets provided each of the following conditions are met:

(a)  the material assets of such expansion are (i) acquired and owned by such Credit Party free and clear of all Liens other than Liens permitted under Section 7.2 and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Agent is granted a first priority, perfected Lien therein (subject, as to priority, only to Liens permitted under Section 7.2(d), (e) and (f));

(c)  the acquired assets are retail or wholesale Natural Gas-related assets, including terminals and storage facilities therefor, Natural Gas midstream assets and other master limited partnership-qualified assets related to the foregoing;

(c)  no Working Capital Revolving Loans are used to finance such expansion or any costs, fees, expenses or other amounts relating thereto;

(d)  the Agent shall have received at least five Business Days prior notice or the proposed expansion, which notice shall include a proposed budget and business plan (which shall include updated projections for the Credit Parties after giving effect to the completion of such expansion);

(e)  the expansion shall be undertaken in all material respects in accordance with the business plan and budget, following approval thereof by the Agent;

(f)  no Credit Party, in connection with any such expansion, incurs or assumes any Indebtedness except to the extent permitted under Section 7.1(a), (b), (d), (h) or (j);

(g)  the Credit Parties, as result of such expansion, do not incur, and are not reasonably likely to incur Capital Expenditures pursuant to Permitted Business Expansion Projects in excess of $2,000,000 in the fiscal year ending March 31, 2011, $10,000,000 in any fiscal year thereafter, and $25,000,000 in the aggregate during the term of this Agreement;

(h)  all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities; and

(i)  no Default or Event of Default then exists of would result therefrom.

“Permitted Disposition” means a Disposition permitted by Section 7.4.

“Permitted Holder” means Michael Krimbill and each Krimbill Party, so long as such Krimbill Party is controlled, directly or indirectly, by Michael Krimbill.

“Permitted Indebtedness” means Indebtedness permitted by Section 7.1.

“Permitted Investment Securities” means each of the following, to the extent the same is pledged as additional Collateral hereunder and is on deposit in a Special Collateral Account:  (a) readily marketable, direct obligations of the United States of America or any agency or wholly-owned corporation thereof which are backed by the full faith and credit of the United States, maturing within one (1) year after the date of acquisition thereof, (b) certificates of deposit, commercial paper (if rated no lower than A-1/P-1) or other short-term direct obligations of (i) Wells Fargo or (ii) any other domestic financial institution having capital and surplus in excess of $500,000,000, maturing within six months after the date of acquisition thereof, and (c) money market mutual funds having substantially all their assets invested in the types of assets described in clauses (a) and (b) above.

“Permitted Non-Compete Agreement” means an agreement entered into in connection with a Permitted Acquisition between one or more Credit Parties and the relevant sellers and other related parties, in Proper Form, pursuant to which such Credit Party agrees to pay a portion of the Acquisition Consideration for a Permitted Acquisition over time in exchange for non-compete, non-solicitation, confidentiality or other undertakings from such sellers and other related parties as part of such Permitted Acquisition.

“Permitted Non-Compete Indebtedness” shall mean Indebtedness consisting of deferred purchase price and other obligations owing to the sellers or related parties in connection with a Permitted Acquisition; provided, that (a) any such Indebtedness incurred in connection with any Permitted Acquisition shall not exceed 25% of the total Acquisition Consideration therefor, and (b) no such Indebtedness shall be payable over a period exceeding 10 years from the date of the initial closing date of such Permitted Acquisition.

“Permitted Non-Compete Liens” shall mean any Lien in favor of a seller or related party securing Permitted Non-Compete Indebtedness owing to such seller and/or related party in connection with a Permitted Acquisition; provided, that (a) such Lien may only attach to real Property and bulk storage tanks acquired from such seller and no other Property, (b) the aggregate Fair Market Value of all real Property and bulk storage tanks subject to such Liens shall not exceed (i) $15,000,000 at any time during the period from the Closing Date through March 31, 2012, (ii) $17,500,000 at any time during the period from April 1, 2012 through March 31, 2013, and (iii) $20,000,000 at any time during the period from April 1, 2013 through the Termination Date, (c) the documentation relating to such Liens shall be in form and substance reasonably acceptable to the Agent and each Lender that is (or is an Affiliate of) BNP Paribas and Harris N.A., (d) such real estate and bulk storage tanks shall be subject to second priority Liens (junior only to such Permitted Non-Compete Liens and to Liens permitted by Section 7.2(d), (e) and (f)) and Mortgages in favor of the Agent, and (e) prior to the successful completion of the Equity Raise, the Agent and each Lender that is (or is an Affiliate of) BNP Paribas and Harris N.A., has consented to such Permitted Non-Compete Lien.

“Permitted Purpose” means (a) with respect to Working Capital Revolving Loans, to fund the Borrowers’ (i) working capital requirements, (ii) Capital Expenditures relating to the repair and maintenance of existing assets, (iii) payment of the portion of the purchase price for Permitted Acquisitions that is attributable to acquired working capital assets, and (iv) other general corporate purposes of the Credit Parties (other than for the purposes specified below pertaining to the Acquisition Revolving Loans or to make payments on Acquisition Revolving Loans), and (b) with respect to Acquisition Revolving Loans, to fund (i) the Initial Contribution in an amount not to exceed $68,400,000, (ii) the fees and expenses incurred in connection with the Initial Contribution, (iii) the acquisition and construction of Permitted Business Expansion Projects, and (iv) payment of the purchase price for Permitted Acquisitions.

“Permitted Subordinated Indebtedness” means Indebtedness that is expressly subordinate and junior in right of payment to the full payment of the Obligations which shall not mature or have any scheduled principal payments prior to 12 months following the Termination Date and is otherwise on terms satisfactory to Agent (including interest, fees, repayment, covenants and subordination).

“Person” means any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, Governmental Authority or any other form of entity.

“Plan” means any plan subject to Title IV of ERISA and maintained by any Credit Party for employees of any Credit Party or of any member of a “controlled group of corporations”, as such term is defined in the Code, of which the Borrower, any of its Subsidiaries or any ERISA Affiliate it may acquire from time to time is a part, or any such plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute on behalf of its employees, other than a Multiemployer Plan.

“Pledged Cash” means, on any date, the aggregate amount of cash in dollars on deposit in a Special Collateral Account on such date.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo, or its successor financial institution, if any, at its principal office in New York City as its prime rate in effect at such time.  Without notice to any Credit Party or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate.  THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED BY WELLS FARGO OR SUCH SUCCESSOR FINANCIAL INSTITUTION TO ANY OF ITS

CUSTOMERS.  WELLS FARGO OR SUCH SUCCESSOR FINANCIAL INSTITUTION MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE AND BELOW THE PRIME RATE.

“Principal Office” means the principal office in New York City of the Agent, or such other place as the Agent may from time to time by notice to the Borrowers’ Agent designate.

“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Proper Form” means in form and substance satisfactory to the Agent as of the time of delivery and execution.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Quarterly Unaudited Financial Statements” means the quarterly unaudited financial statements of the Parent and its Subsidiaries, which statements shall include (a) a balance sheet as of the end of the respective fiscal quarter, (b) a statement of operations for such respective fiscal quarter and for the fiscal year to date setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period) and (c) a statement of cash flows for the fiscal year to date setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period), all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of Borrower’s Agent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments.  The Quarterly Unaudited Financial Statements for the Credit Parties shall be prepared on a consolidated and consolidating basis and shall also include business line financial statements prepared in reasonable detail.

“Rate Selection Date” means that Business Day which is (a) in the case of an Alternate Base Rate Borrowing, the date of such borrowing, or (b) in the case of a LIBOR Borrowing, the date three (3) Business Days preceding the first day of any proposed Interest Period for such LIBOR Borrowing.

“Rate Selection Notice” shall have the meaning specified in Section 2.8(b)(i).

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest of any Credit Party in or to any real Property.

“Reallocated Amount” means the amount of the unused Total Acquisition Revolving Commitments reallocated to the Total Working Capital Revolving Commitments pursuant to a Reallocation Request; provided, that the total Reallocated Amount shall not exceed the lesser of (a) the unused Total Acquisition Revolving Commitments on the date of such request, and (b)  $25,000,000 (as such amount may be reduced from time to time in accordance with Section 2.4(a).

“Reallocation Period” means a period, not to exceed 180 days, during which a portion of the unused Total Acquisition Revolving Commitments have been reallocated to the Total Working Capital Revolving Commitments pursuant to a Reallocation Request.  There may be only one Reallocation Period per fiscal year.

“Reallocation Request” means a written request from Borrowers’ Agent to reallocate up to $25,000,000 of the unused Total Acquisition Revolving Commitments to the Total Working Capital Revolving Commitments, which request shall provide the amount of the reallocation (not to exceed the Reallocated Amount) and specify the Reallocation Period.

“Receivables” means and include all of the accounts, instruments, documents, chattel paper and general intangibles of the Credit Parties, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Agent for the ratable benefit of the Lender Parties.

“Refinancing Indebtedness” means any Indebtedness of the Credit Parties issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

(a)           the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, and (ii) the reasonable and customary transactional costs and expenses incurred by the Credit Parties in connection with incurring such Refinancing Indebtedness;

(b)           the interest rate or rates to accrue under such Refinancing Indebtedness reflect current market rates available to similarly situated borrowers in substantially similar financings to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(c)           the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions (with respect to any Subordinated Indebtedness), collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case, as determined by the Agent in its reasonable discretion, substantially the same as, or more favorable to the applicable Credit Party as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and

(d)           no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

“Regulatory Change” means, with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any Legal Requirement applying to Agent or a class of Lenders including such Person under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.  For the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to have been adopted after the Closing Date.

“Related Obligations” shall have the meaning assigned to such term in Section 10.21.

“Rent Reserve Account” means the deposit account identified as such on Schedule 5.26, established or to be established with Wells Fargo, a Lender or any of their respective Affiliates; provided, that such deposit account is subject to a Control Agreement and/or such other Security Documents required by the Agent, each in form and substance satisfactory to the Agent, pursuant to which the Agent has (i) been granted a first priority Lien on and security interest in such accounts and all cash and cash equivalents held from time to time therein and (ii) sole control over the amounts held from time to time therein, and which is otherwise maintained as provided in Section 6.17.

“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA, excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation.

“Request for Extension of Credit” means a written request for extension of credit substantially in the form of Exhibit E attached hereto.

“Required Lenders” means Lenders having greater than 50% of the aggregate amount of the outstanding Revolving Loans, Letter of Credit Exposure Amount, Swingline Exposure and, prior to the termination of the Total Commitment, Unused Commitment; and provided further, however, if only two (2) Lenders are then parties to this Agreement, Required Lenders means both of such Lenders.  Notwithstanding anything in this Agreement to the contrary, no Defaulting Lender shall be taken into account for any purpose in determining whether the Required Lenders have authorized or taken any action contemplated in this Agreement or any of the other Loan Documents, subject to Section 10.11.

“Reserved Location” shall have the meaning specified in Section 6.17.

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief operating officer, president, chief financial officer, treasurer, controller, or general counsel (if any) of such Person.

“Revolving Lenders” means the Acquisition Revolving Lenders and the Working Capital Revolving Lenders.

“Revolving Loans” means the Acquisition Revolving Loans and the Working Capital Revolving Loans.

“Secured Hedging Obligations” means any Hedging Obligations of the Credit Parties in respect of any trade or confirmation under a Hedging Agreement; provided, that such trade or confirmation (a) is in effect on the Closing Date with a Lender Party as of the Closing Date or (b) is entered into after the Closing Date with any counterparty that is a Lender Party at the time such trade or confirmation is entered into; provided notice thereof has been provided to Agent.

“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, between the Credit Parties and the Agent, for the ratable benefit of the Lender Parties, covering all Receivables, Inventory and all other tangible and intangible personal Property of such Credit Parties more particularly described therein, as the same may thereafter be or have been joined in by a Credit Party pursuant to a Joinder Agreement, and any amendment, modification, restatement or supplement thereof.

“Security Documents” means the Security Agreement, all related financing statements and any and all other agreements, security agreements, pledge agreements, collateral assignments, Intellectual Property Security Agreements, Mortgages, chattel mortgages, Control Agreements, guaranties, assignments of income, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Special Collateral Account” means one or more deposit or securities accounts identified as such on Schedule 5.26, established or to be established with Wells Fargo, a Lender or their respective Affiliates; provided, that such deposit and securities accounts are subject to a Control Agreement and/or such other Security Documents required by the Agent, each in form and substance satisfactory to the Agent, pursuant to which the Agent has (i) been granted a first priority Lien on and security interest in such accounts and all cash and cash equivalents held from time to time therein and (ii) sole control over the amounts held from time to time therein, and which is otherwise maintained as provided in Section 3.3.

“Standby Letters of Credit” means all standby letters of credit issued by an Issuing Bank for the account or liability of any Borrower pursuant to the terms set forth in this Agreement, including the Existing Letter of Credit.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which any Lender is subject with respect to the Adjusted LIBOR Rate for Eurocurrency Liabilities (as defined in Regulation D), including those reserve percentages imposed under Regulation D.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Business Entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Business Entity of which Equity Interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means Wells Fargo or any other Lender that becomes the Agent, in each case in its capacity as the Swingline Lender hereunder.

“Swingline Loans” means the Swingline Loans made pursuant to Section 2.11(a).  Swingline Loan means any one of such Swingline Loans.

“Swingline Note” means the promissory note, substantially in the form of Exhibit C attached hereto, of the Borrowers evidencing the Swingline Loans, payable to the order of the Swingline Lender in the original principal amount of $5,000,000, and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor.

“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

“Termination Date” means the earliest of (a) October 10, 2014, (b) any date that the Total Commitment is terminated in full by the Borrowers pursuant to Section 2.4, and (c) any date the Termination Date is accelerated or the Total Commitment is terminated by the Agent pursuant to Section 8.1.

“Title Company” means Chicago Title Insurance Company or one or more other title insurance companies reasonably satisfactory to the Agent.

“Total Acquisition Revolving Commitment” means, on any day, the aggregate of all of the Acquisition Revolving Lenders’ Acquisition Revolving Commitments on such day.  As of the Closing Date, the Total Acquisition Revolving Commitment is $100,000,000.

“Total Commitment” means, on any day, the aggregate of the Total Acquisition Revolving Commitments and the Total Working Capital Revolving Commitments on such day.  As of the Closing Date, the Total Commitment is $150,000,000.

“Total Indebtedness” means, at any date, all Indebtedness of the Credit Parties and their Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, that Total Indebtedness shall exclude (a) all Hedging Obligations not then due and owing to the extent permitted pursuant to Section 6.18, (b) any contingent reimbursement obligations representing the aggregate amount then available for drawing under all Letters of Credit supporting Natural Gas purchases with a tenor of less than 45 days, and (c) the outstanding principal amount of the Working Capital Revolving Loans to the extent such outstanding principal amount exceeds the Clean Down Amount.

“Total Working Capital Revolving Commitment” means, on any day, the aggregate of all of the Working Capital Revolving Lenders’ Working Capital Revolving Commitments on such day.  As of the Closing Date, the Total Working Capital Revolving Commitment is $50,000,000.

“Trade Letters of Credit” means all trade or documentary letters of credit issued by an Issuing Bank for the account or liability of any Borrower pursuant to the terms set forth in this Agreement.

“Trademarks” shall have the meaning specified for such term in the definition of “Intellectual Property.”

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unused Commitment” means, as to a particular Revolving Lender and as applicable, the sum of (a) the daily difference of such Revolving Lender’s Acquisition Revolving Commitment on such day less the Acquisition Revolving Exposure applicable to such Revolving Lender on such day, plus (b) the daily difference of such Revolving Lender’s Working Capital Revolving Commitment on such day less the Working Capital Revolving Exposure applicable to such Revolving Lender on such day.

“Wells Fargo” means Wells Fargo Bank, National Association, together with its successors and assigns.

“Working Capital Commitment Percentage” means, with respect to any Working Capital Revolving Lender, with respect to Working Capital Revolving Loans, Letter of Credit Exposure Amount or Swingline Exposure, (a) prior to the termination of the Total Working Capital Revolving Commitment, the ratio, expressed as a percentage, of such Working Capital Revolving Lender’s Working Capital Revolving Commitment to the Total Working Capital Revolving Commitment, and (b) after the termination of the Total Working Capital Revolving Commitment, the ratio, expressed as a percentage, of the amount of such Working Capital Revolving Lender’s outstanding Working Capital Revolving Loans and its portion of the Letter of Credit Exposure Amount and the Swingline Exposure to the aggregate amount of all outstanding Working Capital Revolving Loans and the total Letter of Credit Exposure Amount and the Swingline Exposure; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Working Capital Revolving Commitment shall be disregarded in such calculation, subject to Section 10.11.

“Working Capital Revolving Commitment” means, with respect to each Working Capital Revolving Lender, the commitment of such Working Capital Revolving Lender to make Working Capital Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Working Capital Revolving Lender’s Working Capital Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.4, (b) a Reallocation Request, and (c) assignments by or to such Working Capital Revolving Lender pursuant to Section 10.12.  The initial amount of each Working Capital Revolving Lender’s Working Capital Revolving Commitment is set forth on Schedule 1.1A hereto, or in the Assignment and Assumption pursuant to which such Working Capital Revolving Lender has assumed its Working Capital Revolving Commitment, as applicable.  The initial aggregate amount of the Working Capital Revolving Lenders’ Working Capital Revolving Commitments as of the Closing Date is $50,000,000.

“Working Capital Revolving Credit Notes” means the promissory notes, each substantially in the form of Exhibit A attached hereto, of the Borrowers evidencing the Working Capital Revolving Loans, payable to the order of the respective Working Capital Revolving Lenders in the amount of said Working Capital Revolving Lender’s Working Capital Revolving Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor.  Working Capital Revolving Credit Note means any of such promissory notes.

“Working Capital Revolving Exposure” means, with respect to any Working Capital Revolving Lender at any time, the sum of the outstanding principal amount of such Working Capital Revolving Lender’s Working Capital Revolving Loans and its Letter of Credit Exposure Amount and an amount equal to its Working Capital Commitment Percentage of the aggregate principal amount of Swingline Loans at such time.

“Working Capital Revolving Lenders” means, as of any date of determination, Lenders having a Working Capital Revolving Commitment; provided, that during any Reallocation Period each Acquisition Revolving Lender shall also be deemed a Working Capital Revolving Lender with respect to its portion of the Reallocated Amount.

“Working Capital Revolving Loans” means the Working Capital Revolving Loans made pursuant to Section 2.1 and any Working Capital Revolving Loans made utilizing the Reallocated Amount.  Working Capital Revolving Loan means any one of such Revolving Loans.

1.2           Accounting Terms and Determinations.  Except where specifically otherwise provided:

(a)           The symbol “$” and the word “dollars” means lawful money of the United States of America.

(b)           Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP.  If any Credit Party is required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Leverage Ratio or the Interest Coverage Ratio, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Leverage Ratio or the Interest Coverage Ratio, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)           Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a consolidated basis, and financial measurements shall be computed without duplication.

(d)           Wherever the term “including” or any of its correlatives appears in the Loan Documents, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to)”.

(e)           Wherever the word “herein” or “hereof” is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(f)            References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

(g)           References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(h)           Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(i)            Unless otherwise expressly stated in any Loan Document, all times of day used in the Loan Documents mean local time in New York, New York.

(j)            Defined terms may be used in the singular or plural, as the context requires.

1.3           UCC Changes.  All terms used herein which are defined in the UCC shall, unless otherwise defined herein, have the meanings ascribed to them in the UCC both as in effect on the date of this Agreement and as hereafter amended.

1.4           Joint and Several Obligations; Borrowers’ Agent.

(a)           All obligations of the Borrowers hereunder shall be joint and several.  Any notice, request, waiver, consent or other action made, given or taken by any Borrower shall bind all of the Borrowers.

(b)           Each of the Credit Parties hereby authorizes Silverthorne and each of the Responsible Officers of Silverthorne listed on Schedule 1.4 hereto or otherwise designated by Silverthorne from time to time as provided below, to act as agent for all of the Credit Parties, and to execute and deliver on behalf of any Credit Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Credit Parties hereunder. The Credit Parties may replace any of the Responsible Officers listed in Schedule 1.4 hereto or add any additional Responsible Officers by the delivery of a written notice by Silverthorne to the Agent specifying the names of each new Responsible Officer and the offices held by each such Person.  Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by Silverthorne or any Responsible Officer of Silverthorne and any such actions taken by Silverthorne or any Responsible Officer of Silverthorne shall bind each Credit Party.

2.             Loans; Letters of Credit; Notes; Payments; Prepayments; Interest Rates.

2.1           Commitments.

(a)           Subject to the terms and conditions hereof, each Working Capital Revolving Lender, severally and not jointly, agrees to make Working Capital Revolving Loans to the Borrowers from time to time on and after the Closing Date until, but not including, the Termination Date, in an aggregate principal amount at any one time outstanding (including such Lender’s Commitment Percentage of the Letter of Credit Exposure Amount and the Swingline Exposure at such time) up to, but not exceeding, such Lender’s Working Capital Revolving Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Working Capital Revolving Loans outstanding at any time shall not exceed the lesser at such time of (i) the Total Working Capital Revolving Commitment and (ii) the Borrowing Base, in each case minus the aggregate Letter of Credit Exposure Amount and Swingline Exposure at such time.  Subject to the conditions herein, any such Working Capital Revolving Loan prepaid prior to the Termination Date may be reborrowed as an additional Working Capital Revolving Loan by the Borrowers pursuant to the terms of this Agreement.

(b)           Subject to the terms and conditions hereof, each Acquisition Revolving Lender, severally and not jointly, agrees to make Acquisition Revolving Loans to the Borrowers from time to time on and after the Closing Date until, but not including, the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Acquisition Revolving Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Acquisition Revolving Loans outstanding at any time shall not exceed the Total Acquisition Revolving Commitment.  Subject to the conditions herein, any such Acquisition Revolving Loan prepaid prior to the Termination Date may be reborrowed as an additional Acquisition Revolving Loan by the Borrowers pursuant to the terms of this Agreement.

(c)           Subject to the terms and conditions hereof and so long as no Default or Event of Default exists at the time of such request, the Borrowers’ Agent may submit a Reallocation Request to the Agent once during any calendar year. Promptly following the Agent’s receipt of a Reallocation Request in Proper Form and otherwise in compliance with the terms of this Agreement, the Agent shall deliver such Reallocation Request to the Revolving Lenders.  The Reallocation Period specified in any Reallocation Request will begin on the later to occur of (i) 10 Business Days following the Agent’s receipt of such Reallocation Request and (ii) the date specified in such Reallocation Request, provided, that (1) the date specified in such Reallocation Request shall not be later than 30 days following the date of such Reallocation Request and (2) no Reallocation Period may begin if a Default or Event of Default exists at such time.

2.2           Loans.

(a)           Subject to Sections 4.1 and 4.2, (i) all Working Capital Revolving Loans shall be advanced and made ratably by the Working Capital Revolving Lenders in accordance with the Working Capital Revolving Lenders’ respective Working Capital Commitment Percentage of the total Working Capital Revolving Commitments; and (ii) all Acquisition

Revolving Loans shall be advanced and made ratably by the Acquisition Revolving Lenders in accordance with the Acquisition Revolving Lenders’ respective Acquisition Commitment Percentage of the total Acquisition Revolving Commitments.

(b)           When requesting a Revolving Loan hereunder, the Borrowers shall give the Agent notice of a request for a Loan in accordance with Section 4.1(a); provided, however, no notice of a request for a Working Capital Revolving Loan in accordance with Section 4.1(a) shall be required to be presented by the Borrowers to the Agent if a check, wire transfer request or other item issued by any Borrower shall be presented for payment against any controlled disbursement account maintained with the Agent in connection with the account or accounts established and maintained by the Agent for the purposes of deposits and collections of Receivables in accordance with Section 6.15, and the Agent shall then cause the Working Capital Lenders (subject to the settlement delay provisions of Section 2.2(f)) to make a Working Capital Revolving Loan for the purpose of crediting said controlled disbursement account in an amount sufficient to permit such check, wire transfer request or other item to be honored if (i) such Working Capital Revolving Loan is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan, and, if applicable, the resulting payment of any Obligations to be contemporaneously paid with the proceeds of such requested Working Capital Revolving Loan, (iii) such Working Capital Revolving Loan is for a Permitted Purpose, and (iv) no Default or Event of Default shall have occurred which is then continuing.  Each such Working Capital Revolving Loan advanced for the purpose of crediting any such controlled disbursement account shall be deemed to be a Alternate Base Rate Borrowing until a Rate Selection Notice is otherwise properly presented for such Alternate Base Rate Borrowing converting such borrowing to a LIBOR Borrowing.  Notwithstanding anything to the contrary contained in Section 2.11, if any request for a Loan in accordance with Section 4.1(a) requests Working Capital Revolving Loans in the form of Alternate Base Rate Borrowings, the Agent may make a Swingline Loan available to the Borrowers in an aggregate amount not to exceed the amount of such requested Working Capital Revolving Loans, and the aggregate amount of the corresponding requested Working Capital Revolving Loans shall be reduced accordingly by the principal amount of such Swingline Loan.  Except as otherwise provided in the settlement delay provisions of Section 2.2(f), the Agent shall promptly advise the applicable Lenders of any notice of a request for a Loan (other than a Swingline Loan) given pursuant to Section 4.1(a) or of any such Working Capital Revolving Loan advanced for purposes of crediting any such controlled disbursement account and of each Lender’s portion of a requested borrowing (based on such Lender’s Commitment Percentage).

(c)           Except as otherwise provided or specified in the settlement delay provisions of Section 2.2(f) below, each Lender shall make its Revolving Loans available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to the Agent at the Principal Office in immediately available funds not later than 1:00 p.m., and the Agent shall as soon as practicable, but in no event later than 5:00 p.m. on such date, credit the amount so received to a general deposit account designated and maintained by the applicable Borrower.  If a requested Revolving Loan shall not occur on the Closing Date or any date specified by the Borrowers as set forth in the applicable Request for Extension of Credit, as the case may be, because all of the conditions for such Revolving Loan set forth herein or in any of the other Loan Documents shall not have been met, the Agent shall return the amounts so received from the Lenders in respect of such requested Revolving Loan to the applicable Lenders as soon as practicable.

(d)           The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary:  (i) no Working Capital Revolving Lender shall be required to make Working Capital Revolving Loans at any one time outstanding in excess of such Working Capital Lender’s Working Capital Revolving Commitment; (ii) no Acquisition Revolving Lender shall be required to make Acquisition Revolving Loans at any one time outstanding in excess of such Acquisition Revolving Lender’s Acquisition Revolving Commitment; and (iii) the failure of any Revolving Lender to make any Revolving Loan or of any Working Capital Revolving Lender to make any payment in respect of its participation in Swingline Loans and Letter of Credit Advances shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make a Loan such other Lender is obligated to make hereunder).

(e)           The Revolving Loans made by the Revolving Lenders on any date and the Swingline Loans made by the Swingline Lender shall be in integral multiples of $500,000; provided, however, that the LIBOR Borrowings made on any date shall be in minimum aggregate principal amounts of $1,000,000, with any increases over such minimal amount being in integral aggregate multiples of $500,000.

(f)            The arrangements between the Agent and the Lenders with respect to making and advancing the Revolving Loans and making payments under Letters of Credit shall be handled on the following basis:  no less than once a week, the Agent will provide each Lender with a statement showing, for the period of time since the date of the most recent of such statements previously provided, the aggregate principal amount of new Revolving Loans made to the Borrowers, the aggregate amount of new Letter of Credit Advances which have not been reimbursed, the aggregate face amount of new Letters of Credit issued for the account of the Borrowers, the aggregate principal amount of new Swingline Loans made to the Borrowers, the amount of remittances and payments actually collected and applied by the Agent to reduce the outstanding principal balance of the Revolving Loans, to reduce the outstanding principal balance of the Swingline Loans and to reimburse Letter of Credit Advances during such period and the outstanding principal balances of the Revolving Loans and the Swingline Loans and the aggregate Letter of Credit Exposure Amount outstanding at the end of such period.  If a Revolving Lender’s pro-rata share (based on such Revolving Lender’s Commitment Percentage) of the Revolving Loans and the unreimbursed Letter of Credit Advances made during such period exceeds such Revolving Lender’s pro-rata share of remittances and payments applied to reduce the Revolving Loans and reimburse Letter of Credit Advances during such period, the difference will be paid and made available in same day funds by such Revolving Lender to the Agent, and if such Revolving Lender’s pro-rata share (based on such Revolving Lender’s Commitment Percentage) of remittances and payments applied to reduce the Revolving Loans and reimburse Letter of Credit Advances during such period exceeds such Revolving Lender’s pro-rata share (based on such Revolving Lender’s Commitment Percentage) of the Revolving Loans and the unreimbursed Letter of Credit Advances made during such period, the difference will be paid and made available in same day funds by the Agent to such Revolving Lender.

(g)                                 The Agent shall render to the Borrowers’ Agent each month a statement of the Borrowers’ account of all transactions of the type described in Section 2.2(f), which shall be deemed to be correct and accepted by and be binding upon the Borrowers unless the Agent receives a written statement of the Borrowers’ exceptions to such account statement within thirty (30) days after such statement was rendered to the Borrowers’ Agent.

2.3                                 Commitment Fees.  In consideration of each Revolving Lender’s Revolving Commitment, the Borrowers agree to pay to the Agent for the account of each Revolving Lender a commitment fee (each a “Commitment Fee”) (computed on the basis of the actual number of days elapsed in a year composed of 360 days, subject to the terms of Section 10.6) in an amount equal to the product of (a) the Applicable Commitment Fee Percentage times (b) such Revolving Lender’s average Unused Commitment for the applicable calculation period; provided, however, that a Working Capital Revolving Lender’s pro rata share of the Swingline Exposure shall be disregarded for purposes of calculating such Working Capital Revolving Lender’s Unused Commitment for Commitment Fee purposes.  The Commitment Fee shall be due and payable in arrears (i) on the last Business Day of each of March, June, September and December prior to the Termination Date, and (ii) on the Termination Date, with each Commitment Fee to commence to accrue as of the date of this Agreement and to be effective as to any reduction in the Total Commitment pursuant to Section 2.4(a) below as of the date of any such decrease, and each Commitment Fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the Termination Date.  All past due Commitment Fees shall bear interest at the Default Rate and shall be payable upon demand by the Agent.

2.4                                 Termination and Reductions of Revolving Commitments; Increase in Acquisition Revolving Commitment.

(a)                                  Upon at least five Business Days’ prior irrevocable written notice to the Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce (except as noted below), (i) the Total Working Capital Revolving Commitment ratably among the Working Capital Revolving Lenders in accordance with the amounts of their Working Capital Revolving Commitments; provided, however, that the Total Working Capital Revolving Commitment shall not be reduced at any time to an amount less than the aggregate of each Working Capital Revolving Lender’s Working Capital Revolving Exposure at such time; provided, further, that the Borrowers shall not at any time reduce the Total Working Capital Revolving Commitment pursuant to this Section 2.4(a) to an amount less than $25,000,000, except pursuant to a permanent termination in whole thereof, and (ii) the Total Acquisition Revolving Commitment ratably among the Acquisition Revolving Lenders in accordance with the amounts of their Acquisition Revolving Commitments; provided, however, that (A) the Total Acquisition Revolving Commitment shall not be reduced at any time to an amount less than the aggregate of each Acquisition Revolving Lender’s Acquisition Revolving Exposure outstanding at such time and (B) any reduction to the Total Acquisition Revolving Commitment shall also reduce the amount specified in clause (b) of the defined term “Reallocated Amount” pro rata based on the applicable percentage reduction of the Total Acquisition Revolving Commitment.  Each partial reduction of the Total Commitment shall be in a minimum of $5,000,000, or an integral multiple of $1,000,000 in excess thereof.

(b)                                 To effect the payment of any and all Commitment Fees and all other Obligations outstanding and owing hereunder or under any other Loan Documents, subject to the provisions of Sections 2.1 and 4.1, the Agent may, but shall not be obligated to, cause the Working Capital Revolving Lenders to make a Working Capital Revolving Loan or, if Working Capital Revolving Loans are no longer available due to the time of day, request that the Swingline Lender make a Swingline Loan, provided, that (i) such Working Capital Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan or Swingline Loan, as applicable, and the resulting payment of Commitment Fees and other Obligations under the Loan Documents to be contemporaneously paid with the proceeds of such Working Capital Revolving Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the Agent to cause the payment of any such Commitment Fees or other Obligations in accordance with the preceding sentence shall not in any way whatsoever affect the Credit Parties’ obligation to otherwise pay such amounts in accordance with the applicable terms hereof or of any other Loan Documents.

(c)                                  The Borrowers may request an increase in the Total Acquisition Revolving Commitment by obtaining additional Commitments, either from one or more of the existing Revolving Lenders or other lending institution(s), provided, that (i) no Revolving Lender shall be obligated to increase its Commitment, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, (iii) the Borrowers may make a maximum of four such requests (but no more than two requests in any 12 month period), (iv) the dollar amount of any increase will solely affect the amount of the Total Acquisition Revolving Commitment, provided, that the additional Commitment(s) of an increasing or additional Revolving Lender will be allocated to the Total Working Capital Revolving Commitment and the Total Acquisition Revolving Commitment so that such Revolving Lender holds the same percentage share of the Total Working Capital Revolving Commitment and the Total Acquisition Revolving Commitment, (vi) the Agent, the Swingline Lender and each Issuing Bank has approved the identity of any proposed new Revolving Lender, (vii) any such new Revolving Lender assumes all of the rights and obligations of an “Acquisition Revolving Lender” and a “Working Capital Revolving Lender” hereunder, and (viii) the procedures described in clause (d) below have been satisfied.

(d)                                 Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Agent and shall only require the written signatures of the Agent, the Borrowers and the Revolving Lender(s) being added or increasing their Commitment, subject only to the approval of all Lenders if any such increase would cause the Total Acquisition Revolving Commitment to exceed $150,000,000.  As a condition precedent to such an increase, (i) the Borrowers shall deliver to the Agent a certificate of each Credit Party (in sufficient copies for each Lender) signed by an authorized officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Event of Default exists, (ii) each Revolving Lender that has received a Note shall have returned such Note to the Agent for reissuance in order to reflect any reallocated Commitments and Revolving Loans, and

(iii) Borrowers shall have executed and delivered to the Agent new Note(s) in exchange for such surrendered Note(s) in amounts reflecting any reallocated Commitments and Revolving Loans.  Such new Note(s) shall be dated as of the effective date of the increase in the Total Acquisition Revolving Commitment and such surrendered Note(s) shall be marked cancelled and returned to the Borrowers’ Agent.

(e)                                  On the Business Day following any such increase, (i) the Commitment of each Revolving Lender will be automatically reallocated such that each Revolving Lender holds the same percentage share of the Total Working Capital Revolving Commitment as it does of the Total Acquisition Revolving Commitment, and (ii) all outstanding Revolving Loans shall be automatically reallocated among the Revolving Lenders (including any newly added Revolving Lenders) in accordance with the Revolving Lenders’ respective revised Commitment Percentages.  Within a reasonable time after the effective date of any increase, the Agent shall, and is hereby authorized and directed to, revise Schedule 1.1A to reflect such increase and shall distribute such revised Schedule to each of the Lenders and the Borrowers, whereupon such revised Schedule shall replace the old Schedule 1.1A and become part of this Agreement.

2.5                                 Mandatory and Voluntary Prepayments.

(a)                                  If the aggregate Working Capital Revolving Exposure at any time exceeds the Total Working Capital Revolving Commitment (including upon the conclusion of any Reallocation Period), the Agent shall notify the Borrowers’ Agent of such excess amount (such notice being permitted to be given orally to a Responsible Officer so long as it is promptly followed in writing) and the Borrowers shall immediately make a prepayment on the Working Capital Revolving Loans or repay or cash collateralize the Letter of Credit Exposure Amount or cause one or more Swingline Loans to be prepaid or one or more Letters of Credit to be canceled and surrendered in an amount sufficient to reduce the aggregate Working Capital Revolving Exposure to an amount no greater than the Total Working Capital Revolving Commitment.  Any prepayments required by this subparagraph (a) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

(b)                                 The Borrowers shall make prepayments of the Working Capital Revolving Loans and the Swingline Loans from time to time so that the Availability equals or exceeds zero at all times.  Specifically, if the Availability at any time is less than zero, the Agent shall notify the Borrowers’ Agent of the deficiency (such notice being permitted to be given orally to a Responsible Officer so long as it is promptly followed in writing) and the Borrowers shall immediately make a prepayment on the Working Capital Revolving Loans or otherwise reimburse the Agent for Letter of Credit Advances or cause one or more Swingline Loans to be prepaid or one or more Letters of Credit to be canceled and surrendered in an amount sufficient to cause the Availability to be at least equal to zero.  Any prepayments required by this subparagraph (b) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

(c)                                  If the aggregate Acquisition Revolving Exposure at any time exceeds the Total Acquisition Revolving Commitment, the Agent shall notify the Borrowers’ Agent of such excess amount (such notice being permitted to be given orally to a Responsible Officer so long as it is promptly followed in writing) and the Borrowers shall immediately make a prepayment on the Acquisition Revolving Loans in an amount sufficient to reduce the aggregate Acquisition Revolving Exposure to an amount no greater than the Total Acquisition Revolving Commitment.  Any prepayments required by this subparagraph (c) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

(d)                                 Within one Business Day of the date of receipt by any Credit Party of Net Proceeds of any Disposition by a Credit Party of any Property (including casualty losses or condemnations but excluding Dispositions which qualify as Permitted Dispositions under Section 7.4), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.7(d) in an amount equal to 100% of such Net Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Disposition; provided, that so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Borrowers’ Agent shall have given Agent prior written notice of the Borrowers’ intention to apply such monies to the costs of replacement of the Properties that are the subject of such Disposition or the cost of purchase or construction of other Property useful in the business of the Credit Parties, (C) the monies are held in a Controlled Account, and (D) the Credit Parties complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Credit Parties shall have the option to apply such monies to the costs of replacement of the Property that is the subject of such Disposition or the costs of purchase or construction of other Property useful in the business of the Credit Parties unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Controlled Account shall be paid to the Agent and applied in accordance with Section 2.7(d).  Nothing contained in this Section 2.5(d) shall permit the Credit Parties to sell or otherwise dispose of any Property other than in accordance with Section 7.4.

(e)                                  Within one Business Day of the date of incurrence by any Credit Party of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.7(d) in an amount equal to 100% of the Net Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.5(e) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(f)                                    Unless such Equity Interests are issued in order to fund a Permitted Acquisition, within one Business Day of the date of the issuance by the Parent of any Equity Interests prior to or in connection with the IPO, the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.7(d) in an amount equal to 100% of the Net Proceeds received by the Parent in connection with such issuance (including the Net Proceeds of the IPO).  The provisions of this Section 2.5(f) shall not be deemed to be implied consent to any issuance of Equity Interests otherwise prohibited by the terms and conditions of this Agreement or a waiver of Section 8.1(l) with respect to a Change of Control that may occur as a result of such issuance.

(g)                                 Once each year during the period between March 31 and September 30 of such year, the Borrowers shall prepay the outstanding Working Capital Revolving Loans and/or cash collateralize Letters of Credit in order to reduce the outstanding Working Capital Revolving Exposure to an aggregate amount less than $10,000,000 for a period of 30 consecutive days (the “Clean Down Period”).  Solely for the purposes of the preceding sentence, the aggregate undrawn amount of any Letter of Credit with a stated tenor of not more than 30 days and that is returned to the applicable Issuing Bank and cancelled within 15 days from the date of its issuance shall be excluded from the Working Capital Revolving Exposure.

(h)                                 On or prior to October 14 of each year, the Borrowers shall repay the outstanding principal amount of the Acquisition Revolving Loans by at least $7,500,000; provided, that the amount of repayments made in excess of $7,500,000 during any 12 month period will be carried forward to reduce the amount required to be repaid pursuant to this Section 2.5(h) in subsequent periods.  Any repayments required by this subparagraph (h) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).  Repayments made pursuant to this Section 2.5(h) shall not reduce the Total Acquisition Revolving Commitment.  Notwithstanding the foregoing, this Section shall no longer be applicable following the Equity Raise.

(i)                                     In addition to the mandatory prepayments required by Sections 2.5(a) 2.5(b), 2.5(c), 2.5(d), 2.5(e), 2.5(f), 2.5(g) and 2.6(h) above, the Borrowers shall have the right, at their option, to prepay any of the Loans in whole at any time or in part from time to time, without premium or penalty, except as otherwise provided in this Section 2.5 or of Section 2.9(a), 2.9(b) or 2.9(c).  Each prepayment of Swingline Loans or Revolving Loan Alternate Base Rate Borrowings may be made in any amount, and such prepayments shall be applied against the Working Capital Revolving Loans, the Acquisition Revolving Loans or the Swingline Loans, as applicable.  Prepayments under this subparagraph (i) shall be subject to the following additional conditions:

(i)                                     In giving notice of prepayment as hereinafter provided, the Borrowers shall specify, for the purpose of paragraphs (ii) and (iii) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBOR Borrowings and as between Swingline Loans, Working Capital Revolving Loans and Acquisition Revolving Loans; provided, that in no event shall any LIBOR Borrowing be partially prepaid such that less than $1,000,000 remains outstanding.

(ii)                                  Prepayments applied to any LIBOR Borrowing may be made on any Business Day, provided, that (A) the Borrowers shall have given the Agent at least three Business Days’ prior irrevocable written or telecopied notice of such prepayment specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (B) if such prepayment is made on any day other than the last day of the Interest

Period corresponding to the LIBOR Borrowing to be prepaid, the Borrowers shall pay upon demand directly to the Agent for the account of the applicable Lenders the Consequential Loss as a result of such prepayment.

(iii)                               Prepayments applied to any Alternate Base Rate Borrowing may be made on any Business Day, provided, that with respect thereto the Borrowers shall have given the Agent prior irrevocable written notice or notice by telephone (which is to be promptly confirmed in writing) of any such prepayment on the Business Day of such prepayment, specifying the principal amount of the Alternate Base Rate Borrowing to be prepaid.

(j)                                     If any notice of any prepayment has been given, the principal amount specified in such notice, together with (in the case of any prepayment of a LIBOR Borrowing) interest thereon to the date of prepayment and any resulting Consequential Loss, shall be due and payable on such prepayment date; provided, that a notice of prepayment delivered by the Borrowers’ Agent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers’ Agent (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  The Borrowers shall pay to the Agent upon its demand all costs and expenses incurred in connection with any prepayment notice revoked pursuant to the preceding sentence, including any Consequential Loss arising as a result of the early termination of Interest Periods in effect for LIBOR Borrowings.

2.6                                 Notes; Payments; Accounts.

(a)                                  Subject to the provisions of Section 10.12 hereof relating to replacement and substitution of the Notes, (i) all Working Capital Revolving Loans made by a Working Capital Revolving Lender to the Borrowers shall, at such Working Capital Lender’s request, be evidenced by a single Working Capital Revolving Credit Note dated as of the Closing Date, delivered and payable to such Working Capital Revolving Lender in a principal amount equal to such Working Capital Revolving Lender’s Working Capital Revolving Commitment as of the Closing Date, (ii) all Acquisition Revolving Loans made by an Acquisition Revolving Lender to the Borrowers shall, at such Acquisition Revolving Lender’s request, be evidenced by a single Acquisition Revolving Credit Note dated as of the Closing Date, delivered and payable to such Acquisition Revolving Lender in a principal amount equal to such Acquisition Revolving Lender’s Acquisition Revolving Commitment as of the Closing Date, and (iii) all Swingline Loans made by the Swingline Lender to the Borrowers shall, at the Swingline Lender’s request, be evidenced by a single Swingline Note dated as of the Closing Date, delivered and payable to the Swingline Lender in a maximum principal amount equal to $5,000,000.

(b)                                 The outstanding principal balance of each and every Revolving Loan, as evidenced by the Notes, shall mature and be fully due and payable on the Termination Date.  The outstanding principal balance of each and every Swingline Loan, as evidenced by the Swingline Note, shall mature and be fully due and payable on the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Working Capital Revolving Loans in accordance with Section 2.11(c).

(c)                                  Subject to Section 10.6, the Borrowers hereby agree to pay accrued interest on the unpaid principal balance of the Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date of this Agreement.  After the Termination Date, accrued and unpaid interest on the Loans shall be payable on demand.

(d)                                 To effect payment of accrued interest owing on the Loans as of the Interest Payment Dates, subject to the provisions of Sections 2.1 and 4.1, the Agent may, but shall not be obligated to, cause the Working Capital Revolving Lenders to make a Working Capital Revolving Loan or, if Working Capital Revolving Loans are no longer available due to the time of day, request that the Swingline Lender make a Swingline Loan to pay in full the amount of accrued interest owing and payable on the Loans as of the respective Interest Payment Date, provided, that (i) such Working Capital Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan or Swingline Loan, as applicable, and the resulting payment of accrued interest to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the Agent to cause a payment of any accrued interest owing on the Loans on any Interest Payment Date in accordance with the preceding sentence shall not in any way whatsoever effect the Credit Parties’ obligation to otherwise pay such amounts in accordance with the applicable terms hereof or any other Loan Documents.

(e)                                  The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type of each Loan made hereunder, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)                                    The entries made in the accounts maintained pursuant to paragraph (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

2.7                                 Application of Payments and Prepayments.

(a)                                  Prepayments on the Working Capital Revolving Loans shall be applied to payment of the aggregate unpaid principal amounts of the Working Capital Revolving Loans, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Working Capital Revolving Loans in accordance with Section 2.6(c) shall be applied to the aggregate accrued interest then outstanding under the Working Capital Revolving Loans.

(b)                                 Prepayments on the Acquisition Revolving Loans shall be applied to payment of the aggregate unpaid principal amounts of the Acquisition Revolving Loans, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Acquisition Revolving Loans in accordance with Section 2.6(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Acquisition Revolving Loans.

(c)                                  Prepayments on the Swingline Loans shall be applied to payment of the aggregate unpaid principal amount of the Swingline Loans, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Swingline Loans in accordance with Section 2.6(c) shall be applied to the aggregate accrued interest then outstanding under the Swingline Loans.

(d)                                 All repayments required pursuant to Section 2.5(d), (e) and (f) shall be applied as follows: first to pay interest due in respect of the Acquisition Revolving Loans; second, to pay principal of the Acquisition Revolving Loans; third, to pay interest due in respect of the Swingline Loans; fourth, to pay principal of the Swingline Loans; fifth, to pay interest due in respect of the Working Capital Revolving Loans; and sixth, to pay principal of the Working Capital Revolving Loans.

(e)                                  All payments remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees or other specific Obligations, and all proceeds of Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent from the Borrowers; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers; third, to pay interest due in respect of all Swingline Loans; fourth, to pay interest due in respect of all Revolving Loans (including any Consequential Loss resulting from such payment); fifth, to pay or prepay principal of the Swingline Loans; sixth, to pay or prepay principal of the Acquisition Revolving Loans, principal of the Working Capital Revolving Loans, unpaid reimbursement obligations in respect of Letters of Credit, Secured Hedging Obligations and Obligations under any Bank Product pro rata; and seventh, to the payment of any other Obligation due to the Agent or any Lender.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Borrowing, except (i) on the expiration date of the Interest Period applicable to any such LIBOR Borrowing, or (ii) in the event, and only to the extent, that there are no outstanding Alternate Base Rate Borrowings.

(f)                                    Except for any settlement delay provided or specified in Section 2.2(f), each payment or prepayment received by the Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.  If the Agent fails to send to any Lender the product of such Lender’s Commitment Percentage, times the aggregate amount of any such payment or prepayment received by the Agent for the account of all the Lenders by the close of business on the date such payment was deemed received by the Agent in accordance with Section 2.7(g) below, the Agent shall pay to such Lender interest on such Lender’s pro-rata portion of such payment timely received by the Agent from such date of receipt by the Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

(g)                                 All sums payable by the Borrowers to the Agent hereunder or pursuant to the Notes or any of the other Loan Documents for its own account or the account of the Lenders shall be payable in United States dollars in immediately available funds not later than 2:00 p.m. on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind.  Any such payment or prepayment received and accepted by the Agent after 2:00 p.m. shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day.  All such payments or prepayments shall be made at the Principal Office.  If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

2.8                                 Interest Rates for Loans.

(a)                                  Subject to Section 10.6, the Loans shall bear interest on their respective outstanding principal balances at the Alternate Base Rate; provided, that (i) at the request of the Agent or the Required Lenders, all principal outstanding, whether then due and payable, after the occurrence of an Event of Default which has not been cured to the satisfaction of the Agent and the requisite Lenders required hereunder or waived in writing by the Agent and the requisite Lenders required hereunder shall bear interest at the Default Rate, which shall be due and payable upon demand, (ii) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (iii) subject to the provisions hereof, the Borrowers shall have the option of having all or any portion of the principal balances from time to time outstanding under the Loans (other than Swingline Loans) bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate (together with the Alternate Base Rate, individually herein called an “Interest Option” and collectively called “Interest Options”).  The records of the Agent, with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error.  Interest on the Loans shall be calculated at the Alternate Base Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply.

(b)                                 The Borrowers shall have the right to designate or convert their Interest Options in accordance with the provisions hereof.  Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of the last sentence of Subsection 2.8(a) and the provisions of Section 2.9, the Borrowers may elect to have the Adjusted LIBOR Rate apply or continue to apply to all or any portion of the principal balances of the Revolving Loans.  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Revolving Loans, but such conversion alone shall not change the outstanding principal balance of the Revolving Loans.  The Interest Options shall be designated or converted in the manner provided below:

(i)                                     The Borrowers’ Agent shall give the Agent notice by telephone, promptly confirmed by written notice (the “Rate Selection Notice”) substantially in the form of Exhibit F hereto.  Each such telephone and written notice shall specify the amount and type of borrowings which are the subject of the designation; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by the Borrowers.  Such notice by telephone shall be irrevocable and shall be given to the Agent no later than the applicable Rate Selection Date.  If (A) a new Revolving Loan is to be a LIBOR Borrowing, (B) an existing LIBOR Borrowing is maturing at the time that a new Revolving Loan is being requested and the Borrowers are electing to have such existing portion of the outstanding principal balance of the Revolving Loans going forward bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan, or (C) a portion of a Alternate Rate Borrowing is to be converted so as to bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan, then the Rate Selection Notice shall be included in the Request for Extension of Credit applicable to the new Revolving Loan, which shall be given to the Agent no later than the applicable Rate Selection Date.

(ii)                                  No more than six LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time with respect to either the Working Capital Revolving Loans or the Acquisition Revolving Loans.  Each LIBOR Borrowing shall be in a minimum aggregate principal amount of at least $1,000,000, with any increases over such minimum amount being in integral aggregate multiples of $500,000.

(iii)                               Principal included in any borrowing shall not be included in any other borrowing which exists at the same time.

(iv)                              Each designation or conversion shall occur on a Business Day.

(v)                                 Except as provided in Section 2.9, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period unless the Borrowers pay any resulting Consequential Loss.

(vi)                              The Agent shall promptly advise the Lenders of any Rate Selection Notice given pursuant to this Section 2.8 and of each Lender’s pro-rata portion of such designation or conversion hereunder.

(c)                                  All fees (including the Commitment Fee) will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d)                                 All interest on LIBOR Borrowings will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(e)                                  All interest on Alternate Base Rate Borrowings will be computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

2.9                                 Special Provisions Applicable to LIBOR Borrowings.

(a)                                  If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Agent or any Revolving Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impracticable for any Revolving Lender to permit the establishment of or to maintain any LIBOR Borrowing, (i) the commitment of the Lenders to establish or maintain the Adjusted LIBOR Rate affected by such adoption or change shall forthwith be canceled, (ii) the affected LIBOR Borrowings shall be automatically converted to Alternate Base Rate Borrowings, and (iii) the Borrowers shall forthwith, upon demand by the Agent to the Borrowers’ Agent, (1) pay all accrued and unpaid interest to date on the amount so converted; and (2) pay any amounts required to compensate the Agent and the Revolving Lenders for any additional cost or expense which the Agent or any Revolving Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Consequential Loss which the Agent or any Revolving Lender may incur as a result of such conversion to the Alternate Base Rate.  If, when the Agent so notifies the Borrowers’ Agent, the Borrowers have given a Rate Selection Notice specifying one or more borrowings of the type with respect to which such demand was made but the selected Interest Period or Interest Periods has not yet begun, such Rate Selection Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Rate Selection Notice shall bear interest at the Alternate Base Rate until a different available Interest Option shall be designated in accordance herewith.

(b)                                 If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Agent or any Revolving Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the Revolving Loans being maintained on the basis of the Adjusted LIBOR Rate:

(i)                                     subject any Revolving Lender to any tax (including any United States interest equalization tax), levy, impost, duty, charge, fee, or any deduction or withholding for any tax, levy, impost, duty, charge or fee on or from the payment due under any LIBOR Borrowing or other amounts due hereunder, other than (A) Indemnifiable Taxes and Other Taxes (as to which Section 10.16 shall govern) or (B) Excluded Taxes payable by the Revolving Lenders; or

(ii)                                  change the basis of taxation of payments due from the Borrowers to the Agent or any Revolving Lender under any LIBOR Borrowing (otherwise than by a change in the rate of taxation of the overall net income of the Agent or such Revolving Lender); or

(iii)                               impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the Statutory Reserves), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by the Agent or any Revolving Lender, or against deposits or accounts in or for the account of the Agent or any Revolving Lender, or against loans made by the Agent or any Revolving Lender, or against any other funds, obligations or other Property owned or held by the Agent or any Revolving Lender; or

(iv)                              impose on the Agent or any Revolving Lender any other materially restrictive or limiting condition regarding any LIBOR Borrowing;

and the result of any of the foregoing is to increase the cost to any Revolving Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the Adjusted LIBOR Rate, or reduce the amount of principal or interest received by any Revolving Lender, then, upon demand by such Revolving Lender, the Borrowers shall pay to such Revolving Lender, from time to time as specified by such Revolving Lender, additional amounts which shall compensate such Revolving Lender for such increased cost or reduced amount.  Such Revolving Lender will promptly notify the Borrowers’ Agent in writing of any event, upon becoming actually aware of it, which will entitle any Revolving Lender to additional amounts pursuant to this paragraph.  Such Revolving Lender’s determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error, provided that the calculation thereof and reason therefore is certified and is set forth in reasonable detail in such certification by such Revolving Lender.

The Borrowers shall have the right, if any Revolving Lender issues any notice referred to in the preceding paragraph, upon three (3) Business Days’ notice to the Agent, either (A) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (B) to convert the Adjusted LIBOR Rate in effect with respect to such borrowing from such Revolving Lender to the Alternate Base Rate; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate the appropriate Revolving Lender or Revolving Lenders for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted; and (z) any Consequential Loss which may be incurred as a result of such repayment or conversion.  Additionally, if any Revolving Lender issues any notice referred to in the preceding paragraph, the Borrowers shall also have the corresponding rights in Section 10.15(c).

(c)                                  If for any reason with respect to any Interest Period the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that:  (i) the Agent is unable through its customary general practices to determine a rate at which the Agent is offered deposits in United States dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market generally, the Agent is not being offered deposits for the applicable Interest Period and in an amount equal to the amount of any LIBOR Borrowing requested by the Borrowers, or (ii) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to any Revolving Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then the Agent shall give the Borrowers’ Agent notice thereof explaining in reasonable detail the circumstances giving rise to such notice, and thereupon, (A) any Rate Selection Notice previously given by the Borrowers designating an

Adjusted LIBOR Rate which has not commenced as of the date of such notice from the Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until the circumstances giving rise to such notice from the Agent no longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for an Alternate Base Rate Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrowers, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing.

(d)                                 The Borrowers hereby agree (without duplication of any other indemnity obligation hereunder) to indemnify the Agent and each of the Revolving Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of (i) any prepayment (mandatory or optional) of any LIBOR Borrowing, (ii) any acceleration of the Revolving Loans or exercise of remedies upon an Event of Default that results in the repayment or conversion of any LIBOR Borrowing, or any increase in the cost of maintaining any LIBOR Borrowing, or (iii) any failure by the Borrowers to convert or to borrow any LIBOR Borrowing on the date specified by the Borrowers.  This indemnity shall survive termination of the Commitment and this Agreement.  A certificate as to any additional amounts payable to the Agent or any Revolving Lender pursuant to this paragraph, detailing the basis therefor and submitted by the Agent or such Revolving Lender to the Borrowers’ Agent shall be conclusive and binding upon the Borrowers, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

(e)                                  If the Borrowers request quotes of the Adjusted LIBOR Rate for different Interest Periods being considered for election by the Borrowers, the Agent will use reasonable efforts to provide such quotes to the Borrowers promptly.  However, all such quotes provided shall be representative only and shall not be binding on the Agent or any Revolving Lender, nor shall they be determinative, directly or indirectly, of any Adjusted LIBOR Rate or any component of any such rate, nor will the Borrowers’ failure to receive or the Agent’s failure to provide any requested quote or quotes either (i) excuse or extend the time for performance of any obligation of the Borrowers or for the exercise of any right, option or election of the Borrowers or (ii) impose any duty or liability on the Agent or any Revolving Lender.  The Agent shall not have any liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote.

(f)                                    With respect to any Revolving Lender having a LIBOR Lending Office which differs from its Domestic Lending Office, all Revolving Loans advanced by such Revolving Lender’s LIBOR Lending Office shall be deemed to have been made by such Revolving Lender and the obligation of the Borrowers to repay such Revolving Loans shall nevertheless be to such Revolving Lender and shall be deemed held by such Revolving Lender, to the extent of such portions of the Revolving Loan, for the account of such Revolving Lender’s LIBOR Lending Office.

(g)                                 Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans hereunder in any manner it sees fit, it being understood, however, that for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained its portion of each LIBOR Borrowing during each Interest Period for the Loans through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

(h)                                 If any Revolving Lender requests compensation under Section 2.9(b), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9(b) in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Revolving Lender in connection with any such designation or assignment).

(i)                                     The Borrowers’ obligation to pay increased costs and Consequential Loss with regard to each LIBOR Borrowing as specified in this Section 2.9 shall, in accordance with Section 10.7, survive termination of this Agreement.

2.10                           Letters of Credit.

(a)                                  Subject to the terms and conditions contained herein, the Borrowers shall have the right to utilize a portion of the Working Capital Revolving Commitment from time to time prior to the Termination Date to obtain from an Issuing Bank one or more Letters of Credit for the account of the Borrowers in such amounts and in favor of such beneficiaries as the Borrowers from time to time shall request; provided, that in no event shall an Issuing Bank issue or have any obligation to issue any Letter of Credit if (i) the face amount of such Letter of Credit, plus the Letter of Credit Exposure Amount at such time would exceed $50,000,000, (ii) the face amount of such Letter of Credit would exceed Availability, (iii) such Letter of Credit would have an expiry date beyond the earlier to occur of (A) five Business Days prior to the scheduled Termination Date, (B) with respect to Standby Letters of Credit, one full year after the issuance date of such Standby Letter of Credit, or (C) with respect to Trade Letters of Credit, 180 days after the issuance date of such Trade Letter of Credit, (iv) such Letter of Credit is not in a form and does not contain terms satisfactory to the Agent in its reasonable credit judgment, (v) the Borrowers have not executed and delivered such Applications and other information, instruments and agreements relating to such Letter of Credit as the Agent and the applicable Issuing Bank shall have reasonably requested, (vi) an Default or Event of Default has occurred and is continuing, or (vii) such Letter of Credit is not being issued or has not been issued in connection with transactions occurring in the ordinary course of business of the Credit Parties.  Each Letter of Credit may be issued for the account of or used by the Borrowers or any of their Subsidiaries that are Credit Parties, but the Credit Parties shall have full liability for each Letter of Credit.  The above limitations on the tenor of any Standby Letter of Credit issued hereunder shall not be deemed to be violated by the inclusion in such Standby Letter of Credit of an “evergreen clause” providing for the automatic renewal of such Standby Letter of Credit for successive periods not exceeding one year in each instance, absent notice to the beneficiary and the account party of the applicable Issuing Bank’s election not to renew such Standby Letter of Credit at least 30 days prior to the then effective expiry date of such Letter of Credit.

(b)                                 If requesting the issuance of any Letter of Credit, the Borrowers’ Agent on behalf of the Borrowers shall give (i) with respect to any Letter of Credit to be issued by an Issuing Bank other than BNP Paribas, at least three Business Days’ prior written notice to the Agent and the applicable Issuing Bank or (ii) with respect to any Letter of Credit to be issued by BNP Paribas as Issuing Bank, (1) other than if such date is the last Business Day of a quarter, prior written notice to the Agent and BNP Paribas by no later than noon, Eastern Standard Time, on the requested date of issuance, which date shall be a Business Day, or (2) if such date is the last Business Day of a quarter, prior written notice to the Agent and BNP Paribas by no later than 10:00 a.m., Eastern Standard Time, on the requested date of issuance, which date shall be a Business Day, in each case which written notice shall be the requisite Application for a Letter of Credit on such Issuing Bank’s customary form.  In accordance with the provisions of Section 2.2(f), the Agent shall periodically notify each Working Capital Revolving Lender that a Letter of Credit has been requested in the amount reflected in such Application and inform such Lender of the amount of its pro-rata portion of such proposed Letter of Credit (based upon such Lender’s Commitment Percentage).  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Simultaneously with an Issuing Bank’s issuance and delivery of any Letter of Credit, such Issuing Bank shall be deemed, without further action, to have sold to each Working Capital Revolving Lender, and each such Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation interest (which participation shall be nonrecourse to such Issuing Bank) equal to such Lender’s Commitment Percentage at such time in such Letter of Credit and all of the Letter of Credit Exposure Amount related to such Letter of Credit.  Each Working Capital Revolving Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit, as well as its obligation to make the payments specified in this Section 2.10 and the right of such Issuing Bank to receive the same in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)                                 The Borrowers promise to repay, to the order of the Agent, the amount of all Letter of Credit Advances on a same-day basis.  To effect repayment of any such Letter of Credit Advance not reimbursed by the Borrowers, the Agent shall, to the extent available, satisfy such Letter of Credit Advance (subject to the terms and conditions of Sections 2.1 and 4.1) by causing the Working Capital Revolving Lenders to make a Working Capital Revolving Loan if (i) such Letter of Credit Advance is (and such Working Capital Revolving Loan is to be) made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan and the resulting repayment of such Letter of Credit Advance to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing, and any such Working Capital Revolving Loan shall bear interest pursuant to Section 2.8(a) at the Alternate Base Rate.  If any Letter of Credit Advance cannot be so satisfied, such Letter of Credit Advance shall be considered for all purposes as a demand obligation owing by the Borrowers to the Agent, and each such Letter of Credit Advance shall bear interest from the date thereof at the

Default Rate, without notice of presentment, demand, protest or other formalities of any kind (said past due interest on such Letter of Credit Advance being payable on demand).  The unavailability of a Working Capital Revolving Loan to effect repayment of any such Letter of Credit Advance in accordance with the second sentence of this Section 2.10(d) shall not in any way whatsoever affect the Borrowers’ obligation to pay each Letter of Credit Advance on demand and to pay interest at the Default Rate on the amount of such unreimbursed Letter of Credit Advance.  Except for any settlement delay provided in Section 2.2(f), the Agent will pay to each Working Capital Revolving Lender such Lender’s Working Capital Commitment Percentage of all amounts received from the Borrowers by the Agent, if any, for application, in whole or in part, against the Letter of Credit Advances in respect to any Letter of Credit, but only to the extent such Working Capital Revolving Lender has made its full pro-rata payment of each drawing under the Letter of Credit to which such Letter of Credit Advance relates.  All rights, powers, benefits and privileges of this Agreement with respect to the Revolving Loans, all security therefor (including the Collateral) and guaranties thereof (including the Guaranties) and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Borrowers contained in this Agreement with respect to the Revolving Loans shall apply to such Letter of Credit Advances.

(e)                                  In consideration of the issuance of each Letter of Credit pursuant to the provisions of this Section 2.10, the Borrowers agree to pay (subject to Section 10.6) to the Agent for the ratable benefit of the Working Capital Revolving Lenders a letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (i) the Applicable Margin in effect for LIBOR Borrowings for the applicable period times (ii) the undrawn amount of the applicable Letter of Credit, with each letter of credit fee to commence to accrue as of the date of issuance of such Letter of Credit and to be effective as to any reductions in the undrawn amount of such Letter of Credit as of the date of any such reduction (whether resulting from payments thereunder by the Agent, by agreement of the beneficiary thereunder or automatically by the terms of the Letter of Credit).  Such letter of credit fee shall be due and payable, in arrears, on the last Business Day of each calendar quarter and on the Termination Date.

(f)                                    The Borrowers hereby agree to pay to the Issuing Bank issuing a Letter of Credit hereunder for such Issuing Bank’s sole benefit a fronting fee equal to the greater of (i) $500 and (ii) 0.25% per annum on the available amount of each Letter of Credit issued hereunder.  Fronting fees shall be payable to the Agent at its Principal Office in immediately available funds quarterly in arrears upon the conclusion of each fiscal quarter of the Borrowers and upon the Termination Date.  All past due fronting fees shall bear interest at the Default Rate and shall be payable upon demand by the Agent.  The Borrowers also hereby agree to pay to such Issuing Bank for such Issuing Bank’s sole benefit any and all other issuance, administrative, amendment, negotiation, payment and other normal and customary fees which are charged by such Issuing Bank in connection with the issuance or negotiation of any of Letter of Credit and the presentation or payment of any draw under any such Letter of Credit, with all of such amounts being due and payable to the Agent upon demand.

(g)                                 The obligations of the Borrowers under this Agreement in respect of the Letters of Credit and all Letter of Credit Advances are absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Loan Document;

(ii)                                  any amendment or waiver of default under or any consent to departure from the terms of this Agreement or any Letter of Credit without the express prior written consent of the Agent;

(iii)                               the existence of any claim, set-off, defense or other right which any beneficiary or any transferee of any Letter of Credit (or any entities for whom any such beneficiary or any such transferee may be acting), or any Person (other than the Agent or the Lenders) may have, whether in connection with this Agreement, the Letters of Credit, the transactions contemplated hereby or any unrelated transaction;

(iv)                              any statement, draft, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided, that the Agent will examine each document presented under each Letter of Credit to ascertain that such document appears on its face to comply with the terms thereof; and

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

In the event that any restriction or limitation is imposed upon or determined or held to be applicable to the Agent, an Issuing Bank, any Working Capital Revolving Lender or any Credit Party by, under or pursuant to any Legal Requirement now or hereafter in effect or by reason of any interpretation thereof by any Governmental Authority, which in the respective sole judgment of the Agent, such Issuing Bank or any Working Capital Revolving Lender would prevent any such Person from legally incurring liability under a Letter of Credit issued or proposed to be issued hereunder, then the Agent shall give prompt written notice thereof to the Borrowers’ Agent, whereupon the Agent and such Issuing Bank shall have no obligation to issue any additional Letters of Credit then or at any time thereafter.  In addition, if as a result of any Regulatory Change which imposes, modifies or deems applicable (x) any tax, reserve, special deposit or similar requirement against any Letters of Credit issued by an Issuing Bank or participated to by any Working Capital Revolving Lender; (y) any fee, expense or assessment against the Letters of Credit issued by such Issuing Bank or participated in by any Working Capital Revolving Lender for deposit insurance, or (z) any other charge, expense or condition which increases the actual cost to such Issuing Bank or any Working Capital Revolving Lender of issuing or maintaining such Letters of Credit, or reduces any amount receivable by such Issuing Bank or any Working Capital Revolving Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Issuing Bank’s or such Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then the Borrowers (subject to Section 10.6) shall pay to such Issuing Bank or such Lender, upon demand and from time to time, amounts sufficient to compensate such Person for each such increase from the effective date of such increase to the date of demand therefor.  Each such demand shall be accompanied by a certificate setting forth in reasonable detail the calculation of the amount then being demanded in accordance with the preceding sentence and each such certificate shall be conclusive absent manifest error.

(h)                                 THE BORROWERS HEREBY AGREE TO INDEMNIFY AND HOLD HARMLESS THE AGENT, EACH ISSUING BANK AND EACH LENDER (EACH AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH AN INDEMNIFIED PARTY MAY INCUR OR WHICH MAY BE CLAIMED AGAINST SUCH INDEMNIFIED PARTY BY ANY OTHER PERSON WHATSOEVER (WHETHER INCURRED AS A RESULT OF ITS OWN NEGLIGENCE OR OTHERWISE BUT EXCLUDING ANY SUCH DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES DETERMINED BY A FINAL NON-APPEALABLE JUDICIAL DECISION TO HAVE BEEN CAUSED OR RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY) IN CONNECTION WITH THE EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, INCLUDING ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH SUCH INDEMNIFIED PARTY, AS THE CASE MAY BE, MAY INCUR BY REASON OF OR IN CONNECTION WITH THE FAILURE OF ANY DEFAULTING LENDER TO FULFILL OR COMPLY WITH ITS OBLIGATIONS HEREUNDER (BUT NOTHING HEREIN CONTAINED SHALL AFFECT ANY RIGHTS THE BORROWERS MAY HAVE AGAINST SUCH DEFAULTING LENDER).

(i)                                     Subject to the settlement delay procedures of Section 2.2(f), the Agent shall give telephonic or facsimile notice to the Working Capital Revolving Lenders of the receipt and amount of any draft presented under any Letter of Credit and the date on which payment thereon will be made, and each of the Working Capital Revolving Lenders shall, by 1:00 p.m. on the date such payment is to be made under such Letter of Credit, pay in immediately available funds, an amount equal to the product of (i) such Lender’s Working Capital Commitment Percentage times (ii) the amount of such payment to be made by the applicable Issuing Bank to the beneficiary under such Letter of Credit.  Any Working Capital Revolving Lender failing to timely deliver its requisite portion of any such payment shall deliver the same to the Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  Each Working Capital Revolving Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge, and to indemnify and hold the Agent harmless from liability in respect of, such Lender’s pro-rata share (based on such Lender’s Working Capital Commitment Percentage) of any amounts owing by such Lender to the Agent in accordance with the immediately preceding sentence.

(j)                                     On the date falling 15 Business Days prior to the Termination Date or if any Event of Default shall occur and be continuing, on the Business Day that the Borrowers’ Agent receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Working Capital Revolving Lenders with Letter of Credit Exposure

Amount representing greater than 50% of the total Letter of Credit Exposure Amount) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Working Capital Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Letter of Credit Exposure Amount as of such date plus accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (m), (n) or (o) of Section 8.1.  Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse a Working Capital Revolving Lender for Letter of Credit Advances for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Exposure Amount at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Working Capital Revolving Lenders with Letter of Credit Exposure Amount representing greater than 50% of the total Letter of Credit Exposure Amount), be applied to satisfy other Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(k)                                  The Existing Letter of Credit shall be deemed to have been issued pursuant to this Section 2.10 and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

2.11                           Swingline Loans.

(a)                                  Subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make loans for the Swingline Lender’s own account (each a “Swingline Loan”) to the extent the same would otherwise have been available to the Borrowers under the Working Capital Revolving Commitment in an aggregate principal amount at any one time outstanding up to, but not exceeding, $5,000,000; provided, however, that at no time shall the Swingline Lender make any Swingline Loan to the extent that, after giving effect to such Swingline Loan, the aggregate amount of each Working Capital Revolving Lender’s Working Capital Revolving Exposure at such time would exceed the Total Working Capital Revolving Commitment; and provided further, however, that the Swingline Lender shall not make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge.  Each Swingline Loan shall be a Alternate Base Rate Borrowing and shall in any event mature no later than the Termination Date.  Subject to the conditions herein and within the limits set forth in the first sentence of this paragraph, any Swingline Loan prepaid prior to the

Termination Date may be reborrowed as an additional Swingline Loan by the Borrowers pursuant to the terms of this Agreement.

(b)                                 To request a Swingline Loan, the Borrowers’ Agent shall notify the Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers’ Agent, and subject to the terms of this Agreement, the Swingline Lender may make a Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers specified in such request with the Swingline Lender by 5:00 p.m. on the requested date of such Swingline Loan.

(c)                                  No less frequently than once per week and at such other times as the Swingline Lender may desire, the Swingline Lender shall submit a written settlement request to the Agent, which settlement request shall specify the outstanding principal amount of the Swingline Loans to be repaid.  Each Working Capital Revolving Lender shall pay to the Agent, for the account of the Swingline Lender, in the manner provided below, such Working Capital Revolving Lender’s Working Capital Commitment Percentage of all of the outstanding Swingline Loans specified in each settlement request.  The Agent shall forward notice of each such settlement request to each Working Capital Revolving Lender on the day such settlement request is received by the Agent (except that any such settlement request received by the Agent after 2:00 p.m. on any Business Day or any such settlement request received on a day that is not a Business Day shall not be required to be forwarded to the Working Capital Revolving Lenders by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Working Capital Revolving Lender’s Working Capital Commitment Percentage of the aggregate principal amount of the Swingline Loans stated to be outstanding in such notice to be paid, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.1 or 4.2 shall have been satisfied (which conditions precedent the Working Capital Revolving Lenders hereby irrevocably waive), each Working Capital Revolving Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Lender’s receipt of such notice, make available to the Agent, in immediately available funds, for the account of the Swingline Lender, the amount specified in such statement.  Upon such payment by a Working Capital Revolving Lender, such Lender shall, except as provided in Section 2.11(d), be deemed to have made a Working Capital Revolving Loan to the Borrowers in the amount of such payment.  The Borrowers agree that all such Working Capital Revolving Loans so deemed made shall be deemed to have been requested by them and direct that all proceeds thereof shall be used to repay the Swingline Loans to the Swingline Lender, and the Agent shall use such funds received from the Working Capital Revolving Lenders to repay the Swingline Loans to the Swingline Lender.  To the extent that any Working Capital Revolving Lender fails to make such payment available to the Agent for the account of the Swingline Lender and the Swingline Exposure is not reallocated to the non-Defaulting Lenders in accordance with Section 2.15(a), the Borrowers shall repay such Swingline Loan within five Business Days following notice from the Agent.

(d)                                 Upon the occurrence of any Event of Default described in Sections 8.1(m) through 8.1(q) each Working Capital Revolving Lender shall acquire, without recourse or warranty, an undivided participation in each Swingline Loan otherwise required to be repaid by such Lender pursuant to Section 2.11(c), which participation shall be in a principal amount equal to such Lender’s Working Capital Commitment Percentage of such Swingline Loan, by paying to the Swingline Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swingline Loan pursuant to Section 2.11(c), in immediately available funds, an amount equal to such Lender’s Working Capital Commitment Percentage of such Swingline Loan.  If all or part of such amount is not in fact made available by such Working Capital Revolving Lender to the Swingline Lender on such date, the Swingline Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Alternate Base Rate Borrowings.

(e)                                  From and after the date on which any Working Capital Revolving Lender (i) is deemed to have made a Working Capital Revolving Loan pursuant to Section 2.11(c) with respect to any Swingline Loan or (ii) purchases an undivided participation interest in a Swingline Loan pursuant to Section 2.11(d), the Swingline Lender shall promptly distribute to such Lender such Lender’s Working Capital Commitment Percentage of all payments of principal of and interest received by the Swingline Lender on account of such Swingline Loan other than those received from a Working Capital Revolving Lender pursuant to Sections 2.11(c) or 2.11(d).

2.12                           Pro-Rata Treatment.

(a)                                  Except to the extent otherwise provided herein (including as specified in Sections 2.2(f) and 2.10(b)):  (i) each payment of Commitment Fees shall be made and applied for the account of the Revolving Lenders pro-rata according to each Revolving Lender’s Commitment Percentage, (ii) each borrowing from the Working Capital Revolving Lenders under Section 2.1 shall be made, and each termination or reduction of the Working Capital Revolving Commitments of the Working Capital Revolving Lenders under Section 2.4 shall be applied, pro-rata, according to each Working Capital Revolving Lender’s Working Capital Commitment Percentage; (iii) each borrowing from the Acquisition Revolving Lenders under Section 2.1 shall be made, and each termination or reduction of the Acquisition Revolving Commitments of the Acquisition Revolving Lenders under Section 2.4 shall be applied, pro-rata, according to each Acquisition Revolving Lender’s Acquisition Commitment Percentage, (iv) each payment or prepayment by the Borrowers of principal of or interest on Working Capital Revolving Loans (other than Swingline Loans) shall be made to the Agent for the account of the Working Capital Revolving Lenders pro-rata in accordance with the respective unpaid principal amounts of such Loans held by such Lenders, and amounts payable with respect to Swingline Loans shall be paid only to the Swingline Lender; (v) each payment or prepayment by the Borrowers of principal of or interest on Acquisition Revolving Loans shall be made to the Agent for the account of the Acquisition Revolving Lenders pro-rata in accordance with the respective unpaid principal amounts of such Loans held by such Lenders; (vi) the Working Capital Revolving Lenders (other than an Issuing Bank in its capacity as a Revolving Lender) shall purchase from such Issuing Bank participations in the Letters of Credit to the extent of their respective Working Capital Commitment Percentages upon issuance by such Issuing Bank of each Letter of Credit as otherwise provided for herein, and (vii) the Working Capital Revolving Lenders (other than the Swingline Lender) shall purchase from the Swingline Lender participations in the Swingline Loans to the extent of their respective Working Capital Commitment Percentages upon request by the Swingline Lender as otherwise provided for herein.

(b)                                 Except for any settlement delay provided or specified in Section 2.2(f), unless the Agent shall have been notified in writing by any Revolving Lender prior to the date of a proposed Revolving Loan that such Revolving Lender will not make the amount that would constitute such Revolving Lender’s Commitment Percentage of such Revolving Loan on such date available to the Agent at the Principal Office, the Agent may assume that such Revolving Lender has made such amount available to the Agent on such date, and the Agent may, in reliance upon such assumption and subject to the terms and conditions of this Agreement, make such amount available to the Borrowers by depositing the same, in immediately available funds, in a general deposit account maintained by the Borrowers and designated by the Borrower’s Agent in the applicable Request for Extension of Credit.  Any Revolving Lender failing to timely deliver its requisite portion of such Revolving Loan shall deliver the same to the Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Revolving Lender to the Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  In addition, the Borrowers hereby agree that within five Business Days following demand by the Agent, the Borrowers shall reimburse the Agent for any such amount which any Revolving Lender has failed to timely deliver to the Agent, but which the Agent may have previously made available to the Borrowers in accordance with the other provisions of this Section 2.12(b).  If a requested Revolving Loan shall not occur on any date specified by the Borrowers as set forth in the applicable Request for Extension of Credit because all of the conditions for such Revolving Loan set forth herein or in any of the other Loan Documents shall have not been met, the Agent shall return the amounts so received from the Revolving Lenders in respect of such requested Revolving Loan to the applicable Revolving Lenders as soon as practicable.

2.13                           Sharing of Payments, Etc.  The Credit Parties agree that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option upon the occurrence and during the continuation of an Event of Default, to offset balances held by it for the account of any of the Credit Parties at any of its offices against any principal of or interest on any of such Lender’s Loans to the Borrowers hereunder, such Working Capital Revolving Lender’s Working Capital Commitment Percentage of the Letter of Credit Exposure Amounts or the Swingline Exposure, or any other Obligation of the Credit Parties owing to any such Lender under any of the Loan Documents regardless of whether such offset balances are then due to the Credit Parties, in which case it shall promptly notify the Borrowers’ Agent and the Agent thereof, provided, that such Lender’s failure to give such notice shall not affect the validity thereof.  If a Lender shall obtain payment (other than the Swingline Lender obtaining payment of all or any portion of a Swingline Loan) of any principal of or interest on any Loan made by it under this Agreement, any Letter of Credit Exposure Amount, any Swingline Exposure or other obligation then due to such Lender under any Loan Document, through the exercise of any right of set-off (including any right of set-off or lien granted under Section 10.18), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made by, the Letter of Credit Exposure Amount or the Swingline Exposure of, or the other obligations of the Credit Parties hereunder or thereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Commitment Percentages.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Credit Parties agree, to the fullest extent they may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made by, Letter of Credit Exposure Amount or the Swingline Exposure of, or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Loans, Letter of Credit Exposure Amount, Swingline Exposure or other obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Credit Parties.

2.14                           Recapture.  If on any Interest Payment Date the Agent does not receive for the account of one or more Lenders payment in full of interest computed at the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such Lenders, the Borrowers shall pay to the Agent for the account of such Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the Borrowers be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Lenders during such period.  As used herein, the term “Excess Interest Amount” means, on any day, the amount by which (a) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Notes of the applicable Lender (had the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such Lender) exceeds (b) the aggregate amount of interest actually paid to the Agent for the account of such Lender on its Loans on or prior to such day.

2.15                           Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Working Capital Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  if any Swingline Exposure or Letter of Credit Exposure Amount exists at the time a Working Capital Revolving Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure and Letter of Credit Exposure Amount shall be reallocated among the non-Defaulting Working Capital Revolving Lenders in accordance with their respective Working Capital Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Working Capital Lenders’ Working Capital Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure Amount does not exceed the total of all non-Defaulting

Working Capital Lenders’ Working Capital Revolving Commitments and (y) the conditions set forth in Section 4.1 are satisfied at such time; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within five Business Days following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure Amount (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.10(j) for so long as such LC Exposure is outstanding; and

(iii)                               if the LC Exposure of the non-Defaulting Working Capital Revolving Lenders is reallocated pursuant to this Section 2.15(a), then the fees payable to the Working Capital Revolving Lenders pursuant to Section 2.3 and Section 2.10(e) shall be adjusted in accordance with such non-Defaulting Working Capital Lenders’ Working Capital Commitment Percentages.

(b)                                 so long as any Working Capital Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Working Capital Revolving Commitments of the non-Defaulting Working Capital Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.15(a), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Working Capital Lenders in a manner consistent with Section 2.15(a)(i) (and Defaulting Lenders shall not participate therein).

(c)                                  If any Defaulting Lender’s LC Exposure is neither cash collateralized or reallocated pursuant to Section 2.15(a), then without prejudice to any rights or remedies of the Issuing Bank or any Lender, all fees that would otherwise have been payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that is neither cash collateralized nor reallocated shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)                                 Any amount payable to a Defaulting Lender hereunder, after giving effect to Section 2.15(a), (whether on account of principal, interest, fees or otherwise), shall be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as cash collateral for future funding obligations of any Defaulting Lender under this Agreement, (iv) fourth to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its applicable share, and (y) made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans or Letter of Credit disbursements owed to such Defaulting Lender.

(e)                                  In the event that the Agent, the Borrowers’ Agent, the applicable Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Working Capital Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure Amount of the Working Capital Lenders shall be readjusted to reflect the inclusion of such Lender’s Working Capital Revolving Commitment and on such date such Lender shall purchase at par such of the Working Capital Revolving Loans of the other Working Capital Revolving Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Working Capital Commitment Percentage.

3.                                       Collateral.

3.1                                 Security Documents.  The Loans and all other Obligations shall be secured by the Collateral and the Agent and the other Lender Parties are entitled to the benefits thereof.  The applicable Credit Parties shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby (subject only to Liens permitted under Section 7.2), and other documents, consistent with the terms of this Agreement and the other Loan Documents, as may be reasonably required by the Agent to grant to the Agent, for the ratable benefit of the Lender Parties, a valid, perfected and enforceable first priority Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 7.2), including any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any Security Document.

3.2                                 Filing and Recording.  The Credit Parties shall, at their sole cost and expense, cooperate with the Agent in causing all financing statements, Intellectual Property Security Agreements and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary or desirable in the Agent’s discretion to perfect the Liens of the Agent, and the Credit Parties shall take such other actions as the Agent may reasonably request, in order to perfect and protect the Liens of the Agent, for the ratable benefit of the Lender Parties, in the Collateral.  The Credit Parties, to the extent permitted by law, hereby authorize the Agent to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required to perfect such Liens or which, in the opinion of the Agent, may at any time be desirable and file the same, and the Credit Parties hereby irrevocably designate the Agent, its respective agents, representatives and designees as its agent and attorney-in-fact for this purpose.  In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at the Credit Parties’ cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Agent.  Any such financing statements, continuation statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” (or other words to that effect) and include such other information that Agent may deem necessary or desirable.

3.3                                 Special Collateral Account.  All amounts on deposit from time to time in the Special Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Obligations until applied thereto as hereinafter provided.  Any income received with respect to amounts from time to time on deposit in the Special Collateral Account, including any interest, shall be deposited in a Controlled Account.  The Agent shall at all times have sole control and complete dominion over the Special Collateral Account and all amounts on deposit therein; provided, however, that the Borrowers may, upon the written request of Borrowers’ Agent delivered to the Agent, from time to time withdraw and use the requested funds (a) to pay, prepay or repay Obligations in respect of the Loans, and (b) subject to obtaining the Agent’s prior written consent, for any other purpose not herein prohibited; provided, that any mandatory prepayment required under Section 2.5(b) that exists or would arise as a result of such withdrawal is made in connection with such withdrawal.

4.                                       Conditions.

4.1                                 All Loans.  The obligation of each Lender to make any Loan (other than a Swingline Loan, which shall be governed exclusively by the terms of Section 2.11) and the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                  the Agent (and in the case of clause (ii) below, the applicable Issuing Bank) shall have received the following, all of which shall be duly executed and in Proper Form:  (i) in the case of a Loan, other than a Revolving Loan for the purposes described in the proviso to Section 2.2(b) or in Sections 2.4(b), 2.6(d) and 2.10(d),

(A)                              with respect to each Alternate Base Rate Borrowing, Agent shall have received by no later than 10:00 a.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer or Financial Officer of the Borrowers’ Agent (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrowers’ Agent), and

(B)                                with respect to each LIBOR Borrowing, Agent shall have received by no later than 12:00 p.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer or Financial Officer of the Borrowers’ Agent (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrowers’ Agent),

or (ii) in the case of issuance of a Letter of Credit, (A) a completed Application (as may be required by the applicable Issuing Bank) signed by a Responsible Officer or Financial Officer of the Borrowers’ Agent (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrowers’ Agent) delivered (1) with respect to any Letter of Credit to be issued by an Issuing Bank other than BNP Paribas, by 10:00 a.m. at least three Business Days’ prior to the requested date of issuance, which date shall be a Business Day, or (2) with respect to any

Letter of Credit to be issued by BNP Paribas as Issuing Bank, (x) other than if such date is the last Business Day of a quarter, by no later than noon, Eastern Standard Time, on the requested date of issuance, which date shall be a Business Day, or (y) if such date is the last Business Day of a quarter, by no later than 10:00 a.m., Eastern Standard Time, on the requested date of issuance, which date shall be a Business Day; (B) payment of the first letter of credit fee as and by the time required in Section 2.10 of this Agreement; and (C) such other Applications, certificates and other documents as the Agent or such Issuing Bank may reasonably require;

(b)                                 all representations and warranties of the Borrowers and any other Person set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for those representations and warranties which relate to a specified date, which shall be true and correct as of such date;

(c)                                  no Default or Event of Default shall have occurred and be continuing; and

(d)                                 if requested by the Agent, it shall have received a certificate executed by the Financial Officer or other Responsible Officer of each Credit Party as to the compliance with subparagraphs (b) and (c) above.

4.2                                 First Loan or Letter of Credit.  In addition to the matters described in Section 4.1, the obligation of any Lender to make the initial Loans or the obligation of any Issuing Bank to issue the first Letter of Credit is subject to the receipt by the Agent of, or satisfaction of the Agent and the Lenders with, each of the following, in Proper Form:

(a)                                  this Agreement and each other Loan Document duly executed by the Borrowers and the other Credit Parties;

(b)                                 a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each Credit Party dated as of the date of this Agreement, authorizing (i) each Credit Party’s entering into the transactions contemplated hereby and (ii) the delivery by each Credit Party of the Loan Documents to be executed and delivered by such Credit Party;

(c)                                  certified copies of the Organizational Documents of each Credit Party;

(d)                                 certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each Credit Party in its applicable jurisdiction of formation, dated within thirty (30) days of the Closing Date, together, if requested by the Agent, with confirmation by telephone or telecopy (where available) on the Closing Date from such official(s) as to such matters;

(e)                                  certificates from the appropriate public officials of those jurisdictions where the nature of each Credit Party’s business makes it necessary or desirable to be qualified to do business as a foreign corporation, which jurisdictions are set forth on Schedule 5.8, as to the good standing and qualification as a foreign corporation (as may be appropriate) of the Credit Parties, dated within sixty (60) days of the Closing Date;

(f)                                    evidence that the Initial Contribution shall have occurred or will occur simultaneously with the initial Loans pursuant to the terms of the Contribution Agreement and otherwise on terms and conditions acceptable to the Agent, including (i) the Agent’s satisfaction with the legal documentation for the Initial Contribution, (ii) the Agent’s satisfaction with Borrowers’ corporate, capital and ownership structure after giving effect to the Initial Contribution, and (iii) receipt by the Agent of copies of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance if applicable) deemed necessary or appropriate by the Agent;

(g)                                 a pro forma balance sheet of the Parent and its Subsidiaries dated as of the Closing Date and giving effect to the Initial Contribution in form and substance satisfactory to the Agent;

(h)                                 certified copies of the Contribution Agreement and each other document or agreement in connection with the Initial Contribution, in each case in form and substance satisfactory to the Agent and the Lenders with no amendments or modifications thereto except as have been approved by the Agent in writing;

(i)                                     evidence that the Parent has received at least $11,000,000 in Net Proceeds from the Parent’s issuance of limited partnership interests, and from the General Partner’s issuance of membership interests, to Infrastructure Energy Partners, LLC or Michael Krimbill, Brad Atkinson and Jay Hatfield and that such Net Proceeds have been contributed to Silverthorne;

(j)                                     a pro forma Borrowing Base Certificate dated as of September 30, 2010, together with supporting documentation and reports satisfactory to the Agent;

(k)                                  payoff letters in form and substance satisfactory to the Agent for all senior credit facilities of the Contributors and assurances satisfactory to the Agent that proceeds from the initial Loans shall be applied on the Closing Date in full satisfaction of amounts due thereunder;

(l)                                     all governmental and third party approvals necessary in connection with the Loan Documents and the business of the Credit Parties and their Subsidiaries;

(m)                               (i) Hicks’ and NGL’s audited and unaudited consolidated financial statements for the most recently completed periods ending 90 days or more prior to the Closing Date (provided, that Hicks shall also deliver pro forma financial statements reflecting only those assets that are to be contributed by it in the Initial Contribution), (ii) Hicks’ and NGL’s individual business segment financial statements for the most recently completed periods ending 90 days or more prior to the Closing Date (provided, that Hicks shall also deliver business segment financial statements reflecting only those business segments that are to be contributed by it in the Initial Contribution), and (iii) Borrowers’ projections for fiscal years 2011 through 2015;

(n)                                 a copy of the Barnes and Click asset appraisal and of the Agent’s field examination of the books and records of the Credit Parties with results of such asset appraisal and field examination satisfactory to the Agent and the Lenders;

(o)                                 favorable legal opinions from (i) Winston & Strawn, LLP, outside counsel for the Credit Parties, and (ii) such special and local counsels as the Agent may request, each addressed to the Agent and the Lenders and acceptable in all respects to the Agent in its reasonable credit judgment;

(p)                                 certificates of insurance satisfactory to the Agent in all respects evidencing the existence of all insurance required to be maintained by the Credit Parties pursuant to Section 6.7 of this Agreement and all other terms of the Security Documents together with loss payable and additional insured endorsements;

(q)                                 the applicable Credit Parties, the Agent and the applicable financial institutions listed in Schedule 5.26 attached hereto shall have entered into the Control Agreements with respect to each deposit account listed on such Schedule other than accounts established as part of the administration of employee benefits or for petty cash;

(r)                                    the Credit Parties’ hedging strategy with respect to fluctuations in interest rates and Natural Gas prices;

(s)                                  [Reserved];

(t)                                    evidence satisfactory to the Agent that no Material Adverse Effect shall have occurred since March 31, 2010;

(u)                                 a certificate of a Responsible Officer of the Credit Parties in the form of Exhibit I annexed hereto certifying on behalf of the Credit Parties as to the solvency of the Credit Parties and their Subsidiaries after giving effect to the funding of the initial Revolving Loans and related matters set forth in Section 5.19;

(v)                                 the Perfection Certificate, dated the Closing Date, duly executed by each Credit Party;

(w)                               (i) a fully executed (and, where required, notarized) Mortgage (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in the applicable jurisdiction, encumbering each Real Property Asset listed on Schedule 4.2(w)-1 (each such Real Property Asset, a “Closing Date Mortgaged Property”); (ii) with respect to each Closing Date Mortgaged Property, such surveys or surveyor or owner certificates as the Agent may reasonably require; (iii) in the case of each Material Leasehold Property existing as of the Closing Date copies of all leases between any Credit Party and any landlord or tenant, and any modifications, supplements or amendments thereto; (iv) (A) evidence reasonably acceptable to the Agent as to whether any Closing Date Mortgaged Property is a Flood Hazard Property, and (B) if there are any such Flood Hazard Properties, evidence that the applicable Credit Party has obtained flood hazard insurance as required by law with respect to each Flood Hazard Property in reasonable amounts approved by the Agent, or evidence reasonably acceptable to the Agent that such insurance is not available; (v) (A) an ALTA loan title insurance policy or unconditional commitment therefor (a “Closing Date Mortgage Policy”) issued by the Title Company with respect to each Closing Date Mortgaged Property owned by any Credit Party, in an amount at least equal to the Fair Market Value thereof, insuring title to the Closing Date Mortgaged Property vested in such Credit Party and assuring the Agent that the Closing Date Mortgage creates a valid and enforceable first priority Lien on such Closing Date Mortgaged Property, subject only to any standard or other exceptions as may be reasonably acceptable to the Agent and which appear as exceptions on Schedule B to the applicable Closing Date Mortgage Policy, which Closing Date Mortgage Policy shall include endorsements (to the extent available) for customary matters reasonably requested by the Agent, including, but not limited to, those endorsements listed on Schedule 4.2(w)-2; and (B) evidence satisfactory to the Agent that such Credit Party has (1) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policy and (2) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policy and all recording and stamp taxes (including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the Closing Date Mortgage in the appropriate real estate records; (vi) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policy and any other such documents as Agent shall reasonably request; and (vii) evidence reasonably satisfactory to the Agent that there are no material taxes, levies, duties, imposts, deductions, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Closing Date Mortgaged Property (to the extent the same are not addressed by endorsements provided under a Closing Date Mortgage Policy), except those for which extensions have been obtained and except for those which have been disclosed to the Agent and which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP;

(x)                                   the ownership, corporate structure, solvency and capitalization of the Credit Parties and their Subsidiaries shall be satisfactory to the Lenders in all respects;

(y)                                 the Agent and the Lenders shall have had the opportunity, if they elect, to examine the books of account and other records and files of the Credit Parties and to make copies thereof, and to conduct a preclosing audit which shall include verification of Eligible Accounts and Eligible Inventory, verification of satisfactory status of customer and supplier accounts, payment of payroll taxes and accounts payable and formulation of an opening Borrowing Base as of the Closing Date (with the results of such examination and audits to have been satisfactory to the Agent and the Lenders in all respects);

(z)                                   all such actions as the Agent shall reasonably require to perfect the Liens created pursuant to the Security Documents shall have been taken, including (i) the delivery to the Agent of all Property with respect to which possession is necessary or desirable for the purpose of perfecting such Liens, (ii) with respect to Collateral covered by the Security Documents, the filing of appropriately completed and duly executed Uniform Commercial Code financing statements, (iii) with respect to all Collateral constituting certificated Equity Interests in any Credit Party or any of their Subsidiaries, delivery to the Agent of original stock certificates and stock transfer powers with regard to all of the applicable Equity Interests, (iv) with respect to all Collateral consisting of Intellectual Property, the recording of appropriate documents in the U.S. Patent and Trademark Office and the United States Copyright Office, as applicable and (v) with respect all motor vehicles and rolling stock of the Credit Parties, the notation of the Agent’s Lien on the certificate of title therefor;

(aa)                            evidence reasonably satisfactory to the Agent that the Liens created by the Security Documents constitute first priority Liens (except for any Liens expressly provided for in Sections 7.2(a), 7.2(c), 7.2(d), 7.2(e) and 7.2(f) below), including satisfactory Uniform Commercial Code or other applicable search reports and satisfactory authorizations to file releases of Liens or termination statements with respect to any existing prior Liens to be released;

(bb)                          the terms, conditions and amount of all Indebtedness of each Credit Party shall be acceptable to the Agent;

(cc)                            the Borrowers shall contemporaneously pay on the Closing Date all fees owed to the Agent and the Lenders by the Borrowers under this Agreement or under any commitment letters or fee letters entered into between the Borrowers or any of their Affiliates and the Lenders or any of their Affiliates, including reasonable legal fees and expenses described in Section 10.9 or otherwise for which invoices have been presented; and

(dd)                          all other legal matters incident to the transactions herein contemplated shall be reasonably satisfactory to counsel for the Agent and respective counsel for each of the Lenders.

All documents executed or submitted pursuant to this Section 4 by or on behalf of any Credit Party shall be in form and substance satisfactory to the Agent and its counsel.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue a Letter of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 10.11) at or prior to 5:00 p.m., New York City time, on October 14, 2010.  Upon satisfaction of each of the conditions set forth in this Section 4, the Borrowers’ Agent shall execute and deliver the Certificate of Effectiveness.

Without limiting the generality of the provisions of Section 9.2, for purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.2 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

4.3                                 Post-Closing Deliveries.  Borrowers shall deliver or cause to be delivered to the Agent each of the items set forth on Schedule 4.3, in each case on or before the date specified in such Schedule for such item or prior to such later date as the Agent may determine and agree to in writing in its sole discretion.  Borrowers’ failure to deliver each such item on or before the date specified (as such date may be extended by the Agent in writing in its sole discretion) shall constitute an immediate Event of Default.

5.                                       Representations and Warranties.

To induce the Agent and the Lenders to enter into this Agreement, the Credit Parties represent and warrant to the Agent and the Lenders, as of the date of this Agreement and as of the date any Loan is made hereunder or any Letter of Credit is issued hereunder, as follows:

5.1                                 Organization.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; has all power and authority to own its respective Property and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing could not reasonably be expected to have a Material Adverse Effect.

5.2                                 Financial Statements.

(a)                                  The financial statements of the Contributors delivered to the Agent and the Lenders in connection with this Agreement fairly present, in accordance with GAAP, the financial condition and the results of operations of the Contributors (and of certain consolidated Affiliates and Subsidiaries of the Contributors not party to the Initial Contribution) as of the dates and for the periods indicated.  The unaudited pro forma financial statements dated as of March 31, 2010 of the Credit Parties delivered to the Agent and the Lenders in connection with this Agreement, fairly present, in accordance with GAAP, the financial condition and the results of operations of the Credit Parties (after giving effect to the Initial Contribution) as of the dates and for the periods indicated, subject to the qualifications with respect to the pro forma financial statements of the Credit Parties set forth therein.  No Material Adverse Effect with respect the Contributors, the Credit Parties or the Initial Contributed Business has occurred since the dates of such financial statements.

(b)                                 The Credit Parties have heretofore furnished to the Agent, for the period from the projected Closing Date through March 31, 2015, projected financial data of the Credit Parties, on a consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections.  The projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the date of this Agreement and the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

5.3                                 Enforceable Obligations; Authorization.  The Loan Documents are legal, valid and binding obligations of the Credit Parties to the extent they are party thereto, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles including remedies of specific performance and injunction.  The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, member or partner, action; are within the power and authority of the applicable Credit Parties; do not and will not contravene or violate any material Legal Requirement or the Organizational Documents of any Credit Party; do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which any Credit Party or any material portion of its Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any Credit Party except as expressly contemplated or permitted herein or therein, and do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the operations or any of the property of any Credit Party that could reasonably be expected to have a Material Adverse Effect.  Except as otherwise set forth on Schedule 5.3, all necessary consents and approvals of any Governmental Authority and all other requisite material permits, registrations and consents have been obtained for the delivery and performance of the Loan Documents.

5.4                                 Other Debt.  No Credit Party is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust or security agreement to which it is a party.

5.5                                 Litigation.  Except as set forth on Schedule 5.5 attached hereto, there is no litigation, administrative proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against, nor any outstanding judgment, order or decree affecting, any Contributor or any Credit Party before or by any Governmental Authority or arbitral body which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect.  No Credit Party is knowingly in default with respect to any material judgment, writ, rule, regulation, order or decree of any Governmental Authority binding on it or its property.

5.6                                 Taxes.  Each Credit Party has filed all federal, state, local or foreign income, franchise and other material tax returns required to have been filed and paid all taxes required to have been paid by it, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP.  No federal income tax returns of any Credit Party have been audited by the Internal Revenue Service, the determination under which could reasonably be expected to have a Material Adverse Effect.  No Credit Party is a party to, or has any material obligation under, any tax sharing arrangement with any Person.

5.7                                 No Material Misstatements; Full Disclosure.  No report, financial statement, exhibit, schedule or other written information prepared and furnished by or on behalf of any Credit Party to the Agent or any Lender in connection with this Agreement or any other Loan Documents contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the Closing Date, each Credit Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject after giving effect to the Initial Contribution, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.8                                 Subsidiaries.  As of the Closing Date after giving effect to the Initial Contribution, no Credit Party has any Subsidiaries or any other majority, or material minority ownership interests in any other Person other than as listed on Schedule 5.8.  Except as expressly indicated on Schedule 5.8, as of the Closing Date, each of the Subsidiaries listed on Schedule 5.8 is wholly-owned by the Credit Party or other Person indicated on such schedule.  As of the Closing Date after giving effect to the Initial Contribution, Schedule 5.8 sets forth (a) the full legal name, jurisdiction of incorporation or organization and organizational identification number of each Credit Party and each Subsidiary of any Credit Party, and (b) the issued and outstanding and percentage of each Credit Party’s, any of its Subsidiaries’ or such other Person’s (as indicated thereon) ownership of the Equity Interests of each Subsidiary of any Credit Party.

5.9                                 Representations by Others.  All representations and warranties made by or on behalf of any Credit Party or any of its Subsidiaries in any Loan Document shall constitute representations and warranties of each Credit Party hereunder.

5.10                           Permits, Licenses, Etc.  Each Credit Party owns, possesses or has the benefit of all material permits, licenses (including Intellectual Property licenses) and Intellectual Property rights which are required (a) to conduct its respective business and (b) for the operation and use of each Real Property Asset owned in fee and each Material Leasehold Property.

5.11                           ERISA.  No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in any material liability to any Credit Party.  Each Plan complies in all material respects with all applicable provisions of ERISA, and each Credit Party or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan unless such a failure to file is not reasonably likely to result in a material liability with respect to a Credit Party.  The Credit Parties do not have any knowledge of any event which could reasonably be expected to result in a material liability of any Credit Party or any ERISA Affiliate to the PBGC other than for applicable premiums.  No failure to meet the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.  No event has occurred and no condition exists that could reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of any Credit Party or any ERISA Affiliate.  No event has occurred and no condition exists that could reasonably be expected to cause the Lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of any Credit Party or any ERISA Affiliate.  No Credit Party maintains or has maintained, has or has had any obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) with respect to a Multiemployer Plan.

5.12                           Title to Properties; Possession Under Leases.

(a)                                  The Credit Parties have good and insurable title to, or a valid leasehold interest in, all of their respective material Property shown on the balance sheet referred to in Section 5.2(a) for the Credit Parties or, if applicable, the most recent consolidated balance sheet for the Credit Parties provided under the terms of Section 6.3(a), 6.3(b) or 6.3(c) and all material Property acquired since the date of such respective balance sheets, except for such Property as has been disposed of in the ordinary course of business in accordance with this Agreement, and except for minor defects in title that do not interfere with the ability of any Credit Party or any of their Subsidiaries to conduct their respective businesses as now conducted.  All such Property is free and clear of all Liens other than those permitted by Section 7.2.

(b)                                 The Credit Parties and each of the Credit Parties’ predecessors in interest under said leases have complied in all material respects with all obligations under all Material Leases to which any of them is a party and under which any of them is in occupancy, except where non-compliance does not affect such Credit Party’s use or occupancy thereof, as applicable, and all Material Leases are in full force and effect, and each of the Credit Parties, as applicable, enjoy peaceful and undisturbed possession under all such Material Leases.

5.13                           Assumed Names.  As of the date of this Agreement and the Closing Date, no Credit Party is currently conducting its business under any assumed name or names, except as set forth on Schedule 5.13.

5.14                           Investment Company Act.  No Credit Party, nor any of its Subsidiaries, is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

5.15                           Public Utility Holding Company Act.  No Credit Party is a “public utility company,” or an “affiliate” or a “subsidiary company” of a “public utility company,” or a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended (“PUHCA”).  No Credit Party is an “affiliate” or a “subsidiary company” of an unregistered, non-exempt “holding company” as such terms are defined in PUHCA.

5.16                           [Reserved].

5.17                           Environmental Matters.

(a)                                  Except as described in Schedule 5.17, each Credit Party and each of its Subsidiaries is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or Environmental Permit reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries.

(b)                                 Each Credit Party and each of its Subsidiaries (i) has obtained and maintained in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of its business, (ii) along with its respective Properties, has been and is in material compliance with Environmental Laws and Environmental Permits during each Credit Party’s or Subsidiary’s period of ownership or leasehold interest, as the case may be, except as described in Schedule 5.17, (iii) along with its respective Properties, is not subject to any material (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date of this Agreement, except as set forth in any of the environmental assessments or studies described on Schedule 5.17, or as disclosed on Schedule 5.17, and (iv) except as described in Schedule 5.17, has not received any written notice from any Governmental Authority of any material violation or alleged material violation of any Environmental Law or Environmental Permit or any written notice of any material Environmental Claim in connection with its respective Properties.

(c)                                  Except as described in Schedule 5.17, no Credit Party nor any of its Subsidiaries has knowledge of any material violation of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties’ or any of their Subsidiaries’ respective Property.

(d)                                 Except as described in Schedule 5.17, no Credit Party or any of its Subsidiaries has knowledge of the presence or release of any Hazardous Substance at any of its respective Properties in quantities or under circumstances that under Environmental Law could reasonably be expected to require remedial action.

(e)                                  Except as described in Schedule 5.17, no Credit Party or any of its Subsidiaries has knowledge of any facts or circumstances, including proposed or anticipated changes in Environmental Law that would materially increase the cost of maintaining compliance with Environmental Law or otherwise result in a Material Adverse Effect.

(f)                                    The matters disclosed in Schedule 5.17 could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.18                           No Change in Credit Criteria or Collection Policies.  As of the Closing Date, there has been no material adverse change in credit criteria or collection policies concerning Receivables of any Credit Party or Contributor since March 31, 2010.

5.19                           Solvency.

(a)                                  The value of the assets of each Credit Party (including contribution rights from other Credit Parties), based on a fair valuation thereof, after giving effect to the Initial Contribution, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Credit Party, as they are expected to become absolute and mature.

(b)                                 The assets of each Credit Party, after giving effect to the Initial Contribution, do not constitute unreasonably small capital for such Credit Party to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Credit Party, taking into account (i) the nature of the business conducted by such Credit Party, (ii) the particular capital requirements of the business conducted by such Credit Party, (iii) the anticipated nature of the business to be conducted by such Credit Party in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business.

(c)                                  No Credit Party intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each such Credit Party and the timing and amounts to be payable on or in respect of debt of each such Credit Party, as applicable).  The cash flow of each such Credit Party, after taking into account all anticipated uses of the cash of each such Credit Party, should at all times be sufficient to pay all such amounts on or in respect of debt of each such Credit Party when such amounts are anticipated to be required to be paid.

5.20                           Status of Receivables and Other Collateral.  Each Credit Party represents and warrants that (a) each Credit Party is and shall be the sole owner, free and clear of all Liens except in favor of the Agent or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral owned by such Credit Party, (b) each Account reported by the Credit Parties as an Eligible Account meets the requirements of the definition of Eligible Accounts, and (c) each item of Inventory reported by the Credit Parties as Eligible Inventory meets the requirements of the definition of Eligible Inventory.

5.21                           Transactions with Related Parties.  Any and all transactions, contracts, licenses, or other agreements which have been entered into by and among any Credit Party and any Affiliate, officer, or director of any Credit Party (other than Permitted Affiliate Transactions), have been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

5.22                           Intellectual Property.  Schedule 5.22 sets forth a true, accurate and complete listing, as of the Closing Date, of all Patents, Trademarks and Copyrights that are the subject of registrations or applications in any state, federal, or foreign Intellectual Property registry and all Intellectual Property licenses thereof, of the Credit Parties as of the date of the Closing Date, after giving effect to the Initial Contribution, showing as of the Closing Date the owner, the jurisdiction of registry, the registration or application number, and the date of registry thereof.  The Credit Parties are the sole and exclusive owners of (and the current record owners of) all the registrations and applications listed on Schedule 5.22.  Except as set forth on Schedule 5.22, the conduct of the respective businesses (including the products and services) of the Credit Parties as currently conducted does not, in any material respect, infringe, misappropriate, or otherwise violate any person’s Intellectual Property rights, and there has been no such claim asserted or threatened against any of the Contributors or any of the Credit Parties.  To the knowledge of the Credit Parties, no person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Credit Parties in the conduct of their respective businesses, and no such claims have been asserted or threatened against any person by the Credit Parties.  Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party in any such Intellectual Property or licenses to Intellectual Property, and no Credit Party has transferred or subordinated any interest it may have in such Intellectual Property or licenses to Intellectual Property.  The Credit Parties shall, from time to time as necessary to keep such schedule updated in all material respects (but no more often than quarterly, except in the event that the Credit Parties acquire material Intellectual Property through the acquisition of, or merger or consolidation with, any Person, or acquisition of material assets of any Person), deliver to the Agent an updated Schedule 5.22 to this Agreement, together with a certificate of an authorized officer of the Borrowers’ Agent certifying that the information set forth on such schedule is true, correct and complete as of such date.  The execution and delivery of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Credit Parties’ rights to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted.

5.23                           Related Businesses.  The operations of the Borrowers require financing on a basis such that the credit supplied can be made available from time to time to multiple Borrowers, as required for the continued successful operation of the Borrowers and the other Credit Parties taken as a whole.  The Borrowers have requested the Lenders to make credit available hereunder for the purposes set forth in Section 6.9 and generally for the purposes of financing the operations of Borrowers and the other Credit Parties.  Each Borrower and each other Credit Party expects to derive benefit (and the board of directors of each Borrower and other Credit Party has determined that such Borrower or other Credit Party may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each other Credit Party is dependent on the continued successful performance of the functions of the group as a whole.  Each Credit Party acknowledges that, but for the agreement of each of the other Credit Parties to execute and deliver this Agreement, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

5.24                           Material Leasehold Properties.  No Credit Party is in default in any material respect under any lease with respect to any Material Leasehold Property, and to the knowledge of any Credit Party, no other party thereto is in default under any such lease.

5.25                           Security Interests.  Each of the Security Documents creates in favor of the Agent, for the benefit of the Agent and the other Lender Parties, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the Uniform Commercial Code financing statements described in Schedule 5.25 and, to the extent governed by United States federal law, as applicable, upon the recording of a patent security agreement in the form of Exhibit J hereto, a trademark security agreement in the form of Exhibit K hereto and a copyright security agreement in the form of Exhibit L hereto (the “Intellectual Property Security Agreements”), in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected, first priority security interests (subject, as to priority, only to Liens permitted under Section 7.2 that, as a matter of law, would be prior to the Liens of the Agent), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Intellectual Property Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired Patent, Trademark and Copyright applications and registrations, and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign Intellectual Property.

5.26                           Deposit Accounts.  Each deposit account of the Credit Parties is listed on Schedule 5.26 attached hereto, and each deposit account into which Receivables and proceeds of Collateral will be deposited is specified as such on such Schedule; provided that such schedule may be updated by the Credit Parties from time to time when the Credit Parties add or remove deposit accounts in accordance with this Agreement.  Each deposit account of the Credit Parties, including each deposit account listed on Schedule 5.26 or established pursuant to Section 7.19, is a Controlled Account (except with respect to the accounts referred to in Section 7.19(b) to the extent provided therein).

5.27                           Initial Contribution Documents.  The Initial Contribution Documents are the valid and binding obligations of the Contributors party thereto, and none of any such Contributor or any Credit Party is in breach or default thereunder.  Upon consummation of the Initial Contribution pursuant to the Initial Contribution Documents, Borrowers and their Subsidiaries will acquire all rights and Property necessary or desirable for the operation of the Initial Contributed Business.

5.28                           Compliance with Laws and Agreements.  Each Credit Party and its Subsidiaries is in compliance with all Legal Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

6.                                       Affirmative Covenants.

Each Credit Party covenants and agrees with the Agent and the Lenders that prior to the termination of this Agreement, each Credit Party will perform and observe each and all of the following covenants:

6.1                                 Businesses and Properties.  At all times:  (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, and Intellectual Property material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated; (c) comply in all material respects with all Legal Requirements applicable to such businesses and the operation thereof, whether now in effect or hereafter enacted (including all Legal Requirements relating to public and employee health and safety and all Environmental Laws); and (d) maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times.  Notwithstanding the foregoing provisions of this Section 6.1, the Credit Parties shall not be required to comply with the requirements of clauses (a), (b) or (d) of this Section 6.1 with respect to any Properties (whether or not Mortgaged Properties) (i) at which operations shall have been permanently discontinued and (ii) to the extent the Credit Parties shall have determined that the preservation and maintenance of such Properties and the rights, licenses and permits related to such Properties, as applicable, are no longer desirable in the conduct of the business of the Credit Parties and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that the preservation or maintenance thereof is not necessary in connection with any transaction permitted under the Loan Documents. With respect to any Properties at which operations are permanently discontinued, the Credit Parties will take customary and prudent steps to secure such Properties from unauthorized Persons and to make or cause to be made repairs and replacements necessary to prevent the development of hazardous safety conditions at such Properties.

6.2                                 Taxes.  Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such

Property or any part thereof, unless being diligently contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Agent and is delivered to the Agent for the ratable benefit of the Lender Parties in an amount no less than such contested amounts.

6.3                                 Financial Statements and Information.  Furnish to the Agent each of the following, which may be furnished via electronic means acceptable to the Agent:

(a)                                  as soon as available and in any event (i) with respect to the Credit Parties’ fiscal year ending March 31, 2011, within 120 days after the end of such fiscal year and (ii) with respect to each fiscal year of the Credit Parties ending thereafter, within 90 days after the end of such fiscal year, Annual Audited Financial Statements;

(b)                                 as soon as available and in any event (i) with respect each fiscal quarter of the Credit Parties ending on or prior to December 31, 2010, within 60 days after the end of each such fiscal quarter and (ii) with respect to each fiscal quarter of the Credit Parties ending thereafter that is not also the end of a fiscal year, within 45 days after the end of each such fiscal quarter, Quarterly Unaudited Financial Statements;

(c)                                  prior to the IPO, as soon as available and in any event within 45 days after the end of each calendar month that is not also the end of a fiscal quarter, Monthly Unaudited Financial Statements;

(d)                                 concurrently with the financial statements provided for in Subsections 6.3(a) and 6.3(b), (i) a Compliance Certificate, signed by a Responsible Officer of the Borrowers’ Agent, and (ii) a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 to become a Guarantor but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the Borrowers’ Agent;

(e)                                  as soon as available and in any event within 10 Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Subsection 6.3(a) above, with respect to the internal audit and financial controls of the Parent and its Subsidiaries;

(f)                                    [Reserved];

(g)                                 a Borrowing Base Certificate (i) as soon as available and in any event by Friday of each week for the period consisting of the previous calendar week, and (ii) following the occurrence of an Event of Default, at such other times as the Agent may request for the period covered thereby, in each case together with supporting documentation, which Borrowing Base Certificates shall include, on a consolidated basis in a form acceptable to the Agent, (1) a trade position report detailing gross and net positions including purchase and sale positions for current and future time periods (with a description of all agreements and instruments creating an obligation to purchase or sell Inventory or that creates price exposure for a Credit Party) and (2) a consolidated mark-to-market report for Inventory;

(h)                                 as soon as available and in any event within thirty (30) days prior to the commencement of each fiscal year of the Credit Parties, management-prepared consolidated and consolidating financial projections of the Credit Parties and their Subsidiaries for the immediately following three (3) fiscal years (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the two (2) fiscal years thereafter), such projections to be prepared and submitted in such format and detail as reasonably requested by the Agent; and

(i)                                     such other information relating to the financial condition, operations and business affairs of the Credit Parties or any of their Subsidiaries as from time to time may be reasonably requested by the Agent.

All collateral reports of each Credit Party, including each Guarantor, shall be prepared in a manner compatible with the Borrowers’ reporting procedures.

6.4                                 Inspections and Field Examinations.

(a)                                  Upon reasonable prior notice (which may be telephonic notice), at least once, but no more than two times during each 12 month period after the Closing Date and, following the occurrence and during the continuation of an Event of Default, as often as the Agent may reasonably request, (i) permit any authorized representative designated by the Agent, including any consultant engaged by the Agent, together with any authorized representatives of any Lender desiring to accompany the Agent, to visit and inspect the Properties and books and records of the Credit Parties and their Subsidiaries and to make copies of, and extracts from, such books records and permit any authorized representative designated by the Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Credit Parties and their Subsidiaries with the appropriate Financial Officer and such other officers as the Credit Parties shall deem appropriate and, upon the occurrence and during the continuation of an Event of Default, with the Credit Parties’ independent public accountants (provided that a representative of the Credit Parties shall have the option to attend any meeting with the Credit Parties’ independent public accountants), and (ii) permit any authorized representative designated by the Agent to conduct field examinations of the Credit Parties’ operations.

(b)                                 The Credit Parties agree to cooperate and to cause their Subsidiaries to cooperate in all respects with the Agent and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Agent or any of its representatives or consultants pursuant to this Section 6.4.  The Credit Parties hereby agree to promptly pay, upon demand by the Agent, any and all out-of-pocket fees and expenses incurred by the Agent in connection with any inspection, examination or review permitted by the terms of this Section 6.4 (including the fees of third party appraisers, accountants, attorneys and consultants) and, following the occurrence and during the continuation of an Event of Default, any and all out-of-pocket fees and expenses of any Lender (including the attorneys’ fees for such Lender) therefor; provided, however, that so long as no Event of Default is continuing, the Borrowers shall only be obligated to pay for one visit and inspection of the Properties and books and records and one field examinations per each 12 month period following the Closing Date (other than the initial field examinations for any Accounts and/or Inventory acquired through an acquisition or other Investment permitted under the terms of this Agreement, it being agreed that the Borrowers shall be obligated to pay for each such initial field examination, as applicable, conducted with respect to each such acquisition or Investment).

6.5                                 Further Assurances.  Upon request by the Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Agent to (a) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of the Credit Parties’ or any of their Subsidiaries’ agreements set forth in the Loan Documents or so intended to be, (b) to carry out the provisions and purposes of this Agreement and the other Loan Documents, and (c) grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral.  Upon written request by the Agent, promptly furnish the Agent with a then current listing of all assumed names that any Credit Party is then utilizing in conducting their respective businesses.

6.6                                 Books and Records.  Maintain financial records and books in accordance with accepted financial practice and GAAP.

6.7                                 Insurance.

(a)                                  Maintain the insurance required by this Section 6.7 at all times by financially sound and reputable insurers (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Agent).

(b)                                 Maintain insurance, to such extent, on such of its Properties and against such liabilities, casualties, risks and contingencies, including fire, flood and other risks insured against by extended coverage, employee liability, business interruption, worker’s compensation and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by any Credit Party or any of their Subsidiaries, in each case at least as is customary with companies similarly situated and in the same or similar businesses, and subject to deductibles that are no greater than are customary with such companies, provided, however, that such insurance shall insure the Property of the Credit Parties and each of their Subsidiaries against all risk of physical damage, including loss by fire, explosion, flood, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

(c)                                  Maintain such other insurance as may be required by applicable law and furnish to the Agent, upon written request, full information as to the insurance carried.

(d)                                 All insurance covering Property subject to a Lien in favor of the Agent for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Agent, and all liability insurance maintained by the Credit Parties shall name the Agent as additional insured.  All such property and liability insurance shall further provide for at least thirty (30) days’ (ten (10) days’ with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Agent of the cancellation or substantial modification thereof.  If any Credit Party fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, any Credit Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  The Credit Parties shall deliver certificates evidencing renewal of the insurance required hereunder and evidence that the premiums have been paid before termination of any insurance policies required hereunder.  The Credit Parties shall deliver to the Agent copies of the underlying insurance policies.

6.8                                 ERISA.  At all times:  (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (b) immediately upon acquiring knowledge of (i) any Reportable Event in connection with any Plan or (ii) any Prohibited Transaction in connection with any Plan, that could reasonably be expected to result in the imposition of material damages or a material excise tax on any Credit Party, furnish the Agent a statement executed by a Responsible Officer of such Credit Party setting forth the details thereof and the action which such Credit Party proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or Department of Labor with respect thereto; (c) notify the Agent promptly upon receipt by any Credit Party thereof of any notice of the institution of any proceedings or other actions which could reasonably be expected to result in the termination of any Plan by the PBGC and furnish the Agent with copies of such notice; (d) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (e) furnish the Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) days after the Agent requests such report; (f) furnish the Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 302 and 304 of ERISA or Sections 412 and 431 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (g) pay when due all installment contributions required under Section 303 of ERISA or Section 430 of the Code or within 10 days of a failure to make any such required contributions when due furnish the Agent with written notice of such failure.

6.9                                 Use of Proceeds.  Subject to the terms and conditions contained herein, use the proceeds of the Loans for a Permitted Purpose; provided, that no proceeds of any Loan shall be used (a) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U (“Reg U”) of the Board of Governors of the Federal Reserve System, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (c) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Reg U, and (d) for any purpose which would constitute a violation of Reg U or of Regulations T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

6.10                           Borrowers; Guarantors; Joinder Agreements.  Immediately inform the Agent of the creation or acquisition of any Subsidiary of any Credit Party after the Closing Date and, contemporaneously with such creation or acquisition, cause:

(a)                                  each such Subsidiary that is a Domestic Subsidiary to become a Guarantor by execution and delivery to the Agent, for the ratable benefit of the Lender Parties, of a Joinder Agreement;

(b)                                 a first priority perfected security interest to be granted to the Agent, for the ratable benefit of the Lender Parties, in all of the Equity Interests of such Subsidiary owned by the Credit Parties or any of their other Subsidiaries if such newly acquired or created Subsidiary is a Domestic Subsidiary or is treated, for U.S. federal tax purposes, as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1, or if such newly acquired or created Subsidiary is a foreign Subsidiary that is not disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 (an “Excluded Foreign Subsidiary”), then cause all issued and outstanding non-voting Equity Interests and not more than sixty-five percent (65%) of all issued and outstanding voting Equity Interests of such Excluded Foreign Subsidiary to be pledged as Collateral pursuant to the foregoing Equity Interest pledge requirement;

(c)                                  each such Subsidiary (other than an Excluded Foreign Subsidiary) to grant to the Agent, for the ratable benefit of the Lender Parties, a security interest (subject only to (i) Liens permitted under Section 7.2(e) as to Receivables, Inventory and Permitted Investment Securities, and (ii) Liens permitted under Section 7.2 as to all other Collateral existing as of the date of acquisition by any Credit Party or any other Subsidiary thereof of such newly acquired Subsidiary, if applicable), including all accounts, inventory, equipment, fixtures, chattel paper, documents, instruments, general intangibles and other tangible and intangible personal Property and all real Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents); and

(d)                                 cause such Subsidiary to deliver to the Agent such other Joinder Agreements, guaranties, security agreements, pledge agreements, Control Agreements and other Loan Documents and such related certificates, Uniform Commercial Code and other customary lien search reports, legal opinions and other documents (including Organizational Documents) as the Agent may reasonably require, each in form and substance reasonably satisfactory to the Agent, and to submit to a collateral audit conducted by an independent audit firm designated by Agent and satisfactory to the Agent in its reasonable discretion;

provided, however, that any such Subsidiary that is an Excluded Foreign Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder; provided, further, that until such Subsidiary becomes a Guarantor or a Borrower pursuant to the terms of this Agreement it shall not become a Credit Party.  To the extent reasonably feasible, all of the foregoing requirements shall be affected by the execution and delivery of a Joinder Agreement.

6.11                           Notice of Events.  Notify the Agent within five Business Days after any Responsible Officer of any Credit Party or any of their Subsidiaries acquires knowledge of the occurrence of, or if any Credit Party or any of their Subsidiaries causes or intends to cause, as the case may be, any of the following:  (a) the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of their Subsidiaries, including any examination or audit by the IRS, the adverse determination under which could reasonably be expected to cause a Material Adverse Effect; (b) any development or change in the business or affairs of any Credit Party or any of their Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect; (c) any Default or Event of Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrowers’ Agent of the steps being taken to cure the effect of such Default or Event of Default; (d) the occurrence of a default or event of default by any Credit Party or any of their Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (e) any written notice of any violation by, or investigation of any Credit Party or any of their Subsidiaries in connection with any actual or alleged violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect; (f) any significant change in the accuracy of any representations and warranties of the Credit Parties or any of their Subsidiaries in this Agreement or any other Loan Document (including the representations and warranties in Section 5.20(b) and (c)); and (g) any default or breach by any party under the Contribution Agreement.

6.12                           Environmental Matters.  Without limiting the generality of Section 6.1(c), (a) comply in all material respects with Environmental Law and each Environmental Permit; (b) obtain and maintain in effect all Environmental Permits necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) keep its Real Property Assets free of any Environmental Claims or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect.  In the event that any Credit Party or any of its Subsidiaries receives any written demand or claim from any Person with respect to any such Environmental Liabilities, the Credit Parties agree to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with Environmental Law.

6.13                           End of Fiscal Year.  Cause each of its fiscal years and the fiscal years of each of its Subsidiaries to end on March 31st of the applicable year.

6.14                           Pay Obligations and Perform Other Covenants.  Make full and timely payment of the Obligations under the Loan Documents, whether now existing or hereafter arising, as and when due and payable, duly comply, and cause each of its Subsidiaries to duly comply, with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation statements and the making of other filings by the Agent as secured party, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject only to other Liens expressly permitted by Section 7.2) and supply all information to the Agent necessary for such maintenance.

6.15                           Collection of Receivables.  The Credit Parties shall cause all payments received by any Credit Party on account of their Receivables (whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of the applicable Credit Party necessary for deposit or collection) into one or more Controlled Accounts.

6.16                           Receivables and Other Collateral Matters.  The Credit Parties shall maintain books and records pertaining to the respective Collateral owned by each of them in detail, form and scope as the Agent shall reasonably require, and concurrently with the delivery by any Credit Party to the Agent of any accounts receivable aging or any sales report summary hereunder, the Credit Parties will disclose to the Agent which Receivables, if any, arise out of contracts with the United States or any department, agency or instrumentality thereof, and will, upon request from the Agent, use commercially reasonable efforts to execute or cause to be executed any instruments and take any steps required by the Agent in order that all monies due or to become due under any such contract shall be assigned to the Agent and notice thereof given under the Federal Assignment of Claims Act.  The Credit Parties will, promptly after any Responsible Officer of any of them learns thereof, report to the Agent any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with Fair Market Value in excess of $500,000, and any other matters materially affecting the value, enforceability or collectibility of any of the Collateral with Fair Market Value in excess of $500,000.  If any amount payable under or in connection with any Receivable is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Agent as additional Collateral.  Neither any Credit Party, nor any of their Subsidiaries, shall be entitled to pledge the Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

6.17                           Rent and Charges Reserve.  With respect to each leased facility, storage facility and terminal where the Credit Parties maintain any Inventory and that is not subject to a waiver and access agreement acceptable to the Agent in all respects from the owner or operator of such facility or terminal pursuant to which such owner or operator waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Agent against such Inventory and grants the Agent access to such facility or terminal (any such facility or terminal, a “Reserved Location”), the Credit Parties shall maintain in the Rent Reserve Account the following:  (a) for any Reserved Location where rent and other charges are payable on a monthly basis pursuant to the documentation with the owner or operator thereof, an amount equal to three months’ rent and other charges for such Reserved Location as determined by the Agent, and (b) for any Reserved Location where rent and other charges are payable on an annual basis pursuant to the documentation with the owner or operator thereof and during the period from the date falling three months prior to the date on which such annual payment is due until payment in full is made to such owner or operator, an amount equivalent to three months’

rent and other charges for such Reserved Location as determined by the Agent.  All amounts on deposit from time to time in the Rent Reserve Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Obligations.  Any income received with respect to amounts from time to time on deposit in the Rent Reserve Account, including any interest, shall be deposited in the Rent Reserve Account.  The Agent shall at all times have sole control and complete dominion over the Rent Reserve Account and all amounts on deposit therein; provided, that so long as no Event of Default has occurred and is continuing the Borrowers may, upon the written request of Borrowers’ Agent delivered to the Agent, withdraw funds deposited in the Rent Reserve Account pursuant to clause (b) above to pay the annual rent and other charges due to the owner or operator of the Reserved Location for which such funds were reserved.

6.18                           Hedging Strategy.  The Credit Parties will enter into and maintain Hedging Agreements permitted hereunder in accordance with and as determined by the hedging policies referred to in Section 4.2(r), with such changes thereto as may be reasonably acceptable from time to time to the Agent.  All Hedging Agreements shall be entered into in the ordinary course of business consistent with prudent industry practices, not speculative in nature and for the sole purposes of (a) procuring supply and (b) protecting the Credit Parties against fluctuations in interest rates and Natural Gas prices.

6.19                           Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

(a)                                  If any Credit Party acquires any Material Leasehold Property after the Closing Date, the Credit Party shall deliver to the Agent copies of all leases between such Credit Party and any landlord with respect to such Material Leasehold Property, including any and all modifications, supplements, and amendments thereto.

(b)                                 From and after the Closing Date, in the event that (i) any Credit Party acquires any fee interest in any Real Property Asset, or (ii) at the time any Person becomes a Subsidiary (other than a Subsidiary that is not required to become a Borrower or Guarantor), such Person owns or holds any fee interest in any Real Property Asset (any such Real Property Asset being an “Additional Mortgaged Property”), such Credit Party shall deliver to the Agent, within 20 Business Days (or such later time as the Agent may provide) after such Person acquires such Additional Mortgaged Property, the following:

(A)                              Additional Mortgages.  A fully executed (and where required, notarized) Mortgage (each an “Additional Mortgage” and, collectively, the “Additional Mortgages”), in proper form for recording in the applicable jurisdiction, encumbering the interest of such Credit Party in such Additional Mortgaged Property, and the Agent shall have the right in its sole discretion to record such Additional Mortgage;

(B)                                Surveys.  With respect to each Additional Mortgaged Property with a Fair Market Value exceeding $400,000 located in the United States, such surveys or surveyor certificates as the Agent may reasonably require;

(C)                                Deeds.  Copies of all deeds by which such Credit Party received title with respect to each Additional Mortgaged Property that is a fee interest in a Real Property Asset;

(D)                               Leases.  Copies of all leases affecting such Additional Mortgaged Property, including any and all modifications, supplements, and amendments thereto.

(E)                                 Matters Relating to Flood Hazard Properties.  (1) Evidence as to whether any Additional Mortgaged Property that is located in the United States is a Flood Hazard Property and (2) if any such Additional Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance as required by law with respect to each such Flood Hazard Property in amounts reasonably approved by the Agent, or evidence reasonably acceptable to the Agent that such insurance is not available;

(F)                                 Title Insurance.  With respect to each Additional Mortgaged Property with a Fair Market Value exceeding $400,000 and if required by the Agent (1) ALTA mortgagee title insurance policies (the “Additional Mortgage Policies”) issued by the Title Company with respect to the Additional Mortgaged Property, in an amount not less than the Fair Market Value of the Additional Mortgaged Property, or such lesser amount as may be reasonably satisfactory to the Agent, insuring fee simple title or leasehold title, as applicable, to each such Additional Mortgaged Property vested in such Credit Party and assuring the Agent that such Additional Mortgage creates a valid and enforceable first priority Lien on such Additional Mortgaged Property, subject only to any standard or other exceptions as may be reasonably acceptable to the Agent and which appear as exceptions on Schedule B to the applicable Additional Mortgage Policy, which Additional Mortgage Policy shall include endorsements (to the extent available) for customary matters reasonably requested by the Agent, including those endorsements listed on Schedule 4.2(w)-2; and (2) evidence reasonably satisfactory to the Agent that such Credit Party has (a) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (b) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

(G)                                Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in each Additional Mortgage Policy;

(H)                               Opinions of Counsel.  With respect to each Additional Mortgaged Property with a Fair Market Value exceeding $400,000 (1) if requested by the Agent, a favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Agent), as to the due authorization, execution and delivery by such Credit Party of such Additional Mortgage and such other matters as the Agent may reasonably request, and (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgages to be recorded in such state and such other reasonable and customary matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Agent;

(I)                                    Environmental Audit.  With respect to each Additional Mortgaged Property with a Fair Market Value exceeding $400,000, if required by the Agent, a Phase I environmental site assessment report or reports for such Additional Mortgaged Property in form, scope and substance reasonably satisfactory to the Agent and prepared by environmental consultants reasonably satisfactory to the Agent and accompanied by reliance letters where applicable; and

(J)                                   Taxes.  Evidence reasonably satisfactory to the Agent that there are no outstanding material taxes, levies, duties, imposts, deductions, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Additional Mortgaged Property, except to the extent that any such matters are being contested in accordance with the terms of Section 6.2.

7.                                       Negative Covenants.

The Credit Parties covenant and agree with the Agent and the Lenders that prior to the termination of this Agreement, the Credit Parties will not do any of the following:

7.1                                 Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent, or otherwise, except the following:

(a)                                  The Obligations;

(b)                                 Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Credit Parties incurred to finance Capital Expenditures) including under conditional sales agreements and other title retention arrangements but excluding purchase money Indebtedness incurred in respect of Inventory; provided that the aggregate amount of such purchase money Indebtedness does not exceed $2,000,000 in the aggregate at any time outstanding.

(c)                                  Other liabilities existing on the date of this Agreement and set forth on Schedule 7.1 attached hereto, with no renewals, extensions, modifications or increases thereof being permitted, unless the same constitutes Refinancing Indebtedness;

(d)                                 Indebtedness of any Credit Party to any other Credit Party, provided, that, such Indebtedness is evidenced by an intercompany note on terms (including subordination provisions) satisfactory to the Agent and is pledged and delivered to the Agent, for the benefit of the Agent and the other Lender Parties, as security for the Obligations;

(e)                                  Contingent Obligations of a Credit Party with respect to Indebtedness of another Credit Party that is permitted hereunder;

(f)                                    Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition, provided, that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) does not exceed $2,000,000 in the aggregate at any time outstanding;

(g)                                 Indebtedness of any Credit Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)                                 Permitted Subordinated Indebtedness in an aggregate amount not to exceed $50,000,000 at any time;

(i)                                     Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(b), 7.1(c), 7.1(f) and 7.1(h);

(j)                                     Unsecured Indebtedness not otherwise permitted pursuant to this Section, provided that the aggregate amount of such Indebtedness does not exceed $2,000,000 in the aggregate at any time outstanding; and

(k)                                  Permitted Non-Compete Indebtedness.

7.2                                 Liens.  Create or suffer to exist any Lien upon any of its Property (including real property assets, personal property assets and Equity Interests in its Subsidiaries) now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Credit Parties may create or suffer to exist:

(a)                                  Liens in effect on the date of this Agreement and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended (other than continuation filings or similar filings to maintain the effectiveness of any such Lien), unless such renewal and extension is with respect to Refinancing Indebtedness permitted by Section 7.1(i) above;

(b)                                 Liens against the Collateral in favor of the Agent as security for the Obligations;

(c)                                  Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pensions and other social security benefits (not including any lien described in Section 430(k) of the Code);

(d)                                 Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, processors’ and vendors’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate, diligently pursued proceedings as to which the Credit Parties or any of their Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;

(e)                                  Liens securing the payment of taxes, assessments and governmental charges or levies, that are not delinquent, are permitted by Section 6.2, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(f)                                    Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g)                                 Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, including security given in the ordinary course of business to a public utility or a Governmental Authority where required by such public utility or Governmental Authority in connection with the operations of any Credit Party, in each case in an amount not to exceed $500,000 and not secured by Inventory or Accounts;

(h)                                 Purchase money Liens securing the Indebtedness permitted by Section 7.1(b) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness, (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness, and (iv) such Lien is incurred within 10 days of the acquisition of such Property;

(i)                                     Liens arising from judgments, orders, or other awards not constituting an Event of Default;

(j)                                     all rights reserved to or vested in any Governmental Authority by the terms of any lease, franchise, grant or permit held by any Credit Party or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuation thereof, or to distrain against or to obtain a Lien on any Property of any Credit Party in the event of failure to make such annual or other periodic payments;

(k)                                  rights of tenants, subtenants, licensees or other parties in possession, if any, but only (i) as tenants or licensees or otherwise to the extent of their possessory rights or interests and (ii) so long as such rights do not, in the aggregate, materially detract from the value of the Properties of the Credit Parties or materially impair the use thereof in the operation of the business of the Credit Parties;

(l)                                     with respect to any lease of any Leasehold Property entered into in accordance with the terms hereof, the rights of the landlord to such leased property and the terms and conditions contained in the corresponding lease, but only so long as such Credit Party is current with respect to payment of all rent and other amounts due to such landlord under such lease;

(m)                               Permitted Non-Compete Liens; and

(n)                                 Liens not otherwise permitted pursuant to this Section 7.2 that attach to Property (other than Accounts and Inventory) with a Fair Market Value not to exceed $2,000,000 at any time;

Provided, however, notwithstanding anything contained above in this Section 7.2 to the contrary, (i) no Lien otherwise permitted above may be incurred at any time that an Event of Default exists, and (ii) if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to the Credit Parties, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond or title insurance with respect thereto (which is reasonably satisfactory in all respects to the Agent), is posted.

7.3                                 Contingent Liabilities.  Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

(a)                                  The Obligations of each Guarantor to the Agent and the Lenders under the terms of any Guaranty;

(b)                                 Any Contingent Obligations of the Credit Parties under any Hedging Obligations permitted by Section 6.18; and

(c)                                  The guarantees by the Credit Parties of any obligations of any other Credit Party that are not prohibited by this Agreement or of any Indebtedness of any other Credit Party if such Indebtedness so guaranteed is permitted under the terms of Section 7.1.

7.4                                 Mergers, Consolidations and Dispositions and Acquisitions of Assets.  In any single transaction or series of related transactions, directly or indirectly:

(a)                                  Wind up its affairs, liquidate or dissolve;

(b)                                 Be a party to any merger or consolidation;

(c)                                  Sell, convey, lease, transfer or otherwise dispose of all or any portion of any Property (except for the sale of Inventory in the ordinary course of business) of any Credit Party, or agree to take any such action;

(d)                                 Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other subsidiary or any Indebtedness or obligations of any character of any Credit Party or any of their Subsidiaries, or permit any of their Subsidiaries to dissolve or liquidate, or to issue any additional Equity Interests other than to the Credit Parties;

(e)                                  Take any board of director or shareholder action with a view toward dissolution, liquidation or termination; or

(f)                                    Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any Equity Interests of, or similar interest in, any Person;

provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:

(1)                                  any wholly-owned Subsidiary of any Credit Party may merge or consolidate with any Credit Party or any other Subsidiary of any Credit Party, provided, that (i) where one of the parties to such merger or consolidation is a Credit Party, the surviving entity must be a Credit Party, (ii) where one of the parties to such merger or consolidation is a Borrower, the surviving entity must be a Borrower; and (iii) where one of the parties to such merger or consolidation is the Borrowers’ Agent, the surviving entity must be the Borrowers’ Agent;

(2)                                  any of the Credit Parties’ wholly-owned Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party or any other wholly-owned Subsidiary of a Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Credit Party, the transferee must be a Credit Party;

(3)                                  any wholly-owned Subsidiary may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Credit Party or a wholly-owned Subsidiary; provided, that if the entity dissolving or liquidating is a Credit Party, the entity to whom all assets of such dissolving or liquidating entity are transferred is must be a Credit Party;

(4)                                  any of the Credit Parties may (i) sell or otherwise dispose of motor vehicles and other rolling stock (A) in the ordinary course of business or (B) that are obsolete, worn out or no longer needed in the business of the Credit Parties, (ii) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (iii) terminate, surrender or sublease a lease of real Property in the ordinary course of business or which is no longer needed in the business of the Credit Parties; and (iv) sell or otherwise dispose of equipment and fixtures that are obsolete, worn out or no longer needed in the business of the Credit Parties; and

(5)                                  the Credit Parties may sell, exchange, lease, transfer or otherwise dispose of (in each case for reasonably equivalent value) other Property having, together with any Property sold, exchanged, leased, transferred or otherwise disposed of pursuant to clauses 4(i) and 4(iv) above and not replaced with newly acquired Property of equal or greater value, an aggregate Fair Market Value not to exceed (i) 7.5% of the total consolidated assets of the Credit Parties in any fiscal year and (ii) 15% of the total consolidated assets of the Credit Parties during the term of this Agreement (which sale, exchange, transfer or other disposition may be structured as a sale of all, but not less than all, of the Equity Interests in a Credit Party);

(6)                                  the Credit Parties may consummate transactions permitted by Sections 7.7 and 7.14; and

(7)                                  the Credit Parties may consummate Permitted Acquisitions.

7.5                                 Nature of Business.  Change the nature of its business, enter into any business which is substantially different from the business in which it is engaged as of the Closing Date or enter into any business that would cause the Parent to fail to qualify as a master limited partnership (giving effect to any exceptions under applicable law that would allow the Credit Parties to engage in de minimus non-qualified activities).

7.6                                 Transactions with Related Parties.  Except for any Permitted Affiliate Transactions, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Credit Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to such Person than those which could have been obtained from wholly independent and unrelated third parties.

7.7                                 Investments, Loans.  Make, directly or indirectly, any Investment in or loan or advance to any Person, or make any commitment to make such loan, advance or Investment, except:

(a)                                  loans, advances and Investments as of the Closing Date set forth on Schedule 7.7 (but not any increases thereof);

(b)                                 Permitted Investment Securities;

(c)                                  Investments constituting non-cash consideration received in connection with a Permitted Disposition so long as such consideration does not exceed 25% of the aggregate consideration received;

(d)                                 Permitted Acquisitions;

(e)                                  loans otherwise permitted by the provisions of Section 7.1(d) above;

(f)                                    loans to employees of any Credit Party made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $500,000;

(g)                                 loans or advances to, or Investments in, any Credit Party;

(h)                                 other loans, advances or Investments not covered by clauses (a) through (g) above, in any aggregate amount not to exceed $1,500,000 at any time outstanding.

7.8                                 ERISA Compliance.

(a)                                  At any time engage in any Prohibited Transaction with respect to a Plan which would reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Credit Party or any of their Subsidiaries pursuant to ERISA.

(b)                                 Engage in any transaction in connection with which any Credit Party or any Subsidiary thereof would reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(c)                                  Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which would reasonably be expected to result in a material liability of any Credit Party or any Subsidiary thereof to the PBGC.

(d)                                 Fail to make payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any Subsidiary thereof is required to pay as contributions thereto, where such failure would reasonably be expected to result in a material liability to any Credit Party, or, with respect to any Plan, fail to satisfy the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code, whether or not waived, with respect thereto).

(e)                                  Adopt an amendment to any Plan restricted by Section 436 of the Code.

(f)                                    Engage in any transaction or enter into any agreement that would require any Credit Party to establish, maintain, contribute to, or become liable (whether contingent or otherwise) to a Multiemployer Plan.

7.9                                 Trade Credit Extensions.  Extend credit to customers other than normal and prudent extensions of trade credit for goods and services in the ordinary course of business.

7.10                           Change in Accounting Method.  Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

7.11                           Redemption, Dividends, Equity Issuance, Distributions and Payments.  At any time:

(a)                                  Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any of the Parent’s Equity Interests or any of its Equity Interests which are not owned by a Credit Party or any wholly-owned Subsidiary thereof or set aside any amount for any such purpose;

(b)                                 Declare or pay, directly or indirectly, any dividend, except (i) dividends paid to a Credit Party which is a direct parent of the Credit Party paying a dividend, (ii) non-cash dividends paid to the holders of any Equity Interests of the Parent in the form of additional Equity Interests of the Parent, (iii) Cash Dividends paid on the Closing Date to the holders of Equity Interests of the Parent in accordance with the terms of the Contribution Agreement and in an aggregate amount not to exceed $56,100,000, and (iv) following the Closing Date, Cash Dividends to the holders of any Equity Interests of the Parent, so long as (A) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (B) the aggregate amount of such Cash Dividends does not exceed the amount necessary for the partners of Parent to pay their federal and state tax liabilities directly attributable to the operations of the Credit Parties and their Subsidiaries for any taxable period ending after the Closing Date, (C) such Cash Dividend is legally declared and payable, and (D) Borrower’s Agent shall have (x) given the Agent at least five (5) Business Days prior written notice specifying the amount and date of such proposed Cash Dividend and, (y) if required by the Agent, submitted a certificate of a Responsible Officer certifying that the other conditions set forth in this clause (b) have been satisfied, provided, that, following the IPO, Parent shall be entitled to declare and pay quarterly Cash Dividends to the holders of any Equity Interests of Parent without the restrictions set forth in this clause (iv) so long as (x) no Default or Event of Default exists both immediately before and after giving effect to the declaration and the payment of such Cash Dividend and (y) such Cash Dividend does not exceed Available Cash for such quarterly period;

(c)                                  Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any Equity Interests except as permitted in Section 7.11(b) above;

(d)                                 Set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any Equity Interests; or

(e)                                  Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment on, any Permitted Subordinated Indebtedness, prior to the Termination Date other than in connection with the issuance of Refinancing Indebtedness thereof.

7.12                           Financial Covenants.

(a)                                  Commencing with the fiscal quarter ending December 31, 2010, permit the Leverage Ratio of the Credit Parties to be greater than 4.25 to 1.00 as of the last day of any fiscal quarter; provided, that if the Equity Raise has not been successfully completed by the dates set forth below, the Borrowers shall not permit the Leverage Ratio of the Credit Parties to be greater than the applicable ratio set forth below as of the end of each fiscal quarter set forth below:

Equity Raise Date	Fiscal Quarter Ends Tested	Maximum Leverage Ratio

April 14, 2011	June 30, 2011	4.00 to 1.00

July 14, 2011	September 30, 2011	3.75 to 1.00

October 14, 2011	December 31, 2011 and the end of each fiscal quarter thereafter until successful completion of the Equity Raise	3.50 to 1.00

Notwithstanding the foregoing, any reduction in the maximum permitted Leverage Ratio pursuant to the foregoing proviso shall not be applicable for any period following successful completion of the Equity Raise.

(b)                                 Commencing with the fiscal quarter ending December 31, 2010, permit the Interest Coverage Ratio of the Credit Parties to be less than 2.75 to 1.00 as of the last day of any fiscal quarter.

7.13                           [Reserved].

7.14                           Sale of Receivables.  Sell, assign, discount, transfer or otherwise dispose of any Receivables, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse, except to the extent in the ordinary course of business consistent with past practices.

7.15                           Sale and Lease-Back Transactions.  (a) Enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

7.16                           Change of Name or Place of Business.  Permit any Credit Party to change its address, name, identity, type of organization, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless the Borrowers’ Agent has (a) notified the Agent of such change in writing at least ten (10) Business Days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Agent, to have caused the Liens against all Collateral in favor of the Agent for the ratable benefit of the Lender Parties to be at all times fully perfected and in full force and effect and (c) delivered such certificates of Governmental Authorities as the Agent may require substantiating such change.

7.17                           Restrictive Agreements.  Other than as provided in this Agreement, directly or indirectly agree to restrict or condition (i) the payment of any dividends or other distributions to or by any Credit Party; (ii) the payment of any Indebtedness owed to any Person, including any Credit Party; (iii) the making of any loans or advances to any Person, including any Credit Party; (iv) the transfer of any of its Properties to any Person including any Credit Party or (v) the granting of any Liens on any of its Properties, except for, with respect to clauses (iv) and (v) above, (a) restrictions limited to Property serving as collateral for Indebtedness permitted pursuant to Sections 7.1(b) and (f) and Refinancing Indebtedness in respect thereof (so long as the restrictions in such Refinancing Indebtedness are not more burdensome on the Credit Parties as the Indebtedness being refinanced), (b) customary non-assignment provisions arising under leases, subleases, licenses, joint venture agreements and other similar agreements entered into in the ordinary course of business, and (c) customary restrictions imposed with respect to Property being sold pursuant to a Permitted Disposition.

7.18                           Tax Consolidation.  File, or consent to the filing of, any consolidated income tax return with any Person other than another Credit Party.

7.19                           Deposit Accounts.  (a) Establish any additional deposit accounts for any purpose which are not listed on Schedule 5.26 (as updated from time to time pursuant to the terms hereof) unless such additional deposit accounts are (i) Controlled Accounts or (ii) employee benefit or petty cash accounts established in the ordinary course of business; or (b) allow the aggregate balance of one or more accounts heretofore or hereafter established as part of the administration of employee benefits or for petty cash and not subject to a Control Agreement to exceed $500,000.

7.20                           Organizational Documents; Tax Sharing Agreements.  Modify any of their Organizational Documents in a manner that is adverse to the Lenders; permit any modification or amendment to or waiver of Section 4.01(b) of or, prior to the IPO, Sections 9.01, 9.02, 9.04(a) or 9.04(b) of the First Amended and Restated Limited Liability Company Agreement dated as of October 14, 2010 of the General Partner; or enter into any tax sharing agreement that is, or modify any tax sharing agreement in a manner that is, adverse to the Lenders.

7.21                           Initial Contribution Documents.  Without the prior written consent of the Agent and the Required Lenders, the Credit Parties shall not amend, modify, supplement or terminate, or agree to any waiver or consent under, any Initial Contribution Document.

8.                                       Events of Default and Remedies.

8.1                                 Events of Default.  If any of the following events (each an “Event of Default”) shall occur and be continuing, then the Agent may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrowers’ Agent, take any or all of the following actions at the same or different times:  (i) accelerate the Termination Date and declare the Loans, all Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding to be, and thereupon the Loans, said Letter of Credit Advances, the Commitment Fees and all other Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly waived by each Credit Party; (ii) terminate all or any portion of the Commitments and any obligation to issue any additional Letters of Credit; (iii) demand that the Credit Parties provide the Agent, for the benefit of the Issuing Banks and the Working Capital Revolving Lenders, and the Credit Parties jointly and severally agree upon such demand to, provide cash collateral in an amount equal to 105% of the aggregate Letter of Credit Exposure Amount then outstanding, pursuant to Section 2.10(j); and (iv) exercise any and all other rights pursuant to the Loan Documents or available under applicable law:

(a)                                  The Credit Parties or any of their Subsidiaries shall fail to pay or prepay (i) any Obligation constituting principal, as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of the Loan Documents, or (ii) any other Obligations under the Loan Documents within three Business Days of the time such amount is due and payable; or

(b)                                 Any Credit Party (i) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $5,000,000 in principal amount, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $5,000,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof or, if such Indebtedness is a Hedging Obligation, such default would enable the counterparty to terminate the related Hedging Agreement (for the purposes of this clause (b), the “principal amount” of the obligations of any Credit Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount that such Credit Party would be required to pay if such Hedging Agreement were terminated at such time after giving effect to any netting agreements); or

(c)                                  Any representation or warranty made or deemed made by any Credit Party in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

(d)                                 Except as provided in Section 8.1(e) and (f) below, Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured 30 Business Days after the earlier to occur of (i) the Agent giving written notice of such Default to the Borrowers’ Agent or (ii) any Responsible Officer of any Credit Party or any of their Subsidiaries acquired actual knowledge of the existence of such Default; or

(e)                                  Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.2, Section 6.3(g), Section 6.7 or Section 6.10, and such Default remains uncured five Business Days after the earlier to occur of (i) the Agent giving written notice of such Default to the Borrowers’ Agent or (ii) any Responsible Officer of any Credit Party or any of their Subsidiaries acquired actual knowledge of the existence of such Default; or

(f)                                    Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 4.3, Section 6.3(a), (b), (c) or (d), Section 6.9, Section 6.11, or Sections 7.1 through Section 7.21; or

(g)                                 Any Credit Party or any of their Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Credit Party or any of its Subsidiaries, or with respect to any of their respective Property, and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h)                                 Any Credit Party or any of their Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them; or

(i)                                     Any of the following shall occur where such occurrence would reasonably be expected to result in any material liability:  (i) a Reportable Event shall have occurred with respect to a Plan; (ii) the filing by any Credit Party, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (iii) the receipt of notice by any Credit Party, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer)

such a Plan; (iv) any other event or condition exists which might, in the opinion of the Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (v) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is sought or granted under the provisions of Section 412(c) of the Code; (vi) any Credit Party or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA; (vii) any Credit Party or any ERISA Affiliate fails to pay the full amount of an installment required under Section 430(j) of the Code; or (viii) any Prohibited Transaction involving any Plan; or

(j)                                     This Agreement, any Note, any of the Security Documents or any other Loan Document, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien against any portion of the Collateral with a Fair Market Value exceeding $1,000,000 (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

(k)                                  Any Credit Party which is a party to any Control Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such Credit Party or Subsidiary under the terms of any Control Agreement; or

(l)                                     A Change of Control shall occur; or

(m)                               Any Credit Party or any of their Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(n)                                 An involuntary proceeding shall be commenced against any Credit Party or any of their Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

(o)                                 Any involuntary order shall be entered in any proceeding against any Credit Party or any of their Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

(p)                                 Any Credit Party or any of their Subsidiaries shall admit in writing its inability to pay its debts as they become due; or

(q)                                 Any court shall order a meeting of the creditors, or any class of creditors that includes any of the Lender Parties on account of any of the Obligations, of any Credit Party or any of their Subsidiaries, or any Credit Party or any of their Subsidiaries shall request or apply for any such order, or take any corporate action to authorize any such request or application.

Notwithstanding the foregoing, if any of the events set forth in clauses (m) through (q) shall occur, then (i) the Loans, the Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly waived by each Credit Party, become immediately due and payable and (ii) all Commitments and further obligations to issue any additional Letters of Credit shall be immediately and automatically terminated:

8.2                                 Remedies Cumulative.  No remedy, right or power conferred upon the Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

9.                                       The Agent.

9.1                                 Appointment, Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the Letters of Credit and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each Issuing Bank and each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under the Letters of Credit which each Issuing Bank has issued with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The Agent may each perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by either the Agent.  The exculpatory, indemnity, and expense reimbursement provisions of the Loan Documents shall apply to any such sub-agent in such capacity.  The Agent (which such term as used in this Section 9, shall, in each case, include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees’ and agents (including any sub-agents)) (i) shall not have duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (ii) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letters of Credit or any other Loan Document or any other certificate or document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under the Letters of Credit or any other Loan Document except to the extent requested by the Required Lenders, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Documents or applicable law, and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Letters of Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, INCLUDING PURSUANT TO ITS OWN NEGLIGENCE, except to the extent it is determined by a final judicial decision that such act or omission constituted its own gross negligence or willful misconduct.  The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care.  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent in its reasonable credit judgment.

9.2                                 Reliance.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Credit Parties), independent accountants and other experts selected by the Agent.  As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

9.3                                 Defaults.  The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless it has received notice from a Lender or the Borrowers’ Agent specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment).  The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted or within its rights under any of the Loan Documents or under applicable law with respect to such Default or Event of Default.

9.4                                 Rights as a Lender.  With respect to its Commitment, the Loans and any Letter of Credit Exposure Amount, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Credit Party (and any of their Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the applicable Credit Parties and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

9.5                                 Indemnification.  The Lenders agree to indemnify the Agent and each Issuing Bank in their separate capacities as such (to the extent not reimbursed under Section 2.9(d), Section 2.10(h), Section 10.9 or Section 10.10 hereof, but without limiting the obligations of the applicable Credit Parties under said Section 2.9(d), Section 2.10(h), Section 10.9 or Section 10.10), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING THE CONSEQUENCES OF THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding any act or omission to the extent the same is determined by a final judicial decision to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified person) which may be imposed on, incurred by or asserted against the Agent or any Issuing Bank in any way relating to or arising out of this Agreement, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the applicable Credit Parties are obligated to pay under Section 2.9(d), Section 2.10(h), Section 10.9 or Section 10.10) or the enforcement of any of the terms hereof or thereof or of any such other documents, INCLUDING THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding any act or omission to the extent the same is determined by a final judicial decision to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified person.  The obligations of the Lenders under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness arising in connection with this Agreement.

9.6                                 Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has received current financial information with respect to the Credit Parties and the other Parties and that it has independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and the other Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Credit Parties or any Party.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent, under the Letters of Credit or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Credit Parties or any other Party (or any of their Affiliates) which may come into the possession of the Agent.

9.7                                 Failure to Act.  Except for action expressly required of the Agent hereunder, under the Letters of Credit and under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.5 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.8                                 Resignation of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers’ Agent.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrowers.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, (a) appoint a successor Agent from among the Lenders or (b) if no Lender is willing to accept such appointment, appoint any successor Agent reasonably acceptable to the Borrowers; provided, however, that if an Event of Default has occurred which has not been waived or cured to the satisfaction of the Agent and the Required Lenders, the Borrowers’ approval of a successor Agent shall not be required.  Any successor Agent shall be a commercial bank or an Affiliate of any such commercial bank that has an office in the United States.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  Such successor Agent shall promptly specify by notice to the Borrowers’ Agent and the Lenders its office for the purpose of any notices and payments hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

9.9                                 Syndication Agents; Bookrunners.  Any syndication agent, co-syndication agent, joint lead arranger, bookrunner or joint bookrunner appointed in connection with the Loan Documents or the transactions contemplated thereby, in its capacity as such, shall have no rights, powers, duties or responsibilities, and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against any such syndication agent, co-syndication agent, joint lead arranger, bookrunner or joint bookrunner, in its capacity as such (in each case without prejudice to the rights, powers, duties or responsibilities of any such Person in its capacity as a Lender, Agent or otherwise as a Party to any Loan Document, other than in its capacity as syndication agent, co-syndication agent, joint lead arranger, bookrunner or joint bookrunner).  If any such syndication agent, co-syndication agent, joint lead arranger, bookrunner or joint bookrunner resigns from such capacity, no successor syndication agent, co-syndication agent, joint lead arranger, bookrunner or joint bookrunner, as applicable, shall be appointed.  No syndication agent, co-syndication agent, bookrunner or joint bookrunner shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on the syndication agent, co-syndication agent, bookrunner or joint bookrunner in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

10.                                 Miscellaneous.

10.1                           No Waiver.  No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default.  No failure to exercise and no delay on the part of the Agent or any Lender in exercising any right or power under any Loan Document or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or the abandonment or discontinuance of steps to enforce any such right or power, preclude any further or other exercise thereof or the exercise of any other right or power.  No course of dealing between the Credit Parties and the Agent or any Lender shall operate as a waiver of any right or power of the Agent or any Lender.  No notice to or demand on any Credit Party or any other Person shall entitle the Credit Parties or any other Person to any other or further notice or demand in similar or other circumstances.

10.2                           Notices.  Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices under the Loan Documents shall be in writing and either (a) delivered to the intended recipient, (b) sent via overnight courier, or (c) sent by facsimile (promptly confirmed by mail, except for any notice pursuant to Section 4.1(a) which need not be confirmed by mail), in each case to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any Lender, at such address as set forth in the Administrative Questionnaire or to such other address as a party may designate in a notice given in accordance with the provisions of this Section 10.2.  The Borrowers’ Agent may change its address for purposes hereof by providing written notice of such address change to the Lenders and the Agent in accordance with the provisions of this Section 10.2, with any such change in address only being effective ten Business Days after such change of address has been deemed given in accordance with the provisions hereof.  Notices and other communications (i) sent by hand or overnight courier service shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent; provided, that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient; provided, however, that the notices required or permitted by Sections 2.2(b) and 4.1(a) shall be effective only when actually received by the Agent.

10.3                           Governing Law.  UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.4                           Survival; Parties Bound.  All representations, warranties, covenants and agreements made by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person.  The term of this Agreement shall be until the termination or lapse of all Commitments, the final maturity of each Note, the payment of all amounts due under the Loan Documents, and the return of all outstanding Letters of Credit (or the cash collateralization of all outstanding Letters of Credit in an amount equal to 105% of the aggregate Letter of Credit Exposure Amount then outstanding).  If Letters of Credit are cash collateralized in connection with a termination of this Agreement pursuant to the preceding sentence, any excess cash collateral following the expiration or cancellation of all such Letters of Credit and the payment of all advances, fees, costs and expenses in connection therewith and all other outstanding obligations shall be promptly returned to the Borrowers’ Agent.

10.5                           Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

10.6                           Limitation of Interest.  The Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any.  Accordingly, the provisions of this Section 10.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Loans and the Commitments so that interest for the entire term does not exceed the Highest Lawful Rate.  In no event shall the Borrowers or any other Person be obligated to pay, or the Agent or any Lender have any right or privilege to reserve, receive or retain, (y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United States or of any state, if any, which are applicable to the Agent or such Lender, respectively, or (z) total interest in excess of the amount which the Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Loans at the Highest Lawful Rate, if any, applicable to the Agent or such Lender.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.6, or be construed to create a contract to pay any Lender for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate applicable to such Lender.  If the term of any Loans or the Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to the Agent or such Lender, then and in any such event all of any such excess interest owed to or received by the Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to the Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

10.7                           Survival.  The obligations of the Borrower under Sections 2.9, 2.10(h), 10.9, 10.10 and 10.16 shall survive the repayment of the Loans and all other Obligations, the termination of the Commitments and the cancellation or expiration of the Letters of Credit.

10.8                           Captions.  The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

10.9                           Expenses, Etc.  The Borrowers agree to pay or reimburse on demand of the Agent the following:  (a) the reasonable and documented fees and expenses of Vinson & Elkins LLP, counsel to the Agent (or any substitute primary counsel), and any local counsel engaged by the Agent in connection with (i) the preparation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) all out-of-pocket costs and expenses (including attorneys’ fees) of the Issuing Banks, the Lenders and the Agent, or any of them, in connection with any Event of Default, the negotiation of any workout or restructuring, or the enforcement of (or protection of rights under) this Agreement, the Letters of Credit or any other Loan Documents; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (d) all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any other Loan Document or any document referred to herein or therein, and the cost of title insurance; and (e) reasonable expenses of due diligence incurred by the Agent prior to or as of the Closing Date.

10.10                     Indemnification.  Each Credit Party hereby agrees, jointly with the other Credit Parties and severally, to indemnify the Agent, the Issuing Banks, the Lenders and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims) or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any (a) actual or proposed use by any Credit Party of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Issuing Bank or any Lender hereunder, (b) breach by any Credit Party of this Agreement or any other Loan Document, (c) violation by any Credit Party or any of their Subsidiaries of any law, rule, regulation or order including any Environmental Law, (d) Liens or security interests granted on any Property pursuant to or under the Loan Documents, to the extent resulting from any Hazardous Substance located in, on or under any such Property, (e) ownership by the Lenders, the Issuing Banks, or the Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, (f) any Lender or any Issuing Bank or the Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance located in on or under such Property at or prior to any foreclosure thereon under the Loan Document, or (g) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing, and the Borrowers agree to reimburse the Agent, the Issuing Banks, and each Lender, and each Affiliate thereof and their respective directors, officers, employees, counsel and agents, upon demand for any out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, AND WHETHER ANY SUCH LOSS, LIABILITY, CLAIM OR DAMAGE RESULTS FROM THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON (except as provided below); but excluding any such losses, liabilities, claims, damages or expenses incurred by a Person or any Affiliate thereof or their respective directors, officers, employees, counsel or agents to the extent the same is determined by a final judicial decision to have been caused by or resulted from the gross negligence or willful misconduct of such Person, Affiliate, director, officer, employee, counsel or agent.  No party hereto, nor any other Person indemnified hereunder, shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Loan Documents or the transaction contemplated thereby.

10.11                     Amendments, Waivers, Etc.  No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Credit Parties or any of their Subsidiaries therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing by the Required Lenders and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall, unless consented to in writing by each affected Lender (other than a Defaulting Lender except with respect to clauses (a), (b), (c) and (e) below), do any of the following:  (a) increase the Commitment of any such Lender; (b) reduce the principal of, or interest on, any Loan, any Letter of Credit Exposure Amount or any fee hereunder (provided, that any waiver of Default Rate interest shall not be considered a reduction of interest); (c) waive or postpone any scheduled date fixed for any payment of principal of, or interest on, any Loan, any Letter of Credit Exposure Amount or any fee or other sum to be paid hereunder; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans, any Letter of Credit Exposure Amount, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; (e) change any provision contained in Sections 2.2(d), 2.7, 2.12(a), 2.13 or this Section 10.11; (f) other than as expressly permitted by this Agreement, release the Borrowers from liability for any of the Obligations; (g) other than as expressly permitted by this Agreement, release any material Guarantor from any Guaranty; (h) release all or substantially all of the Collateral; (i) change any of the definitions of “Obligations” or “Required Lenders” contained herein; or (j) change any provision contained herein, including any change of any of the definitions of “Borrowing Base”, “Eligible Inventory”, “Eligible Accounts”, “Ineligible Accounts” or “Ineligible Inventory”, if the effect of any such change would be to increase the amount of the Borrowing Base, and provided further that nothing in this Section 10.11 shall affect, limit or restrict the Agent’s right to establish, fix, reduce, increase or otherwise revise any standards of eligibility for any items included within the Borrowing Base, from time to time in accordance with other provisions of this Agreement and subject to the limitations set forth herein.  Anything in this Section 10.11 to the contrary notwithstanding, no amendment, waiver or consent shall (i) be made with respect to Section 9 or amend, modify or otherwise affect the rights or duties of the Agent hereunder without the written consent of the Agent, (ii)  be made with respect to Section 2.11 or amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender, or (iii) amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of each Issuing Bank.  Notwithstanding any contrary provision hereof, if any Lender (1) fails to consent to any of the above-described items requiring the unanimous consent of the Lenders when such consent has been agreed to by the Agent and the Required Lenders, (2) is a Defaulting Lender hereunder, or (3) requests compensation under Section 10.15, the Agent or the Borrowers shall be entitled to cause such non-consenting Lender to be replaced hereunder by an Eligible Assignee in compliance with all relevant provisions of Section 10.12 without payment of any prepayment or termination fee.  In such event, such non-consenting Lender agrees to abide by the relevant provisions of Section 10.12 in connection with the replacement of such non-consenting Lender by the Eligible Assignee secured by the Agent or the Borrowers.  Notwithstanding the foregoing right of the Borrowers to replace a Lender that requests compensation under Section 10.15, the Borrowers shall continue to be obligated to pay such Lender all amounts owing under Section 10.15 for the period such Lender remains a Lender hereunder.  Notwithstanding the foregoing right of the Borrowers to replace any such non-consenting Lender, neither the Agent nor any Lender shall have any obligation to the Borrowers to find or locate any substitute lender or lenders to replace any such non-consenting Lender.

10.12                     Successors and Assigns.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agent, the Issuing Banks and the Lenders and their respective successors and permitted assigns, provided that the undertaking of the Lenders hereunder to make Loans to the Borrowers and the Issuing Banks to issue Letters of Credit for the account of the Borrowers shall not inure to the benefit of any successor of the Borrowers, other than a successor expressly permitted by the terms of this Agreement.  The Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of all of the Agent, the Issuing Banks and the Lenders (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.12.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b) below), and (iii) to the extent expressly set forth herein, the Affiliates of the Agent, each of the Issuing Banks and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Each Lender may sell participations to any Person (other than to a Credit Party or any Affiliate thereof) in all or part of any Loan, or all or part of its Notes, the Letter of Credit Exposure Amount, the Swingline Exposure or Commitments, in which event, without limiting the foregoing, the provisions of Sections 10.10 and Section 10.15 shall inure to the benefit of each purchaser of a participation and the pro-rata treatment of payments, as described in Section 2.12, shall be determined as if such Lender had not sold such participation.  In the event any Lender shall sell any participation:  (i) the Borrowers, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender’s rights and obligations under the Loan Documents (including the Note(s) held by such selling Lender), (ii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Loans, Letter of Credit Exposure Amount and Swingline Exposure, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than (and then only if expressly permitted by the applicable participation agreement) amendments, modifications or waivers with respect to (1) any reduction of fees payable hereunder to the Lender, (2) any reduction of the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans and other sums to be paid to the Lenders hereunder, and (3) any postponement of any date for the payment of any amount payable in respect of the Loans of such Lender, and (iii) the Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any participant of a Lender may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Loans if such Lender has previously given notice of such participation to the Borrowers.

(c)                                  Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the related Loans at the time owing to it, the related Note or Notes held by it and its Letter of Credit Exposure Amount); provided, however, that, (i) the Agent, the Swingline Lender, and each Issuing Bank must give its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, (ii) the aggregate amount of the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure (without duplication) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Agent) shall in no event be less than $5,000,000 (except for an assignment between Lenders or Affiliates thereof and for certain exceptions approved by the Agent and, if no Event of Default has occurred and is continuing, the Borrowers’ Agent), shall be in an amount that is an integral multiple of $1,000,000 (unless all of the assigning Lender’s applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure is being assigned) and shall be a pro rata assignment of the assigning Lender’s Acquisition Revolving Commitment and Working Capital Revolving Commitment and related Loans and exposure; (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in its records, and to the Borrowers’ Agent, for its acceptance on behalf of the Borrowers if the Borrowers’ approval of such assignment is otherwise required under the terms of this Section 10.12, an Assignment and Acceptance in substantially the form of Exhibit M annexed hereto, or in such other form as may be approved by the Agent (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment, a processing and recordation fee of $3,500 (except for an assignment between Lenders or Affiliates thereof and for which the Borrowers shall have no liability), and if the assignee is not a Lender, an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties their Affiliates and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and (iv) no assignment is permitted to any Credit Party or Affiliate thereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, unless a shorter period of time may be agreed to by the Agent in its sole and absolute discretion, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or any of their Subsidiaries or the performance or observance by the Credit Parties of any of their obligations under any of the Loan Documents; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Credit Parties previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender and the Agent (other than information generally available to the public or otherwise available to the Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement); (v) such assignee will, independently and without reliance upon the Agent, the Issuing Banks, such assignor Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

(e)                                  The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register containing the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, and the Letter of Credit Exposure Amount and Swingline Exposure of, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent, the Issuing Banks, and the Lenders shall treat each person the name of which is recorded therein as a Lender hereunder for all purposes of the Loan Documents.  Such records shall be available for inspection by the Borrowers, the Issuing Banks, or any Lender at any reasonable time and from time to the upon reasonable prior notice.

(f)                                    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the Note(s) subject to such assignment (if any), the written consent to such assignment and the fee payable in respect thereto (if applicable), the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers, the Issuing Banks and the Lenders.  Contemporaneously with the receipt by the Borrowers of such Assignment and Acceptance and the surrendered Note(s), the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note(s), a new Note or Notes payable to the order of such assignee in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure (without duplication) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure retained by it hereunder.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note(s).  Such surrendered Note shall be marked canceled and returned to the Borrowers’ Agent.

(g)                                 Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.12, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Credit Parties and/or any Subsidiary of the Credit Parties furnished to such Lender by or on behalf of the Credit Parties or such applicable Subsidiary, so long as such assignee or participant or proposed assignee or participant confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender or the Agent (other than information generally available to the public or otherwise available to the Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement).

(h)                                 Notwithstanding anything herein to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.13                     Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Agent and the Lenders relating to the subject matter hereof and supersede all prior proposals, agreements and understandings relating to the subject matter hereof.  Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement.  The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of even date herewith.

10.14                     Severability.  If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

10.15                     Capital Adequacy.  Without duplication of the provisions of Section 2.9:

(a)                                  If after the date of this Agreement, any Lender shall have determined that the adoption or effectiveness (regardless of whether previously announced) after the date of this Agreement of any applicable Legal Requirement or treaty regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof after the date of this Agreement, or compliance by any Lender with any request or directive regarding capital adequacy made or adopted after the date of this Agreement (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of increasing the cost of, or reducing the rate of return on the capital of such Lender (or any holding company of which such Lender is a part) as a consequence of its obligations hereunder or under any Letter of Credit or its Note to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, upon demand by such Lender (with a copy to the Agent) in the form of a certificate stating the cause of such demand and reasonably detailed calculations therefor, the Borrowers (subject to Section 10.6) agree to pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction.

(b)                                 The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in Section 10.15(a) above (and setting forth the calculation thereof in reasonable detail) shall be conclusive and binding, absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within five Business Days after such Lender delivers such certificate.  In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

(c)                                  If any Lender requests compensation from the Borrowers under this Section 10.15 or under Sections 2.9(b) or 10.16, then at any time within 120 days after receipt by the Borrowers’ Agent of the certificate from such Lender regarding the circumstances and calculation of the applicable compensation so requested, the Borrowers shall have the right to seek and obtain one or more substitute lenders approved by the Agent (which approval shall not be unreasonably withheld so long as each such substitute lender is an Eligible Assignee) to replace such Lender hereunder in compliance with all relevant provisions of Section 10.12.  In such event, the Agent or the Borrowers shall be entitled to cause such Lender so requesting compensation to be replaced hereunder by an Eligible Assignee in compliance with all relevant provisions of Section 10.12 without payment of any prepayment or termination fee, and, any such Lender so requesting compensation agrees to abide by the relevant provisions of Section 10.12 in connection with the replacement of such non-consenting Lender by the Eligible Assignee secured by the Agent or the Borrowers.  Contemporaneously with the replacement of such Lender hereunder with one or more such substitute lenders, the Borrowers shall cause such substitute lender(s) to pay in full, as the purchase price for such assignment, the Obligations owed to such replaced Lender, including all accrued, unpaid interest thereon and any Consequential Loss owing by the Borrowers to such replaced Lender as a result of such payment.  Notwithstanding the foregoing terms and provisions of this Section 10.15, (i) the Borrowers shall remain obligated to make timely payment of the additional compensation set forth in the certificate presented to the Borrowers by such replaced Lender under the terms of Section 10.15(b) for the periods prior to the applicable replacement date, and (ii) neither the Agent nor any Lender shall have any obligation to the Borrowers to find or locate any substitute lender or lenders to replace any Lender requesting compensation from the Borrowers under this Section 10.15.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 10.15 or under Sections 2.9(b) or 10.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender Party pursuant to any such section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender (or the Agent on behalf of such Lender) notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions arises with retroactive effect, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

10.16                     Taxes.

(a)                                  As used in this Section 10.16, the following terms shall have the following meanings:

(i)                                     “Indemnifiable Tax” means any Tax, but excluding, in any case, any Tax that (A) is an income or franchise tax imposed on net income or net profits by any Governmental Authority of a jurisdiction with respect to which any Lender, a holder of any of the Notes, an issuer of any Letter of Credit or a recipient of any payment under this Agreement or any of the other Loan Documents has a present or former connection arising from such holder’s, issuer’s or recipient’s, as the case may be, being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such Lender, holder, issuer, or recipient, as the case may be, having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement, the Notes held by such holder, any Letter of Credit or any other Loan Documents, (B) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Credit Party is located, (C) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers), any tax that is required by the Code to be withheld from amounts payable to such Foreign Lender at the time the Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Credit Parties with respect to such withholding tax, or (D)

any withholding taxes imposed by FATCA (such Taxes that are excluded under clauses (A) through (D) above, “Excluded Taxes”).

(ii)                                  “Other Tax” means any present or future recording, stamp, documentary, excise, transfer, sales, property or similar tax, levy, impost, duty, charge, assessment or fee arising from any payment made under this Agreement, any Note, any Letter of Credit or any other Loan Document or from the execution, delivery or enforcement of any Loan Document.

(iii)                               “Tax” means any present or future tax, levy, impost, duty, charge, deduction, assessment, charge, withholding or fee of any nature (including interest thereon and penalties and additions thereto) that is imposed by any Governmental Authority in respect of a payment to a holder of any of the Loans under this Agreement, under the Notes or under any of the other Loan Documents.

(b)                                 If any Credit Party is required by any applicable Legal Requirement to make any deduction or withholding for or on account of any Tax from any payment to be made by it under this Agreement, under the Notes, under any Letter of Credit or under any other Loan Documents, then the Credit Party shall (A) promptly notify the applicable Lender, the holder of Notes or other relevant Persons hereunder that is entitled to such payment of such requirement to so deduct or withhold such Tax, (B) pay to the relevant Governmental Authorities the full amount required to be so deducted or withheld, (C) promptly forward to such Lender, holder or other relevant Person an official receipt (or certified copies thereof), or other documentation reasonably acceptable to such holder or other relevant Person, evidencing such payment to such Governmental Authorities and (D) if such Tax is an Indemnifiable Tax, pay to such Lender, holder or other relevant Person, in addition to whatever net amount of such payment is paid to such holder or other relevant Person, such additional amount as is necessary to ensure that the total amount actually received by such holder or other relevant Person (free and clear of Indemnifiable Tax imposed on or with respect to such additional amount) will equal the full amount of the payment such holder or other relevant Person would have received had no such deduction or withholding been required.

(c)                                  In addition, the relevant Credit Party or Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)                                 Without duplication of the Credit Parties’ obligations on account of Indemnifiable Taxes and Other Taxes pursuant to Sections 10.16(b) and 10.16(c), the Credit Parties shall indemnify the Agent, each Issuing Bank and each Lender, within ten Business Days after written demand therefor, for the full amount of any Indemnifiable Taxes or Other Taxes paid by the Agent, such Issuing Bank or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Credit Parties under this Agreement, any Note, any Letter of Credit or any other Loan Document (including Indemnifiable Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 10.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, describing the requested amounts in reasonable detail, delivered to the Credit Parties by an

Issuing Bank or a Lender, or by the Agent on its own behalf or on behalf of an Issuing Bank or a Lender, shall be conclusive absent manifest error.

(e)                                  Each Issuing Bank and each Lender or holder of a Note shall, upon request by the Credit Parties, take requested measures to mitigate the amount of Indemnifiable Tax required to be deducted or withheld from any payment made by the Credit Parties under this Agreement, under the Notes or under any other Loan Documents if such measures can, in the sole and absolute opinion of such Issuing Bank, such Lender or holder, be taken without such Person suffering any economic, legal, regulatory or other disadvantage (provided, however, that no such Person shall be required to designate a funding office that is not located in the United States of America).

(f)                                    Any Foreign Lender that is entitled to an exemption from or reduction of the deduction, withholding or payment of an Indemnifiable Tax or Other Tax under the law of the United States or the jurisdictions in which the Credit Parties are located (or any political subdivision thereof), or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement, under any Note, under any Letter of Credit or under any other Loan Document shall deliver to the Borrower’s Agent and the Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower’s Agent as will permit such payments to be made without deduction or withholding or at a reduced rate.  Without limiting the generality of the foregoing, in the event that the relevant Credit Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower’s Agent and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower’s Agent or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Credit Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN,

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from U.S. federal income tax withholding duly completed together with such supplementary documentation as may be prescribed by applicable law, or

(v)                                 in the case of each Foreign Lender that would be subject to withholding tax imposed by FATCA on payments made on account of any obligation of any Borrower hereunder if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower’s Agent or the Agent as may be necessary for the Borrower’s Agent or the Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has complied with such the obligations of the Foreign Lender under FATCA or to determine the amount to deduct and withhold from any such payments, in all cases properly completed and duly executed by such Foreign Lender claiming complete exemption from withholding of U.S. federal income tax on all payments by the Credit Parties under this Agreement, under any Note, under any Letter of Credit or under any other Loan Document.  The Credit Parties shall not be required to pay additional amounts to any Foreign Lender pursuant to this Section 10.16 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with this clause (f) (unless such failure is due to a change in treaty, law or regulation, or any interpretation or administration thereof by any Governmental Authority, occurring after the date on which a form, certificate or other document originally was required to be provided).

(g)                                 Each Issuing Bank, each Lender and each Note holder agrees that if, in its sole discretion, it has subsequently received a refund of any Taxes or Other Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrowers or (ii) with respect to which the Credit Parties paid additional amounts pursuant to Section 10.16(b), the relevant Issuing Bank, Lender or Note holder, as the case may be, shall reimburse the Credit Parties to the extent of the amount of any such refund actually received (but only to the extent of any indemnity payments made, or additional amounts paid, by or on behalf of the Credit Parties under this Section 10.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Credit Parties, upon the request of the Issuing Bank, Lender or Note holder, as the case may be, agree to repay to such Issuing Bank, Lender or Note holder, as the case may be, the amount paid over to the Credit Parties (together with penalties, interest or other charges), in the event such Issuing Bank, Lender or Note holder is required to repay such amount to the relevant Governmental Authority.  This paragraph shall not be construed to require any Issuing Bank, Lender or Note holder to make available its tax returns (or any other information relating to taxes that it deems confidential) to any Credit Party or any other Person.

10.17                     [Reserved].

10.18                     Right of Setoff.  The Lender Parties each are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to any Credit Party (any such notice being expressly waived by the Credit Parties by their execution of the applicable Loan Documents), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, including all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Agent or such other Lender Party to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not the Agent or such other Lender Party shall have made any demand under this Agreement, the Notes or any other Loan Document.  Each Credit Party (by their execution of the applicable Loan Documents) also hereby grants to Agent and each of the other Lender Parties a security interest in and hereby transfers, assigns, sets over, and conveys to the Agent and to each of the other Lender Parties, as security for payment of all Obligations, all such deposits, funds or property of such Credit Party or Indebtedness of the Agent or any other Lender Party to any such Credit Party.  Should the right of the Agent or any other Lender Party to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Credit Parties pro rata in accordance with their respective Commitment Percentages.  Each Lender agrees to promptly notify the Borrowers’ Agent and the Agent after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of the Agent and the other Lender Parties under this Section are in addition to other rights and remedies (including other rights of setoff) which the Agent or the other Lender Parties may have.  This Section is subject to the terms and provisions of Section 2.12.

10.19                     Waiver of Right to Jury Trial.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

10.20                     Collateral Releases.

(a)                                  The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Total Commitment and payment in full in cash and satisfaction (or cash collateralization pursuant to the terms of the Loan Documents) of all Loans, any Letter of Credit Exposure Amount, and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents (with respect to which the Agent may rely conclusively on any certificate of any Credit Party, without further inquiry) and, to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests in a Credit Party, the Agent is authorized to release any Guaranty provided by such Credit Party; or (iii) constituting property in which the Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Required Lenders (other than with respect to a release of all or substantially all of the Collateral, which shall require the approval of all Lenders).

(b)                                 Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.20(a)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 10.20(a).  Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of

Collateral, and upon prior written request by any Credit Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Credit Party in respect of) all interests in the Collateral retained by any Credit Party.

10.21                     Secured Hedging and Bank Product Obligations.  The term “Obligations,” as defined and used in this Agreement, includes all Secured Hedging Obligations and all obligations under all Bank Products of any Credit Party (collectively, “Related Obligations”) to the Agent, Wells Fargo, or any other Lender Party (each an “Obligee” and, collectively, the “Obligees”).  Accordingly, the benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of the Related Obligations solely on the condition and understanding, as among the Agent and all Obligees, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Agent shall hold, and have the right and power to act with respect to, any Guaranty and the Collateral on behalf of and as agent for the Obligees, but the Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any Obligee, (ii) all matters, acts and omissions relating in any manner to any Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Obligee under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Obligee shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Obligee or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of any Guaranty or the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (iv) no Obligee (except the Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of any Guaranty or the Collateral or under this Agreement or the Loan Documents and (v) no Obligee shall exercise any right of setoff, banker’s lien or similar right except to the extent such right is exercised in compliance with Section 2.13.

10.22                     Guaranty.

(a)                                  Each Guarantor hereby irrevocably and unconditionally guarantees to each Lender Party the full and prompt payment and performance of any and all Obligations, including any and all Related Obligations.  Such guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and each Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Obligations.  No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Credit Party or any of their Subsidiaries may have against any Lender Party or any other party shall be available to, or shall be asserted by, any Guarantor against any Lender Party or any subsequent holder of the Obligations or any part thereof or against payment of the Obligations or any part thereof.

(b)           If any Guarantor becomes liable for any Obligations other than under this Section 10.22, such liability shall not be in any manner impaired or affected hereby, and the rights of each Lender Party shall be cumulative of any and all other rights that any Lender Party may ever have against any Guarantor.

(c)           In the event of default by any Credit Party in payment or performance of any of the Obligations, or any part thereof, when any part of the Obligations becomes due, whether by its terms, by acceleration, upon demand or otherwise, each Guarantor shall promptly pay the amount due thereon to the Agent without notice or demand in dollars and it shall not be necessary for Agent, in order to enforce such payment by such Guarantor, first to institute suit or exhaust its remedies against any other Credit Party or any others liable on such Obligations, or to enforce any rights against any collateral which shall ever have been given to secure such Obligations.  Notwithstanding anything to the contrary contained in this Section 10.22, each Guarantor hereby irrevocably subordinates to the prior and indefeasible payment in full of the Obligations, any and all rights such Guarantor may now or hereafter have under any agreement or at law or in equity (including any law subrogating such Guarantor to the rights of any of the Lender Parties) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Credit Party or any other party liable for payment of any or all of the Obligations for any payment made by such Guarantor under or in connection with this Section 10.22 or otherwise.

(d)           Each Guarantor hereby agrees that its obligations under this Section 10.22 shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including one or more of the following events, whether or not with notice to or the consent of such Guarantor:  (i) the taking or accepting of collateral as security for any or all of the Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Obligations; (ii) any partial release of the liability of any Credit Party hereunder or any Credit Party under the other Loan Documents, or the full or partial release of any other guarantor from liability for any or all of the Obligations; (iii) any disability of any Credit Party or any of their Subsidiaries, or the dissolution, insolvency, or bankruptcy of any Credit Party, any of their Subsidiaries, any guarantor or any other party at any time liable for the payment of any or all of the Obligations; (iv) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (v) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by any Lender Party to any Credit Party, or any other party ever liable for any or all of the Obligations; (vi) any neglect, delay, omission, failure, or refusal of any Lender Party to take or prosecute any action for the collection of any of the Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (vii) the unenforceability or invalidity of any or all of the Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (viii) any payment by any Credit Party, any Subsidiary of any Credit Party or any other party to any Lender Party is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason any Lender Party is required to refund any payment or pay the amount thereof to someone else; (ix) the settlement or compromise of any of the Obligations; (x) the non-perfection of any security interest or lien securing any or all of the Obligations; (xi) any impairment of any collateral securing any or all of the Obligations; (xii) the failure of any Lender Party to sell any collateral securing any or all of the Obligations in a commercially reasonable manner or as otherwise required by law; (xiii) any change in the corporate existence, structure, or ownership of any Credit Party or any of their Subsidiaries; or (xiv) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Credit Party or any of their Subsidiaries.

(e)           Each Guarantor hereby waives promptness, diligence, notice of any default under the Obligations, demand of payment, notice of acceptance of this Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by any Credit Party of additional obligations or indebtedness, and all other notices and demands with respect to the Obligations and this Agreement.

(f)            The provisions of this Section are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability hereunder, then, notwithstanding any other provision of this Section to the contrary, the amount of such liability shall, without any further action by the Credit Parties or the Lender Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”), provided, that each Borrower shall remain liable for all Loans advanced to such Borrower.  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under applicable law, and no Credit Party nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender Parties hereunder, provided, that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(g)           In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Section or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Section, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Section from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Obligations.

10.23       Construction.  The Borrowers, each other Credit Party, the Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

10.24       Joint and Several Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents (but giving effect to Section 1.4(a)), the Borrowers acknowledge that they and the Guarantors are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Party is a party.

10.25       USA Patriot Act.  Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

10.26       Jurisdiction; Service of Process.  Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.  Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 10.26.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.27       Confidentiality.  Each of the Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative transaction or credit insurance relating to the Credit Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Credit Parties relating to any of the Credit Parties, their respective subsidiaries or their respective businesses, other than any such information that is available to the Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 10.27 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS, CONSENTS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES, THE AGENT OR THEIR RESPECTIVE RELATED PARTIES AND AFFILIATES, PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BORROWERS:	SILVERTHORNE OPERATING LLC, a Delaware limited liability company

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

Address for Notices:
6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
	Attention:	Craig Jones, CFO
	Facsimile:	918-492-0990

NGL SUPPLY, LLC, a Delaware limited liability company

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

HICKSGAS, LLC, a Delaware limited liability company

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

NGL SUPPLY RETAIL, LLC, a Delaware limited liability company

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

Signature Page to Credit Agreement

NGL SUPPLY WHOLESALE, LLC, a Delaware limited liability company

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

NGL SUPPLY TERMINAL COMPANY, LLC, a Delaware limited liability company

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

GUARANTORS:	SILVERTHORNE ENERGY PARTNERS LP, a Delaware limited partnership

	By:	/s/ H. Michael Krimbill
	Name:	H. Michael Krimbill
	Title:	Chief Executive Officer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender, as Agent, as Swingline Lender, and as an Issuing Bank

By:	/s/ David C. Brooks
Name:	David C. Brooks
Title:	Director

Address for Notices:
Wells Fargo Bank, National Association
1445 Ross Ave. - Suite 4500
MAC T5303-452
Dallas, TX 75202
Attention: David C. Brooks
Telecopy No.: (214) 721-8215

Signature Page to Credit Agreement

BNP PARIBAS,
as a Lender and as an Issuing Bank

By:	/s/ Richard J. Wernli
Name:	Richard J. Wernli
Title:	Director

By:	/s/ Keith Cox
Name:	Keith Cox
Title:	Managing Director

Address for Notices:
BNP Paribas
787 Seventh Avenue — 9th Floor
New York, NY 10019
Attention:	Rick Wernli
Facsimile:	(212) 471-6862

Signature Page to Credit Agreement

HARRIS N.A.,
as a Lender and as an Issuing Bank

By:	/s/ Anthony Kwilosz
Name:	Anthony Kwilosz
Title:	Vice President

Address for Notices:
111 W. Monroe St. 5W
Chicago, IL 60603
Attention:	Anthony Kwilosz
Facsimile:	(312) 461-1507

Signature Page to Credit Agreement

BANK OF OKLAHOMA, N.A.,
as a Lender

By:	/s/ Jason B. Webb
Name:	Jason B. Webb
Title:	Vice President

Address for Notices:
One Williams Center, 8th Floor
BOK Energy
Tulsa, OK 74192
Attention:	Jason B. Webb / Sara Kent
Facsimile:	(918) 588-6880

Signature Page to Credit Agreement

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Gina Monette
Name:	Gina Monette
Title:	Vice President

Address for Notices:
201 St. Charles Ave.
29thFloor
New Orleans, LA 70176
Attention:	Gina Monette
Facsimile:	(504) 533-5344

Signature Page to Credit Agreement

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

Address for Notices:
Royal Bank of Canada
Attention: Jason York
3900 Williams Tower
2800 Post Oak Blvd.
Houston, TX 77056
Facsimile:	(713) 403-5624

Signature Page to Credit Agreement

EXHIBIT A

FORM OF WORKING CAPITAL REVOLVING CREDIT NOTE

$[-]	[DATE]

Silverthorne Operating LLC, a Delaware limited liability company (“Silverthorne”), NGL Supply, LLC, a Delaware limited liability company (“Supply”), Hicksgas, LLC, a Delaware limited liability company (“Hicksgas”), NGL Supply Retail, LLC, a Delaware limited liability company (“Retail”), NGL Supply Wholesale, LLC, a Delaware limited liability company (“Wholesale”), and NGL Supply Terminal Company, LLC, a Delaware limited liability company (“Terminal”, and collectively with Silverthorne, Supply, Hicksgas, Retail, and Wholesale, the “Borrowers”), for value received, hereby jointly and severally promise to pay to the order of [NAME OF LENDER] (the “Lender”) the principal sum of [AMOUNT] ($[-]) or, if less, the amount of Working Capital Revolving Loans loaned by the Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement.  The Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in the Credit Agreement.

This Working Capital Revolving Credit Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of October 13, 2010, by and among the Borrowers, the Guarantors from time to time party thereto, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Working Capital Revolving Loans made by the Lender to the Borrowers thereunder.  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence and during the continuance of certain Events of Default and for prepayments on the terms and conditions specified therein.

The Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to the enforcement of this Working Capital Revolving Credit Note, except any notices required under the terms of the Credit Agreement.

A-1

THIS WORKING CAPITAL REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO NATIONAL BANKS.

[Signature Page Follows]

A-2

BORROWERS:

SILVERTHORNE OPERATING LLC

By:
Name:
Title:

NGL SUPPLY, LLC

By:
Name:
Title:

HICKSGAS, LLC

By:
Name:
Title:

NGL SUPPLY RETAIL, LLC

By:
Name:
Title:

NGL SUPPLY WHOLESALE, LLC

By:
Name:
Title:

[Signature Page to Working Capital Revolving Credit Note]

NGL SUPPLY TERMINAL COMPANY, LLC

By:
Name:
Title:

[Signature Page to Working Capital Revolving Credit Note]

EXHIBIT B

FORM OF ACQUISITION REVOLVING CREDIT NOTE

$[-]	[DATE]

Silverthorne Operating LLC, a Delaware limited liability company (“Silverthorne”), NGL Supply, LLC, a Delaware limited liability company (“Supply”), Hicksgas, LLC, a Delaware limited liability company (“Hicksgas”), NGL Supply Retail, LLC, a Delaware limited liability company (“Retail”), NGL Supply Wholesale, LLC, a Delaware limited liability company (“Wholesale”), and NGL Supply Terminal Company, LLC, a Delaware limited liability company (“Terminal”, and collectively with Silverthorne, Supply, Hicksgas, Retail, and Wholesale, the “Borrowers”), for value received, hereby jointly and severally promise to pay to the order of [NAME OF LENDER] (the “Lender”) the principal sum of [AMOUNT] ($[-]) or, if less, the amount of Acquisition Revolving Loans loaned by the Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement.  The Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in the Credit Agreement.

This Acquisition Revolving Credit Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of October 13, 2010, by and among the Borrowers, the Guarantors from time to time party thereto, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Acquisition Revolving Loans made by the Lender to the Borrowers thereunder.  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence and during the continuance of certain Events of Default and for prepayments on the terms and conditions specified therein.

The Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to the enforcement of this Acquisition Revolving Credit Note, except any notices required under the terms of the Credit Agreement.

B-1

THIS ACQUISITION REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO NATIONAL BANKS.

[Signature Page Follows]

B-2

BORROWERS:

SILVERTHORNE OPERATING LLC

By:
Name:
Title:

NGL SUPPLY, LLC

By:
Name:
Title:

HICKSGAS, LLC

By:
Name:
Title:

NGL SUPPLY RETAIL, LLC

By:
Name:
Title:

NGL SUPPLY WHOLESALE, LLC

By:
Name:
Title:

[Signature Page to Acquisition Revolving Credit Note]

NGL SUPPLY TERMINAL COMPANY, LLC

By:
Name:
Title:

[Signature Page to Acquisition Revolving Credit Note]

EXHIBIT C

FORM OF SWINGLINE NOTE

$5,000,000.00	[DATE]

Silverthorne Operating LLC, a Delaware limited liability company (“Silverthorne”), NGL Supply, LLC, a Delaware limited liability company (“Supply”), Hicksgas, LLC, a Delaware limited liability company (“Hicksgas”), NGL Supply Retail, LLC, a Delaware limited liability company (“Retail”), NGL Supply Wholesale, LLC, a Delaware limited liability company (“Wholesale”), and NGL Supply Terminal Company, LLC, a Delaware limited liability company (“Terminal”, and collectively with Silverthorne, Supply, Hicksgas, Retail, and Wholesale, the “Borrowers”), for value received, hereby jointly and severally promise to pay to the order of [NAME OF SWINGLINE LENDER] (the “Swingline Lender”) the principal sum of Five Million Dollars ($5,000,000.00) or, if less, the amount of Swingline Loans loaned by the Swingline Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement.  The Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in the Credit Agreement.

This Swingline Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of October 13, 2010, by and among the Borrowers, the Guarantors from time to time party thereto, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Swingline Loans made by the Swingline Lender to the Borrowers thereunder.  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence and during the continuance of certain Events of Default and for prepayments on the terms and conditions specified therein.

The Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to the enforcement of this Swingline Note, except any notices required under the terms of the Credit Agreement.

C-1

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO NATIONAL BANKS.

[Signature Page Follows]

C-2

BORROWERS:

SILVERTHORNE OPERATING LLC

By:
Name:
Title:

NGL SUPPLY, LLC

By:
Name:
Title:

HICKSGAS, LLC

By:
Name:
Title:

NGL SUPPLY RETAIL, LLC

By:
Name:
Title:

NGL SUPPLY WHOLESALE, LLC

By:
Name:
Title:

[Signature Page to Swingline Note]

NGL SUPPLY TERMINAL COMPANY, LLC

By:
Name:
Title:

[Signature Page to Swingline Note]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Company]

                                 , 20

Wells Fargo Bank, National Association, as Agent

1445 Ross Ave. - Suite 4500

MAC T5303-452

Dallas, TX 75202

Attention: David C. Brooks

Telecopy No.: (214) 721-8215

Ladies and Gentlemen:

I hereby certify to you as follows:

(a)           I am the duly elected [Title] of SILVERTHORNE OPERATING LLC, a Delaware limited liability company (the “Company”) acting as Borrowers’ Agent.  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement dated as of October 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, certain subsidiaries of Company (together with Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, each of the financial institutions which may from time to time become a party thereto (individually, a “Lender” and collectively, the “Lenders”), and Wells Fargo Bank, National Association, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

(b)           I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a detailed review of the transactions and the condition of the Credit Parties during the immediately preceding [applicable time period].

(c)           Except as disclosed on Annex A attached hereto, the review described in paragraph (b) above did not disclose the existence during or at the end of such period, and I have no knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or an Event of Default.

(d)           Provided in Annex B to this Certificate are the financial statements and information required to be furnished to the Agent pursuant to Section 6.3 of the Credit Agreement.  Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis and in accordance with GAAP consistently applied.

(e)           Provided in Annex C to this Certificate are the financial data and computations evidencing compliance with Section 7.12(a) (Leverage Ratio), all of which data and computations are true, correct and complete.

(f)            Provided in Annex D to this Certificate are the financial data and computations evidencing compliance with Section 7.12 (b) (Interest Coverage Ratio), all of which data and computations are true, correct and complete.

I further certify that, based on the review described in paragraph (b) above, no Credit Party has at any time during or at the end of such period, except as (i) specifically described in paragraph (l) below or (ii) permitted by the Credit Agreement, done any of the following:

(g)           Changed its respective address, name, identity, type of organization, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, or established any trade names;

(h)           Permitted any of its Subsidiaries to issue any equity or securities or otherwise change its capital structure;

(i)            Failed to notify the Agent in accordance with Section 6.11 of the Credit Agreement after any Responsible Officer of the Credit Party or any of its Subsidiaries have become aware of, obtained knowledge of, or received notification of:

(i)            the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of their Subsidiaries or any Contributor (other than the litigation described in Schedule 5.5 of the Credit Agreement), including without limitation any examination or audit by the IRS which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

(ii)           any development or change in the business or affairs of any Credit Party or any of their Subsidiaries which has had or which is likely to have a Material Adverse Effect;

(iii)          the occurrence of a default or event of default by any Credit Party or any of their Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect;

(iv)          any violation by, or investigation of any Credit Party or any of their Subsidiaries in connection with any actual or alleged violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority which has or is likely to have a Material Adverse Effect;

(v)           any significant change in the accuracy of any representations and warranties of any Loan Document;

(vi)          any default or breach of any party under the Contribution Agreement;

(j)            To the knowledge of any Responsible Officer, incurred any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with Fair Market Value in excess of $500,000 and no other matters occurred that materially affected the value, enforceability or collectability of any of the Collateral with Fair Market Value in excess of $500,000, unless a notice of such loss, destruction or damage has previously been provided to the Agent;

(k)           Acquired any Additional Mortgaged Property, unless a notice of such acquisition has previously been provided to the Agent;

(l)            [List exceptions, if any, to paragraphs (e) through (k) above.]

The foregoing certifications are made and delivered this             day of                       , 20      .

Very truly yours,

SILVERTHORNE OPERATING LLC

By:
Name:
Title:

Annex A

Disclosure of Known Defaults and Events of Default

[If none, insert “NONE”.]

Annex B

Financial Statements and Information

Annex C

Leverage Ratio Data and Computations

Annex D

Interest Coverage Ratio Data and Computations

EXHIBIT E

FORM OF REQUEST FOR EXTENSION OF CREDIT

Silverthorne Operating LLC

[                                               ]

[                                               ]

[-], 20[—]

Wells Fargo Bank, National Association

1445 Ross Ave. - Suite 4500

MAC T5303-452

Dallas, TX 75202

Attention: David C. Brooks

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of October 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SILVERTHORNE OPERATING LLC, a Delaware limited liability company (“Borrowers’ Agent”), certain subsidiaries of Borrowers’ Agent (together with Borrowers’ Agent, each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, each of the financial institutions which may from time to time become a party thereto (individually, a “Lender” and collectively, the “Lenders”), and Wells Fargo Bank, National Association, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).  All capitalized terms used but not defined herein have the same meanings specified in the Credit Agreement.  The Borrowers’ Agent hereby gives you notice pursuant to Section 4.1(a) of the Credit Agreement of the following request for a Loan (the “Proposed Loan”) under the Credit Agreement:

(i)            The aggregate principal amount of the Proposed Loan is $              .(1)

(ii)           The Proposed Loan will be [an Acquisition Revolving Loan] [a Working Capital Revolving Loan].

(iii)          The Proposed Loan will be a [Alternate Base Rate Borrowing] [LIBOR Borrowing, with an initial Interest Period of [one] [two] [three] [six] month[s]].

(1)  In the case of a LIBOR Borrowing, the Proposed Loan must be in a minimum amount of $1,000,000 and in integral multiples of $500,000.  In the case of an Alternate Base Rate Borrowing, the Proposed Loan must be in a minimum amount of $500,000 and in integral multiples of $500,000.

(iv)          The borrowing date of the Proposed Loan is                  .(2)

(v)           The proceeds of the Proposed Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions attached hereto as Exhibit A.

The undersigned certifies that (i) the representations and warranties of the Borrowers and any other Person set forth in the Credit Agreement and in any other Loan Document are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (except for any representation and warranty made as of a specific date which was true and correct as of such specific date, and except for changes in representations and warranties otherwise permitted by the terms of the Credit Agreement), and (ii) no Default or Event of Default has occurred and is continuing or will result from the making of the Proposed Loan.

Very truly yours,

SILVERTHORNE OPERATING LLC,
as Borrowers’ Agent

By:
Name:
Title:

(2)  This date must be a Business Day.

EXHIBIT A

Payment Instructions

EXHIBIT F

FORM OF RATE SELECTION NOTICE

Reference is made to that certain Credit Agreement, dated as of October 13, 2010, by and among the undersigned (“Borrowers’ Agent”), the other Persons defined therein as Credit Parties, Wells Fargo Bank, National Association, as agent for the Lenders, and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used but not defined herein shall have the meaning specified in the Credit Agreement.

Borrowers’ Agent hereby gives irrevocable notice, pursuant to Section 2.8(b)(i) of the Credit Agreement, of its request to:

(a)           on [date] convert [           ] dollars of the aggregate outstanding principal amount of the [Acquisition][Working Capital] Revolving Loans constituting a [           ] Borrowing, bearing interest at the [           ] Rate, into a(n) [           ] Borrowing [and, in the case of a LIBOR Borrowing, having an Interest Period of [           ] month(s)];

[(b)        on [date] continue [           ] dollars of the aggregate outstanding principal amount of the [Acquisition][Working Capital] Revolving Loans constituting a LIBOR Borrowing, bearing interest at the Adjusted LIBOR Rate, as a LIBOR Borrowing having an Interest Period of [           ] month(s)].

[Borrowers’ Agent hereby certifies that no Event of Default or Default has occurred and is continuing on the date hereof.](1)

SILVERTHORNE OPERATING LLC,
as Borrowers’ Agent

By:
Name:
Title:

(1)  This bracketed sentence is to be used only if a LIBOR Borrowing is being continued as such or if an Alternate Base Rate Borrowing is being converted into a LIBOR Borrowing.

F-1

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

G-1

EXHIBIT H

FORM OF MORTGAGE

H-1

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

The undersigned [TITLE] of Silverthorne Energy Partners LP, a Delaware limited partnership (“Parent”), hereby certifies that [he/she] is duly authorized to execute this Certificate on behalf of Parent and each of the Credit Parties under the Credit Agreement (as each such term is defined below).

WITNESSETH

WHEREAS, Silverthorne Operating LLC (“Silverthorne”), its subsidiaries as co-borrowers (together with Silverthorne, each a “Borrower” and collectively, the “Borrowers”), and Parent have entered into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”; capitalized terms used but not otherwise defined herein having the meanings specified in the Credit Agreement), by and among the Credit Parties, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Agent, pursuant to which the Lenders have established a $[150,000,000] revolving credit facility (the “Credit Facility”) in favor of the Borrowers;

WHEREAS, to secure their respective obligations under and relating to the Credit Facility the Credit Parties have executed and delivered to the Agent the other Loan Documents referenced in the Credit Agreement (the grant of security interests, transfers, incurrence of obligations and other transactions relating to the execution, delivery and performance of the obligations under the Loan Documents, and any other transactions and transfers related thereto, being referred to herein collectively as the “Transactions”);

WHEREAS, the undersigned has carefully reviewed the Credit Agreement and the various other Loan Documents, and also the contents of this Certificate, and in connection herewith has made such investigations and inquiries as he or she has deemed necessary and prudent therefor, including those described below, and further acknowledges that the Agent and the Lenders are relying on this Certificate in connection with the establishment of the Credit Facility;

NOW, THEREFORE, ON THE BASIS OF THE FOREGOING, and the inquiries and considerations set forth below, the undersigned hereby certifies to the best of such person’s knowledge and belief, and in his or her representative capacity that after giving effect to the funding of the initial Loans and the consummation of the Transactions:

1.             I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [TITLE] of Parent and have responsibility for the overall management of the financial affairs of the Credit Parties and the preparation of the financial statements of the Credit Parties.

2.             The financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable under the circumstances

I-1

in which they were made and were made in good faith and continue to be reasonable as of the date hereof.

3.             The value of the assets of each Credit Party (including contribution rights from other Credit Parties), based on a fair valuation thereof, after giving effect to the Initial Contribution, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Credit Party, as they are expected to become absolute and mature.

4.             The assets of each Credit Party, after giving effect to the Initial Contribution, do not constitute unreasonably small capital for such Credit Party to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Credit Party, taking into account (i) the nature of the business conducted by such Credit Party, (ii) the particular capital requirements of the business conducted by such Credit Party, (iii) the anticipated nature of the business to be conducted by such Credit Party in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business.

5.             No Credit Party intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each such Credit Party and the timing and amounts to be payable on or in respect of debt of each such Credit Party, as applicable).  The cash flow of each such Credit Party, after taking into account all anticipated uses of the cash of each such Credit Party, should at all times be sufficient to pay all such amounts on or in respect of debt of each such Credit Party when such amounts are anticipated to be required to be paid.

(Signature Page Follows)

I-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of October     , 2010, on behalf of the Credit Parties.

SILVERTHORNE ENERGY PARTNERS LP

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT J

FORM OF PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT (“Agreement”), dated             [    ], 2010, is made by [                                        ], a [                                        ] (“Assignor”), in favor of Wells Fargo Bank, National Association, as agent for certain lenders (in such capacity, together with any permitted successors and assigns, “Assignee”).  Capitalized terms used in this Agreement and not defined herein have the meanings set forth for such terms in the Security Agreement (as hereinafter defined).

WHEREAS, Assignor is the patentee or applicant for the patents and patent applications listed on the annexed Schedule 1, which patents and patent applications are issued or applied for in the United States Patent and Trademark Office (the “Patents”);

WHEREAS, the Assignor has entered into a Pledge and Security Agreement, dated as of October 13, 2010, among Assignor and the other grantors signatory thereto, and Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, as collateral security for all of the Obligations, Assignor has pledged and assigned to Assignee, and granted to Assignee, for the benefit of the Lender Parties (as such terms are defined in the Security Agreement) a continuing security interest in the Patents and the applications and registrations thereof, and all proceeds thereof (the “Collateral”);

NOW, THEREFORE, in consideration of the premises and agreements made herein and in the Security Agreement, as collateral security for all of the Obligations, Assignor hereby pledges and assigns to the Assignee, and grants to the Assignee, for its benefit and the benefit of the Lender Parties, a continuing security interest in the Collateral.

Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated by reference herein as if fully set forth herein.

Upon full satisfaction of the Obligations, complete performance of all of the obligations of the Credit Parties under the Loan Documents and final termination of each Lender’s obligations — if any — to make any further advances under any Note or to provide any other financial accommodations to any Credit Party, all rights under this Agreement shall terminate and the Collateral shall become wholly clear of the security interest evidenced hereby, and upon written request by Assignor such security interest shall be released by Assignee in due form and at Assignor’s cost; provided, however, that this Agreement shall be reinstated if at any time any payment of any of the obligations under the Loan Documents is rescinded or must otherwise be returned by the Assignee, the Lenders, or any of their respective affiliates or branches on the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though the payment had not been made.

(Signature Pages Follow)

IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

[ ],
as Assignor

By:
Name:
Title:

[Signature Page to Patent Security Agreement]

STATE OF

ss.:

COUNTY OF

On this           day of              , 20    , before me personally came                         , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the                                  of                                                                                 , a                                        , and that s/he executed the foregoing instrument in the name of                                                                                , and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said entity for the uses and purposes therein mentioned.

Notary Public

[Notary Page to Patent Security Agreement]

SCHEDULE 1 TO PATENT SECURITY AGREEMENT

[Patents and Patent Applications]

EXHIBIT K

FORM OF TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT (“Agreement”), dated               [     ], 2010, is made by [                                ], a [                                         ] (“Assignor”), in favor of Wells Fargo Bank, National Association, as agent for certain lenders (in such capacity, together with any permitted successors and assigns, “Assignee”).  Capitalized terms used in this Agreement and not defined herein have the meanings set forth for such terms in the Security Agreement (as hereinafter defined).

WHEREAS, Assignor is the applicant or registrant for the trademarks and service marks listed on the annexed Schedule 1 hereto, which trademarks and service marks are registered or applied for in the United States Patent and Trademark Office (the “Trademarks”);

WHEREAS, the Assignor has entered into a Pledge and Security Agreement, dated as of October 13, 2010, among Assignor and the other grantors signatory thereto, and Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, as collateral security for all of the Obligations, Assignor has pledged and assigned to Assignee, and granted to Assignee, for the benefit of the Lender Parties (as such terms are defined in the Security Agreement) a continuing security interest in the Trademarks, together with, among other things, the goodwill of the business symbolized by and associated with the Trademarks and the applications and registrations thereof, and all proceeds thereof (the “Collateral”);

NOW, THEREFORE, in consideration of the premises and agreements made herein and in the Security Agreement, as collateral security for all of the Obligations, Assignor hereby pledges and assigns to the Assignee, and grants to the Assignee, for its benefit and the benefit of the Lender Parties, a continuing security interest in the Collateral.

Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated by reference herein as if fully set forth herein.

Upon full satisfaction of the Obligations, complete performance of all of the obligations of the Credit Parties under the Loan Documents and final termination of each Lender’s obligations — if any — to make any further advances under any Note or to provide any other financial accommodations to any Credit Party, all rights under this Agreement shall terminate and the Collateral shall become wholly clear of the security interest evidenced hereby, and upon written request by Assignor such security interest shall be released by Assignee in due form and at Assignor’s cost; provided, however, that this Agreement shall be reinstated if at any time any payment of any of the obligations under the Loan Documents is rescinded or must otherwise be returned by the Assignee, the Lenders, or any of their respective affiliates or branches on the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though the payment had not been made.

(Signature Pages Follow)

IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

[ ],
as Assignor

By:
Name:
Title:

[Signature Page to Trademark Security Agreement]

STATE OF

ss.:

COUNTY OF

On this           day of              , 20    , before me personally came                                , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the                                of                                                                               , a                                          , and that s/he executed the foregoing instrument in the name of                                                                   , and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said entity for the uses and purposes therein mentioned.

Notary Public

[Notary Page to Trademark Security Agreement]

SCHEDULE 1 TO TRADEMARK SECURITY AGREEMENT

[Trademark Registrations and Trademark Applications]

EXHIBIT L

FORM OF COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT (“Agreement”), dated              [    ], 2010, is made by [                                   ], a [                                         ] (“Assignor”), in favor of Wells Fargo Bank, National Association, as agent for certain lenders (in such capacity, together with any permitted successors and assigns, “Assignee”).  Capitalized terms used in this Agreement and not defined herein have the meanings set forth for such terms in the Security Agreement (as hereinafter defined).

WHEREAS, Assignor is the applicant or registrant for the copyrights listed on the annexed Schedule 1, which copyrights are registered in the United States Copyright Office (the “Copyrights”);

WHEREAS, the Assignor has entered into a Pledge and Security Agreement, dated as of October 13, 2010, among Assignor and the other grantors signatory thereto, and Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, as collateral security for all of the Obligations, Assignor has pledged and assigned to Assignee, and granted to Assignee, for the benefit of the Lender Parties (as such terms are defined in the Security Agreement) a continuing security interest in the Copyrights and the applications and registrations thereof, and all proceeds thereof (the “Collateral”);

NOW, THEREFORE, in consideration of the premises and agreements made herein and in the Security Agreement, as collateral security for all of the Obligations, Assignor hereby pledges and assigns to the Assignee, and grants to the Assignee, for its benefit and the benefit of the Lender Parties, a continuing security interest in the Collateral.

Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated by reference herein as if fully set forth herein.

Upon full satisfaction of the Obligations, complete performance of all of the obligations of the Credit Parties under the Loan Documents and final termination of each Lender’s obligations — if any — to make any further advances under any Note or to provide any other financial accommodations to any Credit Party, all rights under this Agreement shall terminate and the Collateral shall become wholly clear of the security interest evidenced hereby, and upon written request by Assignor such security interest shall be released by Assignee in due form and at Assignor’s cost; provided, however, that this Agreement shall be reinstated if at any time any payment of any of the obligations under the Loan Documents is rescinded or must otherwise be returned by the Assignee, the Lenders, or any of their respective affiliates or branches on the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though the payment had not been made.

(Signature Pages Follow)

IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

[ ],
as Assignor

By:
Name:
Title:

[Signature Page to Copyright Security Agreement]

STATE OF

ss.:

COUNTY OF

On this            day of               , 20   , before me personally came                                , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the                                   of                                                                              , a                                        , and that s/he executed the foregoing instrument in the name of                                                                            , and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said entity for the uses and purposes therein mentioned.

Notary Public

[Notary Page to Copyright Security Agreement]

SCHEDULE 1 TO COPYRIGHT SECURITY AGREEMENT

[Copyright Registrations and Copyright Applications]

EXHIBIT M

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower(s):	Silverthorne Operating LLC and certain subsidiaries of Silverthorne Operating LLC signatories to the Credit Agreement as a “Borrower”

4.	Agent:	Wells Fargo Bank, National Association, as agent for the Lenders under the Credit Agreement

(1)  Select as applicable.

M-1

5.	Credit Agreement:

That certain Credit Agreement, dated as of October 13, 2010, among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Agent.

6.	Assigned Interest:

Aggregate Amount of Acquisition Revolving Commitment/Acquisition Revolving Loans for all Acquisition Revolving Lenders	Amount of Acquisition Revolving Commitment/Acquisition Revolving Loans Assigned	Percentage Assigned of Acquisition Revolving Commitment/Acquisition Revolving Loans(2)
$	$

Aggregate Amount of Working Capital Revolving Commitment/Working Capital Revolving Loans for all Working Capital Revolving Lenders	Amount of Working Capital Revolving Commitment/Working Capital Revolving Loans Assigned	Percentage Assigned of Working Capital Revolving Commitment/Working Capital Revolving Loans(3)
$	$

Effective Date:                                          , 20      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

(2)  Set forth, to at least 9 decimals, as a percentage of the Acquisition Revolving Commitment/Acquisition Revolving Loans of all Lenders thereunder.  Assigned percentages for Acquisition Revolving Loans and Working Capital Revolving Loans must be the same (i.e., assignments must be made pro rata for each type of Loan).

(3)  Set forth, to at least 9 decimals, as a percentage of the Working Capital Revolving Commitment/Working Capital Revolving Loans of all Lenders thereunder.  Assigned percentages for Acquisition Revolving Loans and Working Capital Revolving Loans must be the same (i.e., assignments must be made pro rata for each type of Loan).

M-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](5) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Title:

[Consented to:](6)

[NAME OF RELEVANT PARTY]

By:
Title:

(5) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(6) To be added only if the consent of the Borrowers’ Agent and/or other parties is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Acceptance]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.  Representations and Warranties.

1.1.  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto or any collateral thereunder, (iii) the financial condition of any Credit Party or any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Credit Party or any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms of the Credit Agreement, together with such powers as are reasonably incidental thereto, (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (c) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will keep confidential all information with respect to the Credit Parties

N-4

furnished to it by the Credit Parties, the Assignor or the Agent (other than information generally available to the public or otherwise available to the Agent on a non-confidential basis or otherwise permitted pursuant to the terms of the Credit Agreement), and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO NATIONAL BANKS.

N-5

EXHIBIT N

FORM OF CERTIFICATE OF EFFECTIVENESS

This Certificate of Effectiveness (this “Certificate”) is executed the [         ] day of October, 2010, by and between SILVERTHORNE OPERATING LLC, a Delaware limited liability company (“Silverthorne”), the Subsidiaries of Silverthorne signatory hereto (together with Silverthorne, the “Borrowers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent (“Agent”) for the Lenders under and as defined in that certain Credit Agreement (the “Agreement”) of even date herewith, by and among the Borrowers, the Guarantors named therein, Agent, and the Lenders named therein.  This Certificate is executed pursuant to Section 4.2 of the Agreement and is the “Certificate of Effectiveness” therein referenced.  Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Agreement.

1.             The Borrowers hereby certify that, unless waived in writing in accordance with the terms of the Credit Agreement, they have delivered or performed (as applicable) each condition precedent to the effectiveness of the Agreement contained in Section 4 of the Agreement; provided that the Borrowers do not certify as to the satisfaction of any other Person with respect to such performance or delivery.

2.             Agent, based on the foregoing certification, and the Borrowers hereby acknowledge and agree that the Agreement is effective as of the date hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

N-1

SILVERTHORNE OPERATING LLC, as a Borrower

By:
Name:
Title:

NGL SUPPLY, LLC, as a Borrower

By:
Name:
Title:

HICKSGAS, LLC, as a Borrower

By:
Name:
Title:

NGL SUPPLY RETAIL, LLC, as a Borrower

By:
Name:
Title:

NGL SUPPLY WHOLESALE, LLC, as a Borrower

By:
Name:
Title:

[Signature Page to Certificate of Effectiveness]

NGL SUPPLY TERMINAL COMPANY, LLC, as a Borrower

By:
Name:
Title:

[Signature Page to Certificate of Effectiveness]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signature Page to Certificate of Effectiveness]

SCHEDULE 1.1A

REVOLVING CREDIT COMMITMENTS

Lender	Acquisition Commitment Amount	Working Capital Commitment Amount	Total Commitment Amount
Wells Fargo Bank, National Association	$20,000,000	$10,000,000	$30,000,000
Harris N.A.	$20,000,000	$10,000,000	$30,000,000
BNP Paribas	$20,000,000	$10,000,000	$30,000,000
Royal Bank of Canada	$20,000,000	$10,000,000	$30,000,000
Capital One, N.A.	$10,000,000	$5,000,000	$15,000,000
Bank of Oklahoma, N.A.	$10,000,000	$5,000,000	$15,000,000
Total Commitments:	$100,000,000	$50,000,000	$150,000,000

Schedule 1.1A - 1

SCHEDULE 1.1B

MATERIAL LEASEHOLD PROPERTIES

Address	Lessee	Approximate Value
6120 South Yale Avenue Suite 805 Tulsa, OK 74136 Tulsa County	NGL Supply, LLC	$15,525 per month
3610 N K-15 Highway Newton, KS 67114	NGL Supply Retail, LLC	Together with Salina, KS location, $3,800.00 per month
409 W North St Salina, KS 67401	NGL Supply Retail, LLC	Together with Newton, KS location, $3,800.00 per month
514 N 9th Street Salina, KS 67401	NGL Supply Retail, LLC	Together with Newton, KS location, $3,800.00 per month
17742 Somonauk Rd DeKalb, IL 60115	Hicksgas, LLC	$3,000 per month
1364 Hwy 11 North Petal, MS 39465	NGL Supply Wholesale, LLC	$9,500.00/year
18 Chappell Hill Road Petal, MS 39465	NGL Supply Wholesale, LLC	$937.50/month
10902 Fitzgerald Road Mt. Belvieu, TX 77580	NGL Supply Wholesale, LLC	$5,729.17/month
661 Hwy 56 McPherson, KS 67460	NGL Supply Wholesale, LLC	$65,000/month
777 Avenue Y Bushton, KS 67427	NGL Supply Wholesale, LLC	$585,000/year
300 W 6th St. Borger, TX 79007	NGL Supply Wholesale, LLC	$36,125/month
1426 5th Avenue McPherson, KS 67460	NGL Supply, LLC	$1,176,000/year
777 Avenue Y Bushton, KS 67427	NGL Supply, LLC	$145,750/year
1426 5th Avenue McPherson, KS 67460	NGL Supply Wholesale	$8,820/year
Dixie Pipeline- Mississippi	NGL Supply Wholesale	$4,166,67/month

Schedule 1.1 B - 1

SCHEDULE 1.4

RESPONSIBLE OFFICERS

Name	Office
H. Michael Krimbill	Chief Executive Officer
Craig F. Jones	Chief Financial Officer, Treasurer and Secretary
Shawn Coady	Co-President and Chief Operating Officer, Retail Division
Todd Coady	Co-President, Retail Division
Sharra Straight	Vice President Finance / Controller

Schedule 1.4 - 1

SCHEDULE 4.2(w)-1

LIST OF CLOSING DATE MORTGAGED PROPERTIES

Address	Owner	Approximate Value
3300 Mississippi Ave Cahokia, IL 62206	NGL Supply Terminal Company, LLC	$11,800,000
2116 Idlewood Road Jefferson City, MO 65109	NGL Supply Terminal Company, LLC	$9,500,000
905 Interstate Drive Bloomington, IL 61705	Hicksgas LLC	$650,000
4774 Dale Drive Lafayette, IN 47909	Hicksgas LLC	$750,000
6220 Canadian Cross Drive Springfield, IL 62711	Hicksgas LLC	$750,000
1023 Lake Ave Woodstock, IL 60098	Hicksgas LLC	$450,000
204 N. Route 54 Roberts, IL 60962	Hicksgas LLC	$100,000
202 N. Hwy 54 Roberts, IL 60962	Hicksgas LLC	$45,000
404 N. Route 115 Roberts, IL 60962	Hicksgas LLC	$274,000

Schedule 4.2(w)-1 - 1

SCHEDULE 4.2(w)-2

LIST OF ENDORSEMENTS

1.	ALTA 9 Comprehensive;

2.	Survey;

3.	Usury;

4.	Access;

5.	Separate Tax Lot;

6.	Contiguity;

7.	Tax Deed (as applicable); and

8.	Mortgage Recording Tax

Schedule 4.2(w)-2 - 1

SCHEDULE 4.3

POST CLOSING ITEMS

1.             Mortgages

On or before November 26, 2010, the Credit Parties shall deliver to the Agent fully executed (and, where required, notarized) Mortgages in proper form for recording in the applicable jurisdiction, encumbering the Real Property Assets of the Credit Parties located at the addresses below:

1.1           411 S. 6th St., Clay Center, KS

1.2           12610 W. Kansas Ave., Riley, KS

1.3           14411 N.W. 46th, Rossville, KS

1.4           1600 K-4 Highway, Valley Falls, KS

1.5           Railroad Annex, Valley Falls, KS

1.6           7019 N.W. Diamond Rd., Potwin, KS

1.7           524 W. 9th St., Peabody, KS

1.8           444 8th Ave., Inman, KS

1.9           Route 1 Dixie School Rd., Alma, GA

1.10         206 Connector, US 441, Douglas, GA

1.11         618 E. Baker Hwy., Douglas, GA

1.12         Highway 341, Jessup, GA

1.13         186 County Road 184, Nahunta, GA

1.14         112 Satilla Ave., Nahunta, GA

1.15         1600 Rosemont St., Waycross, GA

1.16         1150 S. Buckeye, Abilene, KS

1.17         200 East South Ave., Cheney, KS

1.18         1710 E. 6th St., Concordia, KS

1.19         218 W. 7th St., Solomon, KS

1.20         5927 Industrial Blvd., Patterson, GA

1.21         6418 Logan Ave., Belvidere, IL

1.22         31532 N. 1200 E. Rd., Blackstone, IL

1.23         1479 E. 1725th Rd., Streator, IL

1.24         605 S. Vine, Heyworth, IL

1.25         209 N. White, Leroy, IL

1.26         415 S. Division St., Braidwood, IL

1.27         2526 N. Water, Decatur, IL

1.28         1470 N. Main, Moweaqua, IL

1.29         1401 W. Oak St., Fairbury, IL

1.30         720 N. Division, Chenoa, IL

1.31         301 S. Adeway Rd., Fowler, IN

1.32         711 E. State Rd. 28, Williamsport, IN

1.33         323 N. Main, Gifford, IL

1.34         3015 County Road 500 E, Fisher, IL

1.35         628 S. Main St., Monticello, IN

Schedule 4.3 - 1

1.36         511 S. Sycamore St., Flora, IN

1.37         1625 S. Schuyler Ave., Kankakee, IL

1.38         8 West 12000 North Rd., Manteno, IL

1.39         2180 S. Hwy. 35, Knox, IN

1.40         200 E. Grand Ave., Lake Villa, IL

1.41         1622 Connolley Rd., Lincoln, IL

1.42         10809 W. 181st Ave., Lowell, IN

1.43         1904 E. 24th Rd., Marseilles, IL

1.44         27833 Cooper Rd., Morton, IL

1.45         30214 IL State Rt. 9, Mackinaw, IL

1.46         6792 E 1700 North Rd., Oakwood, IL

1.47         460 Radio City Dr., Pekin, IL

1.48         1005 Interlake Dr., Pontiac, IL

1.49         1705 N. McKinley Ave., Rensselaer, IN

1.50         429 S. Cherry St., Cullom, IL

1.51         815 US Hwy. 67 Bus., Roseville, IL

1.52         720 W. Locust, Canton, IL

1.53         5768 E. State Rd. 10, Demotte, IN

1.54         2706 County Rd. 500 N., Toluca, IL

1.55         15132 IL Hwy. 40, Sheffield IL

1.56         2201 E. University Ave., Urbana, IL

1.57         1927 N. Market St., Monticello, IL

1.58         1704 Veterans Ave., Vandalia, IL

1.59         528 S. Superior St., Ramsey, IL

1.60         1620 E. Walnut, Watseka, IL

1.61         RR 1 Dixie Hwy., Hoopeston, IL

1.62         2030 E. 2400 North Rd., Pitwood, IL

1.63         385 E. Route 165, Sibley, IL

2.             Surveys

On or before November 26, 2010, the Credit Parties shall deliver to the Agent for the following properties surveys in form and substance reasonably satisfactory to the Agent and in compliance with the requirements set forth in Annex I attached hereto:

2.1           East St. Louis Terminal

2.2           Jefferson City Terminal

2.3           905 Interstate Drive, Bloomington, IL

2.4           6220 Canadian Cross Drive, Springfield, IL

2.5           1023 Lake Avenue, Woodstock, IL

2.6           4774 Dale Drive, Lafayette, IN

2.7           202 N. Hwy 54, Roberts, IL

2.8           404 N Route 115, Roberts, IL

2.9           204 N. Route 54, Roberts, IL

Schedule 4.3 - 2

3.             ALTA Title Insurance Policies

On or before November 26, 2010, the Credit Parties shall deliver to the Agent: (a) ALTA loan title insurance policies (each a “Post Closing Title Policy”, and collectively, the “Post Closing Title Policies”) issued by the Title Company with respect to each of the following properties, in an amount at least equal to the Fair Market Value thereof, insuring title to these properties vested in the Credit Parties owning these properties and assuring the Agent that the applicable Mortgages create valid and enforceable first priority Liens on these properties, subject only to any standard or other exceptions as may be reasonably acceptable to the Agent and which appear as exceptions on Schedule B to the applicable Post Closing Title Policy, which Post Closing Title Policies must include endorsements (to the extent available) for customary matters reasonably requested by the Agent, including, but not limited to, those endorsements listed on Schedule 4.2(w)-2; and (b) evidence satisfactory to the Agent that the Credit Parties have (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Post Closing Title Policies and (ii) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Post Closing Title Policies and all recording and stamp taxes (including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the applicable Mortgages in the appropriate real estate records:

3.1           East St. Louis Terminal

3.2           Jefferson City Terminal

3.3           905 Interstate Drive, Bloomington, IL

3.4           6220 Canadian Cross Drive, Springfield, IL

3.5           1023 Lake Avenue, Woodstock, IL

3.6           4774 Dale Drive, Lafayette, IN

3.7           202 N. Hwy 54, Roberts, IL

3.8           404 N Route 115, Roberts, IL

3.9           204 N. Route 54, Roberts, IL

4.             Fixture Filings

On or before November 26, 2010, the Credit Parties shall deliver to the Agent vesting deeds or legal descriptions of the following properties sufficient in the applicable jurisdictions to enable the Agent to complete and file valid fixture filings with respect to any improvements of any Credit Party on such properties such that the Agent will have a valid perfected first priority Lien on such improvements:

4.1           411 S. 6th St., Clay Center, KS

4.2           12610 W. Kansas Ave., Riley, KS

4.3           14411 N.W. 46th, Rossville, KS

4.4           1600 K-4 Highway, Valley Falls, KS

4.5           Railroad Annex, Valley Falls, KS

4.6           7019 N.W. Diamond Rd., Potwin, KS

4.7           524 W. 9th St., Peabody, KS

4.8           444 8th Ave., Inman, KS

4.9           Route 1 Dixie School Rd., Alma, GA

Schedule 4.3 - 3

4.10         206 Connector, US 441, Douglas, GA

4.11         618 E. Baker Hwy., Douglas, GA

4.12         Highway 341, Jessup, GA

4.13         186 County Road 184, Nahunta, GA

4.14         112 Satilla Ave., Nahunta, GA

4.15         1600 Rosemont St., Waycross, GA

4.16         1150 S. Buckeye, Abilene, KS

4.17         200 East South Ave., Cheney, KS

4.18         1710 E. 6th St., Concordia, KS

4.19         218 W. 7th St., Solomon, KS

4.20         5927 Industrial Blvd., Patterson, GA

4.21         6418 Logan Ave., Belvidere, IL

4.22         31532 N. 1200 E. Rd., Blackstone, IL

4.23         1479 E. 1725th Rd., Streator, IL

4.24         605 S. Vine, Heyworth, IL

4.25         209 N. White, Leroy, IL

4.26         415 S. Division St., Braidwood, IL

4.27         2526 N. Water, Decatur, IL

4.28         1470 N. Main, Moweaqua, IL

4.29         1401 W. Oak St., Fairbury, IL

4.30         720 N. Division, Chenoa, IL

4.31         301 S. Adeway Rd., Fowler, IN

4.32         711 E. State Rd. 28, Williamsport, IN

4.33         323 N. Main, Gifford, IL

4.34         3015 County Road 500 E, Fisher, IL

4.35         628 S. Main St., Monticello, IN

4.36         511 S. Sycamore St., Flora, IN

4.37         1625 S. Schuyler Ave., Kankakee, IL

4.38         8 West 12000 North Rd., Manteno, IL

4.39         2180 S. Hwy. 35, Knox, IN

4.40         200 E. Grand Ave., Lake Villa, IL

4.41         1622 Connolley Rd., Lincoln, IL

4.42         10809 W. 181st Ave., Lowell, IN

4.43         1904 E. 24th Rd., Marseilles, IL

4.44         27833 Cooper Rd., Morton, IL

4.45         30214 IL State Rt. 9, Mackinaw, IL

4.46         6792 E 1700 North Rd., Oakwood, IL

4.47         460 Radio City Dr., Pekin, IL

4.48         1005 Interlake Dr., Pontiac, IL

4.49         1705 N. McKinley Ave., Rensselaer, IN

4.50         429 S. Cherry St., Cullom, IL

4.51         815 US Hwy. 67 Bus., Roseville, IL

4.52         720 W. Locust, Canton, IL

4.53         5768 E. State Rd. 10, Demotte, IN

4.54         2706 County Rd. 500 N., Toluca, IL

4.55         15132 IL Hwy. 40, Sheffield IL

Schedule 4.3 - 4

4.56         2201 E. University Ave., Urbana, IL

4.57         1927 N. Market St., Monticello, IL

4.58         1704 Veterans Ave., Vandalia, IL

4.59         528 S. Superior St., Ramsey, IL

4.60         1620 E. Walnut, Watseka, IL

4.61         RR 1 Dixie Hwy., Hoopeston, IL

4.62         2030 E. 2400 North Rd., Pitwood, IL

4.63         385 E. Route 165, Sibley, IL

5.             Motor Vehicle Title-related Matters

On or before November 26, 2010, the Credit Parties shall, with respect all motor vehicles and rolling stock of the Credit Parties (including the vehicles set forth in the Perfection Certificate), arrange for, and cause the notation, of the Agent’s Lien on the certificates of title of those motor vehicles and rolling stock such that the Agent has a valid perfected first priority Lien in those motor vehicles and rolling stock.

On or before November 26, 2010, the Credit Parties shall enter into a Vehicle Title Agent Services Agreement in form and substance satisfactory to the Agent and with a vehicle title agent satisfactory to the Agent pursuant to which the vehicle title agent will administer the certificates of title delivered to the Agent and coordinate the notation of the Agent’s Lien thereon.

6.             Foreign Qualification Certificates

On or before November 26, 2010, the Credit Parties shall deliver to the Agent, with respect to each of the Credit Parties listed below, certificates from the appropriate public officials of those jurisdictions where the nature of each such Credit Party’s business makes it necessary or desirable to be qualified to do business as a foreign corporation, which jurisdictions are set forth on Schedule 5.8, as to the qualification as a foreign corporation of such Credit Party:

6.1           NGL Supply, LLC

6.2           NGL Supply Wholesale, LLC

6.3           NGL Supply Terminal Company, LLC

7.             Stock Certificates of NGL Gateway Terminals Inc.

On or before November 26, 2010, the Credit Parties shall deliver to the Agent one or more stock certificates evidencing NGL Supply, LLC’s 65% ownership interest in NGL Gateway Terminals, Inc.

8.             Account Control Agreements

On or before October 27, 2010, the Credit Parties shall deliver to the Agent Control Agreements executed by the applicable Credit Parties, the Agent and the applicable financial institutions with respect to each deposit account listed on Schedule 5.26 other than accounts established as part of the administration of employee benefits or for petty cash so long as the aggregate balance of such accounts does not exceed $500,000.

Schedule 4.3 - 5

9.             Commodities Account Control Agreement

On or before October 27, 2010, the Credit Parties shall deliver to the Agent an assignment of hedging account and control agreement executed by Silverthorne Operating LLC, the Agent and BNP Paribas Commodity Futures, Inc.

10.           Note from NGL Gateway to NGL Terminal

On or before October 27, 2010, the Credit Parties shall deliver to the Agent (a) either (i) the promissory note evidencing the loan made by NGL Supply Terminal Company, LLC to NGL Gateway Terminals Inc. on March 29, 2004 in the original principal amount of $937,457.08 (the “Terminal/Gateway Loan”); or (ii) a new promissory note evidencing the Terminal/Gateway Loan together with a lost note affidavit; and (b) an allonge in form and substance reasonably satisfactory to the Agent.

Schedule 4.3 - 6

ANNEX I to Schedule 4.3
Survey Instructions

The survey shall contain a certificate substantially as follows:

“To: (Name of Borrower); WELLS FARGO BANK, NATIONAL ASSOCIATION, its successors and assigns; and (Name of Title Insurance Company)

I hereby certify that this survey was prepared by me or under my supervision in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2005 and includes Items 2, 3, 4, 6, 7a, 7b1, 7c, 8, 9, 10, 11b, 13, 16, 17 and 18 of Table A thereof and to the extent possible, shows the location of all setback lines listed pursuant to Item 6 of Table A.  Pursuant to the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of this certification, undersigned further certifies that in my professional opinion, as a land surveyor registered in the State of              the Relative Positional Accuracy of this survey does not exceed that which is specified therein.

Date:	(Signature of Surveyor)

(Surveyor’s Seal)	Registered Surveyor,
State of:

Registered No.

SURVEY INSTRUCTIONS

In addition to the items included in the Survey Certification, the survey also shall include the following:

1)              A statement that based on the U.S. Department of Housing and Urban Development, Federal Insurance Administration Flood Hazard Boundary Map, Community Number            , Sheet Number             revised            , the subject property is not located in a special flood hazard area according to the map. Furthermore, if the property resides in two or more zones, then the survey clearly displays the limits of each zone by graphically transposing each zone line from the map to the survey.

Schedule 4.3 - 7

2)              All areas in Reciprocal Easement Agreements (“REAs”) have been denoted on the survey. The limits of any offsite appurtenant easements are also shown on the survey.  The limits of any REAs of offsite appurtenant and beneficial easements to the land subject to the survey are reported, including the location of all buildings, parking spaces, and other improvements on those lands.

3)              The Zoning Classification is shown on the survey, including a) the Zoning Classification and the name of that district, if any; b) the permitted uses within the Classification; c) if the existing use is non-conforming but permitted, whether the use is “grand fathered” or permitted by any special approval, the date of that approval and by whom; and d) the source of information (authority, name and title).

4)              The legal description describes the same property as insured in the Title Commitment or any exceptions have been noted.

Schedule 4.3 - 8

SCHEDULE 5.3

GOVERNMENTAL AUTHORIZATION

None.

Schedule 5.3 - 1

SCHEDULE 5.5

MATERIAL LITIGATION

None.

Schedule 5.5 - 1

SCHEDULE 5.8

SUBSIDIARIES, JURISDICTIONS OF FOREIGN QUALIFICATION; CAPITALIZATION

Credit Parties:

Credit Party	Owner	Percentage Ownership	Jurisdiction of Organization	Foreign Qualifications	Organizational ID Numbers
NGL Supply, LLC	Silverthorne Operating LLC	100%	Delaware	Alabama Illinois Indiana Kansas Kentucky Michigan Mississippi Missouri New Jersey New York North Carolina Ohio Pennsylvania Texas Wisconsin	4883449
NGL Supply Retail, LLC	NGL Supply, LLC	100%	Delaware	None.	4883225
NGL Supply Wholesale, LLC	NGL Supply, LLC	100%	Delaware	Illinois Kansas Missouri Texas	4883230
NGL Supply Terminal Company, LLC	NGL Supply, LLC	100%	Delaware	Illinois Missouri	4883227
NGL Gateway Terminals Inc.	NGL Supply, LLC	100%	Canada	N/A	613217-1
Hicksgas LLC	Silverthorne Operating LLC	100%	Delaware	Illinois Indiana	4878365
Silverthorne Operating LLC	Silverthorne Energy Partners LP	100%	Delaware	None.	4864186
Silverthorne Energy Partners LP	Listed Below	Listed below	Delaware	None.	4864184

Schedule 5.8 - 1

Silverthorne Energy Partners LP Equity Interests:

Partner	Common Units (or Notional General Partner Units with respect to the General Partner)	Percentage Limited Partner Interest
NGL Holdings, Inc.	806,631	27.46%
Stanley A. Bugh	32,570	1.11%
Robert R. Foster	36,260	1.23%
Brian K. Pauling	162,726	5.54%
Stanley D. Perry	32,570	1.11%
Stephen D. Tuttle	162,726	5.54%
Craig S. Jones	12,341	0.42%
Daniel Post	6,234	0.21%
Mark McGinty	10,942	0.37%
Sharra Straight	9,288	0.32%
Hicks Oils & Hicksgas, Incorporated	1,116,300	38.00%
Krim2010, LLC	247,069	8.41%
Infrastructure Capital Management, LLC	137,261	4.67%
Atkinson Investors, LLC	164,713	5.61%
Total LP Units	2,937,631	100.00%

General Partner	2,941
Total Units	2,940,572

Schedule 5.8 - 2

SCHEDULE 5.13

ASSUMED NAMES

1. NGL Supply Retail, LLC (successor by merger to NGL Supply Retail-Georgia, LLC) operates under the trade name Brantley Gas Company.

2. Hicksgas, LLC (successor in interest to Hicks Oils & Hicksgas Incorporated) operates under the assumed names (i) Hicksgas Toluca and (ii) Hicksgas Morton.

3. Hicksgas, LLC (successor by conversion and merger to Hicksgas Gifford, Inc.) operates under the assumed names (i) Hicksgas Urbana, (ii) Hicksgas Oakwood, (iii) Hicksgas Braidwood, (iv) Indiana Hicksgas, (v) Hicksgas Rensselaer, (vi) Hicksgas Knox, (vii) and Hicksgas Fowler.

4. Hicksgas, LLC (successor by merger to Rocket Supply Corporation) operates under the assumed name Rocket Fire.

5. Hicksgas, LLC (successor by merger to Hicksgas-Decatur Inc.) operates under the assumed name Hicksgas Lincoln.

6. Hicksgas, LLC (successor by merger to Hicksgas DeKalb Inc.) operates under the assumed name Service Gas of Cortland.

7. Hicksgas, LLC (successor by merger to Pontiac Hicksgas Inc.) operates under the assumed name Hicksgas Blackstone.

Schedule 5.13 - 1

SCHEDULE 5.17

ENVIRONMENTAL MATTERS

1. All matters identified below, to the extent releases or potential releases of Hazardous Substances indicate noncompliance with applicable Environmental Laws.

2. As further discussed below, the HOH site located at 1479 East 1725 Road, Streator, Illinois (the “Streator Site”) is currently undergoing remediation activities under the oversight of the Illinois Environmental Protection Agency (“IEPA”).  To date, neither HOH nor any other Hicks Group Entity has been identified as a responsible party.  However, should former site owner Ferrellgas, L.P. (“Ferrellgas”) not complete all necessary remediation activities, the potential exists that HOH or a Hicks Group Entity, as the current site operator, could be required by IEPA to complete the cleanup.

3. Additional Disclosures:

209 North White Street, Le Roy, Illinois 61752

In a Phase I Environmental Site Assessment (“Phase I”) prepared by URS Corporation (“URS”) for NGLS dated September 2, 2010, the following Recognized Environmental Condition (“REC”) was identified, as adjusted by the Hicks Parties based on more accurate data:

•                  The historical existence of several above ground storage tanks (“ASTs”) from approximately 1938 to 1992 associated with a previously operated bulk fuel distribution business, with inadequate information regarding fuel storage conditions led URS to conclude that the potential for site Releases of Hazardous Materials exists.

30214 Illinois State Route 9, Mackinaw, Illinois 61755

In a Phase I prepared by URS for NGLS dated September 2, 2010, URS identified the following REC, historical REC (“HREC”) and environmental concern (“EC”), respectively:

•                  Historical operations include site use as a fueling station and shop.  URS identified the potential for a Release of Hazardous Materials from the below-ground hydraulic lifts and drains that it observed.  URS could not discern the integrity or age of these site improvements.

•                  Releases from onsite underground storage tanks (“USTs”) resulted in the site being designated a leaking underground storage tank (“LUST”) site in 1992.  A No Further Action letter was subsequently issued by the IEPA; however, the potential exists for undiscovered soil and/or groundwater impacts.

•                  Groundwater monitoring wells associated with the LUSTs remain onsite and have not been closed.  It is possible that contaminants have migrated into these wells.

Schedule 5.17 - 1

Additionally, this site has a history of refined fuels use and formerly contained an aboveground bulk petroleum storage facility for delivery of farm fuels.  The potential exists for associated Releases of Hazardous Materials.

31535 N 1200 East Road, Blackstone, Illinois 61313

In a Phase I prepared by URS for NGLS dated September 3, 2010, URS identified the following ECs:

•                  Potential Releases of Hazardous Materials and associated soil and/or groundwater impacts may exist associated with the former storage of liquid fertilizers onsite.

•                  Suspect asbestos-containing materials (“ACM”) were identified in the onsite buildings.  No asbestos survey was completed.

•                  The lack of historical site information created “significant” data gaps that URS indicated could impact its conclusions.  Potential Releases of Hazardous Materials may be associated with historical site operations.

Due to the age of the site buildings, the potential for lead-based paints also exists.

2201 East University Avenue, Urbana, Illinois 61803 (the “Urbana Site”)

In a Phase I prepared by URS for NGLS dated September 2, 2010, URS identified the following REC, HREC and EC, respectively:

•                  The site historically operated as a bulk fuel distribution facility, with ASTs located onsite.  URS could not discern fuel storage conditions and identified the potential for Releases of Hazardous Materials associated with the site’s historical operations.

•                  The adjacent site to the west, Birkey’s Farm Store Inc., is a closed LUST site.  Releases from the adjacent site may have impacted the Urbana Site.

•                  Suspect ACM were identified in the onsite buildings.  No asbestos survey was completed.

Due to the age of the site buildings, the potential for lead-based paints also exists.  Additionally, potential Releases of Hazardous Materials and associated soil and/or groundwater impacts may exist associated with the former storage of liquid fertilizers onsite.

460 Radio City Drive, North Pekin, Illinois 61554

In a Phase I prepared by URS for NGLS dated September 3, 2010, URS identified the following ECs:

•                  Potential Releases of Hazardous Materials and associated soil and/or groundwater impacts may exist associated with the former storage of liquid fertilizers onsite.

Schedule 5.17 - 2

•                  URS observed evidence of water intrusion in a site building, causing paint to peel and become in poor condition.  No mold/water intrusion or lead-based paint survey was completed.

•                  The lack of historical site information created “significant” data gaps that URS indicated could impact its conclusions.  Potential Releases of Hazardous Materials may be associated with historical site operations.

Additionally, the presence of ACM has been confirmed at this site.  The engineering firm has recommended removal of the ACM.

404 North State Route 115, Roberts, Illinois 60962

In a Phase I prepared by URS for NGLS dated September 3, 2010, URS identified the following REC and ECs, respectively:

•                  Site operations date to the 1950’s, including the manufacture and servicing of propane delivery trucks, painting operations, solvent usage, hazardous waste generation, open air sandblasting, etc.  The potential for Releases of Hazardous Materials exists with respect to these operations.

•                  URS observed heavy oil staining and leakage from pumps and compressors.

•                  Suspect ACM were identified in the onsite buildings.  No asbestos survey was completed.

Due to the age of the buildings, the potential for lead-based paints also exists.  Additionally, this site has a history of refined fuels use and formerly contained an aboveground bulk petroleum storage facility for delivery of farm fuels.  The potential for associated Releases of Hazardous Materials exists.

1625 South Schuyler, Kankakee, Illinois

Releases from onsite USTs resulted in the site being designated as a LUST site.  A No Further Action letter was subsequently issued by the IEPA; however, the potential exists for undiscovered soil and/or groundwater impacts.

1479 East 1725 Road, Streator, Illinois (the “Streator Site”)

Releases of Hazardous Materials, including nitrates and herbicides, into site soils and groundwater have been confirmed at this site.  According to site investigation reports prepared on April 15, 2004 and in 1999 by Burns & McDonnell (“B&M) and submitted to the IEPA, the horizontal extent of nitrate contamination in groundwater may not be possible to estimate; additionally, access to the agricultural field to the east of the Streator Site has been denied by the adjacent site owner.

Schedule 5.17 - 3

HOH, through one of the Contributed HOH Subsidiaries, exercised an option to acquire the Streator Site in 1999 contingent on the completion of environmental remediation activities by former site owner Ferrellgas.  Remediation activities are ongoing, and site acquisition by HOH is currently pending.  For purposes of the application of Environmental Laws, HOH has been the site operator since 1996.

Schedule 5.17 - 4

SCHEDULE 5.22

INTELLECTUAL PROPERTY

Trademarks:

Owner	Trademark	Number	Property Covered	Date Registered	Country of Registration
Hicksgas, LLC	HICKSGAS SOFT WATER	3,043,847	Water treatment services	January 17, 2006	USA

Hicksgas, LLC	SUPER HICKSGAS FUEL	611,994	Bottled Propane Gas	September 13, 1955	USA

Hicksgas, LLC	ROCKETFIRE	3,506,541	Emergency vehicles	September 23, 2008	USA

Copyrights:

Owner	Copyright	Number	Property Covered	Date Copyrighted	Country of Registration
Hicksgas, LLC	Hicksgas Water Treatment Manual	TXu 1-665-574	Print material	March 17, 2010	USA

Schedule 5.22 - 1

SCHEDULE 5.25

FINANCING STATEMENTS

1.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with Silverthorne Operating LLC as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

2.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with NGL Supply, LLC as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

3.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with Hicksgas, LLC as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

4.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with NGL Supply Retail, LLC as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

5.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with NGL Supply Wholesale, LLC as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

6.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with NGL Supply Terminal Company, LLC as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

7.               UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware with Silverthorne Energy Partners LP as Debtor and Agent as Secured Party and listing “All assets of Debtor now owned or hereafter acquired.” as the Collateral.

Schedule 5.25 - 1

SCHEDULE 5.26

DEPOSIT ACCOUNTS

Bank	Account Holder	Account Number	Purpose

BNP Paribas	NGL Supply Terminal Company, LLC		Wire — Deposits and Withdrawals*

BNP Paribas	NGL Supply Wholesale, LLC		Wire — Deposits and Withdrawals*

BNP Paribas	NGL Supply, LLC		Wire — Deposits and Withdrawals*

BNP Paribas	NGL Supply Wholesale, LLC		Wire — Deposits and Withdrawals*

J.P. Morgan	NGL Supply Terminal Company, LLC		Checking*

J.P. Morgan	NGL Supply Wholesale, LLC		Checking*

J.P. Morgan	NGL Supply Wholesale, LLC		ACH & Check deposits, Dallas Lockbox*

J.P. Morgan	NGL Supply, LLC		Checking*

J.P. Morgan	NGL Supply Wholesale, LLC		Checking*

J.P. Morgan	NGL Supply Wholesale, LLC		ACH & Check deposits, Illinois Lockbox*

Waycross Bank & Trust	NGL Supply Retail, LLC		Checking*

Alma Exchange Bank & Trust	NGL Supply Retail, LLC		Checking*

The Patterson Bank	NGL Supply Retail, LLC		Checking*

Schedule 5.26 - 1

Bank	Account Holder	Account Number	Purpose

Sun Trust Bank	NGL Supply Retail, LLC		Checking*

Benningston State Bank — MM	NGL Supply Retail, LLC		Money Market

Benningston State Bank — Reg	NGL Supply Retail, LLC		Checking*

Bennington State Bank — Credit Cards	NGL Supply Retail, LLC		Checking — Credit Cards*

First Bank of Newton	NGL Supply Retail, LLC		Checking*

First Bank of Newton	NGL Supply Retail, LLC		Petty Cash

United Bank & Trust Clay Center	NGL Supply Retail, LLC		Checking*

The Elk State Bank Clyde Ks	NGL Supply Retail, LLC		Checking*

The Elk State Bank Clyde Ks	NGL Supply Retail, LLC		Petty Cash

Union State Bank Olsburg Ks	NGL Supply Retail, LLC		Petty Cash

Union State Bank Olsburg Ks	NGL Supply Retail, LLC		Savings*

Columbian Bank — Topeka	NGL Supply Retail, LLC		Checking*

Commerce Bank — Wichita	NGL Supply Retail, LLC		Checking*

Peoples Bank & Trust — Inman	NGL Supply Retail, LLC		Checking*

Harris Bank	Hicksgas, LLC		Regular*

Vermilion Valley Bank	Hicksgas, LLC		Regular*

Vermilion Valley Bank	Hicksgas, LLC		Payroll

Vermilion Valley Bank	Hicksgas, LLC		Credit Cards

Schedule 5.26 - 2

Bank	Account Holder	Account Number	Purpose

Vermilion Valley Bank	Hicksgas, LLC		Regular*

Vermilion Valley Bank	Hicksgas, LLC		Payroll

Vermilion Valley Bank	Hicksgas, LLC		Regular*

Belvidere National Bank	Hicksgas, LLC		Regular*

Centrue Bank	Hicksgas, LLC		Regular*

National City Bank	Hicksgas, LLC		Regular*

Busey Bank	Hicksgas, LLC		Regular*

Bluestem National Bank	Hicksgas, LLC		Regular*

National City Bank	Hicksgas, LLC		Regular*

State Bank of the Lakes	Hicksgas, LLC		Regular*

Logan County Bank	Hicksgas, LLC		Regular*

Chase Bank — Lowell	Hicksgas, LLC		Regular*

Marseilles Bank, NA	Hicksgas, LLC		Regular*

Heartland Bank	Hicksgas, LLC		Regular*

State Bank of Arthur	Hicksgas, LLC		Regular*

Bank of Pontiac	Hicksgas, LLC		Regular*

Vermilion Valley Bank	Hicksgas, LLC		Regular*

Citizens Bank - A Division of Morton Community Bank	Hicksgas, LLC		Regular*

Resource Bank, N.A.	Hicksgas, LLC		Regular*

Illinois National Bank	Hicksgas, LLC		Regular*

Kentland Bank Roselawn Branch	Hicksgas, LLC		Regular*

Schedule 5.26 - 3

Bank	Account Holder	Account Number	Purpose

Toluca Community Bank A Division of Morton Community Bank	Hicksgas, LLC		Regular*

First National Bank of Vandalia	Hicksgas, LLC		Regular*

First Trust & Savings	Hicksgas, LLC		Regular*

Harris Bank Woodstock	Hicksgas, LLC		Regular*

PNC Financial Services	Hicksgas, LLC		Regular*

Charter One	Hicksgas, LLC		Regular*

Fowler State Bank	Hicksgas, LLC		Regular*

Gifford State Bank	Hicksgas, LLC		Regular*

Wells Fargo Bank, NA	Hicksgas, LLC		Regular*

1st Source Bank	Hicksgas, LLC		Regular*

United Community Bank	Hicksgas, LLC		Regular*

Herget Bank	Hicksgas, LLC		Regular*

National City Bank	Hicksgas, LLC		Regular*

Freestar Bank	Hicksgas, LLC		Regular*

Commerce Bank	Silverthorne Operating LLC		Checking

Commerce Bank	Silverthorne Energy Partners LP		Checking

*  Deposit account into which Receivables and proceeds of Collateral will be deposited.

Schedule 5.26 - 4

SCHEDULE 7.1

INDEBTEDNESS

None.

Schedule 7.1 - 1

SCHEDULE 7.2

LIENS

Debtor	Collateral/Property Subject to Lien	Secured Party	Jurisdiction	File No.	Approximate Value
NGL Supply, Inc. Two Warren Place 6120 S. Yale, Suite 805 Tulsa, OK 74136	Canon IR2270 Copier S/N SLH23967 DADF N1 Cabinet including network scanning including all accessories, accessions, additions, replacements and substitutions relating to any of the foregoing, all records or any kind relating to any of the foregoing, all proceeds relating to any of the foregoing, including insurance, general intangibles and accounts proceeds.	DotCom Leasing LLC P.O. Box 470665 Tulsa, OK 74147	OK — SOS	E2006007175230 (initial) E2006007208227(assignment)	$0

NGL Supply, Inc. Two Warren Place 6120 S. Yale, Suite 805 Tulsa, OK 74136	Canon IR2270 Copier S/N SLH23967 DADF N1 Cabinet including network scanning including all accessories, accessions, additions, replacements and substitutions relating to any of the foregoing, all records or any kind relating to any of the foregoing, all proceeds relating to any of the foregoing, including insurance, general intangibles and accounts proceeds.	DotCom Leasing LLC P.O. Box 470665 Tulsa, OK 74147	OK — SOS	E2006007863133(initial) E2006007871334 (assignment)	$0

NGL Supply, Inc. Two Warren Place 6120 S. Yale, Suite 805 Tulsa, OK 74136	Canon IR 5055 S/N MAS03933 network scanning including all accessories, accessions, additions, replacements and substitutions relating to any of the foregoing, all records or any kind relating to any of the foregoing, all proceeds relating to any of the foregoing, including insurance, general intangibles and accounts proceeds.	DotCom Leasing LLC P.O. Box 470665 Tulsa, OK 74147	OK — SOS	E2007008983643 (initial) E2007008985645 (assignment)	$0

NGL Supply, Inc. Two Warren Place 6120 S. Yale, Suite 805 Tulsa, OK 74136	One (1) used 2003 Chevrolet Truck, model Silverado 2500 HD, V8, 4WD; One (1) used 2005 Chevrolet Express Cargo Van, model G2500, V8, 135”; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance recoveries.	U.S. Bancorp Equipment Finance, Inc. P.O. Box 230789 Portland, OR 97281	OK — SOS	E2008008002424	$45,500

NGL Supply, Inc. 6120 S. Yale, Suite 805 Tulsa, OK 74136	One (1) new 2008 Hino Cab & Chassis model 330-00, with Propane Tank; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance recoveries.	U.S. Bancorp Equipment Finance, Inc. P.O. Box 230789 Portland, OR 97281	OK — SOS	2008009714132	$85,700

Schedule 7.2 - 1

Debtor	Collateral/Property Subject to Lien	Secured Party	Jurisdiction	File No.	Approximate Value
NGL Supply, Inc. 6120 S. Yale, Suite 805 Tulsa, OK 74136	One (1) new 2008 International Cab & Chassis model 4300 SBA 4x2, with propane tank; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance recoveries.	U.S. Bancorp Equipment Finance, Inc. P.O. Box 230789 Portland, OR 97281	OK — SOS	E2009002545532	$99,300

NGL Supply, Inc. 6120 S. Yale, Suite 805 Tulsa, OK 74136	Canon IR2022I S/N MXD05542 network scanning including all accessories, accessions, additions, replacements and substitutions relating to any of the foregoing, all records or any kind relating to any of the foregoing, all proceeds relating to any of the foregoing, including insurance, general intangibles and accounts proceeds.	Preferred Business Systems 12221 East 51st Street Tulsa, OK 74146	OK — SOS	E2009004183330	$45,000

NGL Supply, Inc. 6120 S. Yale, Suite 805 Tulsa, OK 74136	One (1) new 2010 Kenworth Truck, model T370, VIN 2NKHHN7X8AM266607, with one (1) new 2009 3499 Gallon Arrow Vessel, serial number 42398; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance recoveries. Any receipt of proceeds of the collateral by another secured party violates the rights of Secured Party.	U.S. Bancorp Equipment Finance, Inc. P.O. Box 230789 Portland, OR 97281	OK — SOS	E2009008668147	$125,000

NGL Supply, Inc. 6120 S. Yale, Suite 805 Tulsa, OK 74136	Sharp MX6200N s/n 8500164X network scanning including all accessories, accessions, additions, replacements and substitutions relating to any of the foregoing, all records or any kind relating to any of the foregoing, all proceeds relating to any of the foregoing, including insurance, general intangibles and accounts proceeds.	DotCom Leasing LLC 5334 E 46th Street Tulsa, OK 74135	OK — SOS	20091023020013540	$6000

NGL Supply, Inc. 6120 S. Yale Suite 805 Tulsa, OK 74136	Sharp FO-DC525 s/n 4710154X network scanning including all accessories, accessions, additions, replacements and substitutions relating to any of the foregoing, all records or any kind relating to any of the foregoing, all proceeds relating to any of the foregoing, including insurance, general intangibles and accounts proceeds.	DotCom Leasing LLC 5334 E 46th Street Tulsa, OK 74135	OK — SOS	20091023020016630	$1000

Schedule 7.2 - 2

Debtor	Collateral/Property Subject to Lien	Secured Party	Jurisdiction	File No.	Approximate Value
NGL Supply, Inc. 6120 S. Yale, Suite 805 Tulsa, OK 74136	One (1) new 2008 International 4300 Cab and Chassis, VIN 1HTMMAAN98H677635, with attached propane tank; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance recoveries. Any receipt of proceeds of the collateral by another secured party violates the rights of Secured Party.	U.S. Bancorp Equipment Finance, Inc. P.O. Box 230789 Portland, OR 97281	OK — SOS	20091228020216550	$99,300

Schedule 7.2 - 3

SCHEDULE 7.6

PERMITTED AFFILIATED TRANSACTIONS

1. Storage Building Lease dated August 30, 2010, by and between Rocket Supply Corporation, an Indiana corporation and Thomas R. Coady, Jr., an individual.

2. Provision by Roberts Hicksgas Incorporated to Todd M. Coady, Shawn W. Coady, and Thomas R. Coady, Jr. of water conditioning equipment (not to exceed $5000.00 in value at any time) at their homes for evaluation purposes.

Schedule 7.6 - 1

SCHEDULE 7.7

PERMITTED LOANS, ADVANCES AND INVESTMENTS

None.

Schedule 7.7 - 1